SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:
☑ Preliminary Proxy Statement	☐ Confidential, For Use of the Commission Only
☐ Definitive Proxy Statement	(as permitted by Rule 14a-6(e)(2))
☐ Definitive Additional Materials
☐ Soliciting Material Under Rule 14a-12
Photon Dynamics, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
Common stock, no par value, of Photon Dynamics, Inc.
	(2)	Aggregate number of securities to which transaction applies:
17,813,875 shares of common stock, options to purchase 1,096,135 shares of common stock and restricted stock units representing an aggregate of 827,207 shares of common stock, each as of July 9, 2008.
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
The filing fee of $11,528 was calculated pursuant to applicable rules and orders of the Commission and is equal to $39.30 per $1,000,000 of the proposed aggregate merger consideration of $293,327,943, which represents the sum of (A) 17,813,875 issued and outstanding shares of common stock multiplied by $15.60 per share, (B) options to purchase 516,301 shares of common stock with exercise prices at or below $15.60 multiplied by $4.89 (which is the difference between $15.60 and the weighted average exercise price with respect to such options of $10.71 per share), and (C) restricted stock units representing 827,207 shares of common stock multiplied by $15.60 per share.
	(4)	Proposed maximum aggregate value of transaction:
$293,327,943
	(5)	Total fee paid:
$11,528

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount previously paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Dear Shareholder:
          The Board of Directors of Photon Dynamics, Inc. has unanimously approved a merger in which Photon Dynamics, Inc. will be acquired by Orbotech Ltd. for $15.60 per share in cash.
          Shareholders of Photon Dynamics will be asked, at a special meeting of Photon Dynamics’ shareholders, to approve the merger agreement and the principal terms of the merger. The Board of Directors recommends that Photon Dynamics’ shareholders vote FOR approval of the merger agreement and the principal terms of the merger.
          The special meeting will be held at 9:00 a.m., local time, on       , 2008, at the offices of Photon Dynamics, at 5970 Optical Court, San Jose, California.
          The proxy statement attached to this letter provides you with information about the proposed merger and the special meeting of Photon Dynamics’ shareholders. Photon Dynamics encourages you to read the entire proxy statement carefully. You may also obtain more information about Photon Dynamics from documents Photon Dynamics has filed with the Securities and Exchange Commission.
          Your vote is important regardless of the number of shares of Photon Dynamics’ common stock you own. Because approval of the merger agreement and the principal terms of the merger requires the affirmative vote of the holders of a majority of the issued and outstanding shares of Photon Dynamics’ common stock, a failure to vote will count as a vote against the merger, except with respect to your appraisal rights. Accordingly, whether or not you plan to attend the special meeting, you are requested to promptly vote your shares by completing, signing and dating the enclosed proxy card and returning it in the envelope provided, or by voting over the telephone or over the Internet as instructed in these materials. If you sign, date and mail your proxy card without indicating how you wish to vote, your vote will be counted as a vote “FOR” approval of the merger agreement and the principal terms of the merger.
          Voting by proxy will not prevent you from voting your shares in person if you subsequently choose to attend the special meeting.
          Thank you for your cooperation and continued support.
Very truly yours,
Jeffrey A. Hawthorne
President and Chief Executive Officer
THIS PROXY STATEMENT IS DATED       , 2008 AND IS FIRST BEING MAILED
TO SHAREHOLDERS OF PHOTON DYNAMICS ON OR ABOUT       , 2008.

PHOTON DYNAMICS, INC.
5970 Optical Court, San Jose, CA 95138
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD       , 2008
          To the Shareholders of Photon Dynamics, Inc.:
          A special meeting of shareholders of Photon Dynamics, Inc., a California corporation, will be held at 9:00 a.m., local time, on      , 2008 at the offices of Photon Dynamics, at 5970 Optical Court, San Jose, California, for the following purposes:
1.	to consider and vote on a proposal to approve the Agreement and Plan of Merger and Reorganization dated as of June 26, 2008, by and among Orbotech Ltd., PDI Acquisition, Inc., an indirect wholly-owned subsidiary of Orbotech Ltd., and Photon Dynamics, and the principal terms of the merger contemplated thereby, pursuant to which, upon the merger becoming effective, each share of common stock, no par value, of Photon Dynamics will be converted into the right to receive $15.60 in cash, without interest; and

2.	to transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.
          Only shareholders of record at the close of business on       , 2008 are entitled to notice of and to vote at the special meeting and at any adjournment or postponement of the special meeting. All shareholders of record are cordially invited to attend the special meeting in person. To ensure your representation at the meeting in case you cannot attend, you are urged to vote your shares by marking, signing, dating and returning the enclosed proxy card as promptly as possible in the postage prepaid envelope enclosed for that purpose. Any shareholder attending the special meeting may vote in person even if he or she has returned a proxy card.
          Holders of Photon Dynamics’ common stock may have the right to dissent from the merger and obtain payment in cash of the fair value of their common stock as appraised by a California court under applicable provisions of California law. This amount could be more, the same as or less than the amount a shareholder would be entitled to receive under the terms of the merger agreement. In order to perfect and exercise their appraisal rights, shareholders must vote against the merger and give written demand for appraisal of their shares, and other criteria must be met. A copy of the applicable California statutory provisions is included as Annex C to the accompanying proxy statement, and a summary of these provisions can be found under “Dissenters’ Rights of Appraisal” in the accompanying proxy statement.
          The approval of the merger agreement and the principal terms of the merger requires the affirmative vote of the holders of a majority of the outstanding shares of Photon Dynamics’ common stock. Even if you plan to attend the special meeting in person, please complete, sign, date and return the enclosed proxy or vote over the telephone or the Internet as instructed in these materials, as promptly as possible to ensure that your shares will be represented at the special meeting if you are unable to attend. If you sign, date and mail your proxy card without indicating how you wish to vote, your vote will be counted as a vote in favor of approval of the merger agreement and the principal terms of the merger. If you fail to return your proxy card, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and will effectively be counted as a vote against approval of the merger agreement and the principal terms of the merger. If you do attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person.
By Order of the Board of Directors,
Carl C. Straub, Jr.
General Counsel and Secretary
San Jose, California
     , 2008

i

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	What is the proposed transaction?

A:	The proposed transaction is the acquisition of Photon Dynamics, Inc. (“Photon Dynamics” or the “Company”) by Orbotech Ltd. (“Orbotech”). Orbotech has agreed to acquire the Company pursuant to an Agreement and Plan of Merger and Reorganization (the “merger agreement”) dated as of June 26, 2008 among Orbotech, PDI Acquisition, Inc. (“merger sub”) and the Company. Merger sub is an indirect wholly-owned subsidiary of Orbotech. Once the merger agreement and the principal terms of the merger have been approved by the Company’s shareholders and the other closing conditions under the merger agreement have been satisfied or waived, merger sub will merge with and into the Company. The Company will be the surviving corporation in the merger (the “surviving corporation”) and will become an indirect wholly-owned subsidiary of Orbotech.

The merger agreement is attached as Annex A to this proxy statement. Please read it carefully.

Q:	What will the Company’s shareholders receive in the merger?

A:	Upon completion of the merger, the Company’s shareholders (other than those shareholders who properly exercise and perfect dissenters’ rights of appraisal as discussed in this proxy statement) will receive $15.60 in cash, without interest, for each share of Photon Dynamics common stock that they own.

Q:	Where and when is the special meeting?

A:	The special meeting will take place at 9:00 a.m., local time, on , 2008, at the offices of Photon Dynamics, at 5970 Optical Court, San Jose, California.

Q:	Who is eligible to vote?

A:	Holders of Photon Dynamics common stock at the close of business on , 2008, the record date for the special meeting, are eligible to vote.

Q:	How many votes do I have?

A:	You have one vote for each share of Photon Dynamics common stock that you owned at the close of business on , 2008, the record date for the special meeting.

Q:	What vote of the Company’s shareholders is required to approve the merger agreement and the principal terms of the merger?

A:	In order to complete the merger, shareholders holding at least a majority of the shares of Photon Dynamics common stock outstanding at the close of business on the record date must vote FOR the approval of the merger agreement and the principal terms of the merger.

Q:	How does the Company’s Board of Directors recommend that I vote?

A:	The Board of Directors has unanimously determined that the merger and the terms of the merger agreement are advisable and in the best interests of the Company and its shareholders, and recommends that shareholders vote FOR the proposal to approve the merger agreement and the principal terms of the merger. You should read “The Merger—The Recommendation of the Company’s Board of Directors and the Company’s Reasons for the Merger” for a discussion of the factors that the Board of Directors considered in deciding to recommend approval.

Q:	What do I need to do now?

A:	Please read this proxy statement carefully, including its annexes, to consider how the merger affects you. After you read this proxy statement, you should complete, sign and date your proxy card and mail it in the enclosed return envelope or submit your proxy over the telephone or over the Internet as soon as possible so that your shares can be voted at the special meeting of the Company’s shareholders. If you sign, date and mail your proxy card without indicating how you wish to vote, your vote will be counted as a vote in favor of approval of the merger agreement and the principal terms of the merger.

Q:	What happens if I do not return a proxy card or otherwise vote?

A:	Because the required vote of the Company’s shareholders is based upon the number of outstanding shares of common stock, the failure to return your proxy card or to otherwise vote will have the same effect as voting against the merger, except with respect to your appraisal rights. A vote to abstain will also have the same effect as voting against the merger, except with respect to your appraisal rights.

Q:	How do I vote?

A:	If you are a shareholder of record, you may vote in person at the special meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone, or vote by proxy on the Internet. If you vote by proxy, your shares will be voted as you specify on the proxy card, over the telephone or on the Internet. Whether or not you plan to attend the meeting, the Company urges you to vote by proxy to ensure your vote is counted. You may still attend the special meeting and vote in person if you have already voted by proxy.
•	To vote in person, come to the special meeting and you will be given a ballot when you arrive.

•	To vote using the enclosed proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the enclosed return envelope. If you return your signed proxy card to the Company before the Annual Meeting, the Company will vote your shares as you direct.

•	To vote over the telephone, dial toll-free using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by a.m., Pacific Time, on , 2008 to be counted.

•	To vote on the Internet, go to www.investorvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by a.m., Pacific Time, on , 2008 to be counted.

If your shares are held in “street name” by your broker, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from the Company. Your broker will vote your shares only if you provide instructions to your broker on how to vote. You should instruct your broker to vote your shares, following the procedures provided by your broker. Without such instructions, your shares will not be voted, which will have the same effect as voting against the merger. See “The Special Meeting of the Company’s Shareholders—Voting by Proxy”.

The Company provides Internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

Q:	What does it mean if I receive more than one set of materials?

A:	This means you own shares of Photon Dynamics common stock that are registered under different names. For example, you may own some shares directly as a shareholder of record and other shares through a broker or you may own shares through more than one broker. In these situations, you will receive multiple sets of proxy materials. You must complete, sign, date and return each of the proxy cards that you receive, or vote all of your shares over the telephone or over the Internet in accordance with the instructions above in order to vote all of the shares you own. Each proxy card you receive comes with its own prepaid return envelope; if you vote by mail, make sure you return each proxy card in the return envelope that accompanies that proxy card.

Q:	May I vote in person?

A:	Yes. If your shares are not held in “street name” through a broker you may attend the special meeting of the Company’s shareholders and vote your shares in person, rather than signing and returning your proxy card. If your shares are held in “street name”, you must first get a proxy card from your broker in order to attend the special meeting and vote.

Q:	Am I entitled to appraisal rights?

A:	Under Sections 1300 through 1313 of the California General Corporation Law, holders of Photon Dynamics common stock will be entitled to dissent and seek appraisal for their shares of Photon Dynamics common stock only if certain criteria are satisfied. See “Dissenters’ Rights of Appraisal” and Annex C of this proxy statement.

Q:	Is the merger expected to be taxable to me?

A:	In general, your receipt of $15.60 in cash for each of your shares of Photon Dynamics common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may be a taxable transaction under state, local or non-U.S. income or other tax laws. You should read “The Merger—Material U.S. Federal Income Tax Consequences” for a more complete discussion of the U.S. federal income tax consequences of the merger. You should also consult your tax advisor on the tax consequences of the merger in light of your particular circumstances.

Q:	When do you expect the merger to be completed?

A:	The Company and Orbotech are working to complete the merger as quickly as possible after the special meeting. The Company anticipates that the merger will be completed during the second half of 2008. In order to complete the merger, the Company must obtain shareholder approval and a number of other closing conditions under the merger agreement must be satisfied. See “The Merger Agreement—Conditions to Completion of the Merger”.

Q:	Should I send in my stock certificates now?

A:	No. Shortly after the merger is completed, you will receive a letter of transmittal with instructions informing you how to send in your stock certificates to Orbotech’s paying agent in order to receive the merger consideration. You should use the letter of transmittal to exchange stock certificates for the merger consideration to which you are entitled as a result of the merger. DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY.

Q:	Who can help answer my questions?

A:	The information provided above in the question-and-answer format is for your convenience only and is merely a summary of some of the information in this proxy statement. You should carefully read the entire proxy statement, including its annexes. If you would like additional copies of this proxy statement, without charge, or if you have questions about the merger, including the procedures for voting your shares, you should contact the Company’s proxy solicitation agent:

The Altman Group Attn: Domenick DeRobertis 1200 Wall Street West, 3rd Floor Lyndhurst, New Jersey 07071 Telephone: (866) 863-8624 Fax: (201) 460-0050
You may also wish to consult your legal, tax and/or financial advisors with respect to any aspect of the merger, the merger agreement or other matters discussed in this proxy statement.

SUMMARY
          This summary does not contain all of the information that is important to you. You should carefully read the entire proxy statement to fully understand the merger. The merger agreement is attached as Annex A to this proxy statement. The Company encourages you to read the merger agreement because it is the legal document that governs the merger.
The Proposed Transaction
•	Shareholder Vote. You are being asked to vote to approve a merger agreement and the principal terms of a merger in which the Company will be acquired by Orbotech.

•	Price for Your Stock. Upon completion of the merger, you will receive $15.60 in cash, without interest, for each of your shares of Photon Dynamics common stock.

•	The Acquiror. Orbotech is principally engaged in the design, development, manufacture, marketing and service of yield-enhancing and production solutions for specialized applications in the supply chain of the electronics industry. Orbotech’s products include automated optical inspection and process control systems for bare and assembled printed circuit boards and for flat panel displays, and imaging solutions for printed circuit board production. Orbotech also markets computer-aided manufacturing and engineering solutions for printed circuit board production. In addition, through its subsidiary, Orbograph Ltd., Orbotech develops and markets automatic check reading solutions to banks and other financial institutions, and has developed a proprietary technology for web-based, location-independent data entry for check processing and forms processing; and, through its subsidiaries, Orbotech Medical Denmark A/S and Orbotech Medical Solutions Ltd., is engaged in the research and development, manufacture and sale of specialized products for application in medical nuclear imaging.
Board Recommendation (see page 19)
          The Company’s Board of Directors, by unanimous vote, has determined that the merger agreement is advisable, has approved the merger agreement and the merger and unanimously recommends that the Company’s shareholders vote FOR approval of the merger agreement and the principal terms of the merger.
Reasons for the Merger (see page 19)
          The Company’s Board of Directors considered a number of factors in making its determination that the merger and the merger agreement are advisable and in the best interests of the Company and its shareholders, including the following:
•	the merger consideration to be received by the Company’s shareholders, including the fact that a price of $15.60 per share represents a significant premium to both the closing price of the Company’s common stock on the last trading day prior to the public announcement of the execution of the merger agreement and the enterprise value of the Company;

•	the Company’s prospects as an independent company, including the significant risks associated with remaining independent;

•	the extensive process conducted during the several months prior to the signing of the merger agreement, and the lack of assurance as to when or whether another favorable opportunity to sell the Company would arise;

•	the opinion of Credit Suisse Securities (USA) LLC (“Credit Suisse”) dated June 26, 2008 that, based upon and subject to the assumptions and other considerations stated in the opinion, the merger consideration was fair, from a financial point of view, to the Company’s shareholders;

•	the terms of the merger agreement, including the Company’s ability to respond to and accept a superior proposal, the agreement’s termination provisions and the “breakup” and “reverse breakup” fees provided for in the agreement;

•	the relatively limited nature of the closing conditions included in the merger agreement and the likelihood that the merger will be completed;

•	the fact that the merger will be a taxable transaction to the Company’s shareholders; and

•	the fact that the Company’s shareholders will not participate in the future growth of the Company or Orbotech following the merger because they will be receiving cash for their stock.
Fairness Opinion (see page 25)
          Credit Suisse has delivered to the Company’s Board of Directors its written opinion, dated June 26, 2008, to the effect that, as of that date and based upon and subject to the matters and assumptions stated in that opinion, the merger consideration of $15.60 in cash per share was fair from a financial point of view to the Company’s shareholders.
          The full text of Credit Suisse’s written opinion, which sets forth the procedures followed, assumptions made, matters considered and limitations and qualifications on the scope of the review undertaken by Credit Suisse in rendering its opinion, is attached as Annex B to this proxy statement. The Company urges you to read it carefully in its entirety. Credit Suisse’s opinion is directed to the Company’s Board of Directors and relates only to the fairness of the merger consideration from a financial point of view as of June 26, 2008. The opinion does not address any other aspect of the proposed transaction and is not a recommendation as to how any of the Company’s shareholders should vote with respect to the merger agreement or the merger.
Financing (see page 32)
          The Company and Orbotech estimate that the total amount of funds necessary to pay the merger consideration is approximately $278 million. Orbotech expects to fund the payment of the merger consideration through a combination of its and the Company’s existing cash and debt financing from external sources. Although the merger agreement does not contain any financing-related closing condition, funding of Orbotech’s debt financing is subject to the satisfaction of the conditions set forth in the commitment letter and the financing agreement pursuant to which the financing will be provided.
Material U.S. Federal Income Tax Consequences (see page 32)
          In general, the merger will be a taxable transaction for holders of the Company’s common stock. For U.S. federal income tax purposes, you will generally recognize a gain or loss measured by the difference, if any, between the cash you receive in the merger and your tax basis in the shares exchanged in the merger. Gain or loss will be determined separately for each block of your shares (i.e., shares acquired at the same cost in a single transaction). You should consult your own tax advisor about the tax consequences to you of the merger.
The Special Meeting of the Company’s Shareholders (see page 12)
•	Place, Date and Time. The special meeting will be held at 9:00 a.m. local time, on , 2008, at the offices of Photon Dynamics, at 5970 Optical Court, San Jose, California.

•	Vote Required. The approval of the merger agreement and the principal terms of the merger requires the affirmative vote of the holders of a majority of the outstanding shares of the Company’s common stock. A failure to vote or a vote to abstain has the same effect as a vote AGAINST approval of the merger agreement and the principal terms of the merger, except with respect to your appraisal rights.

•	Who Can Vote at the Meeting. You can vote at the special meeting all of the shares of the Company’s common stock you own of record as of , 2008, which is the record date for the special meeting. If you own shares that are registered in the name of someone else, such as a broker, you need to direct that person to vote those shares or obtain an authorization from them and vote the shares yourself at the meeting. As of the close of business on July 9, 2008, there were 17,813,875 shares of the Company’s common stock outstanding.

•	Procedure for Voting. You can vote shares you hold of record by attending the special meeting and voting in person, by mailing the enclosed proxy card, or by voting over the telephone or over the Internet. If your shares are held in “street name” by your broker, you should instruct your broker on how to vote your shares using the instructions provided by your broker. If you do not instruct your broker to vote your shares, your shares will not be voted.

•	How to Revoke Your Proxy. You may revoke your proxy at any time before the vote is taken at the meeting. To revoke your proxy, you must either advise the Company’s Secretary in writing, deliver a proxy dated after the date of the proxy you wish to revoke, or attend the meeting and vote your shares in person. Merely attending the special meeting will not constitute revocation of your proxy. If you have instructed your broker to vote your shares, you must follow the directions provided by your broker to change those instructions.
Dissenters’ Rights of Appraisal (see page 50)
          If certain criteria are satisfied, California law provides you with appraisal rights in the merger. This means that if you are not satisfied with the amount you are receiving in the merger, you may be entitled to have the value of your shares determined by a California court and to receive payment based on that valuation. The amount you ultimately receive as a dissenting shareholder in an appraisal proceeding may be more, the same as or less than the amount you would be entitled to receive under the terms of the merger agreement.
The Company’s Stock Price (see page 47)
          Shares of the Company’s common stock are listed on The Nasdaq Global Market (the “Nasdaq”) under the trading symbol “PHTN”. On June 25, 2008, which was the last trading day before the announcement of the merger, the Company’s common stock closed at $11.56 per share. On       , 2008, which was the last practicable trading day before this proxy statement was printed, the Company’s common stock closed at $        per share.
Non-Solicitation of Other Offers (see page 42)
          The merger agreement contains restrictions on the Company’s ability to solicit or engage in discussions or negotiations with any third party regarding a proposal to acquire a significant interest in the Company. Notwithstanding these restrictions, under certain limited circumstances, the Board of Directors may respond to an unsolicited competing proposal and terminate the merger agreement and enter into an acquisition agreement with respect to a superior proposal.
Conditions to Completing the Merger (see page 41)
          Each party’s obligation to complete the merger is subject to the satisfaction or waiver of various conditions, including the following:
•	the receipt of approval by the Company’s shareholders;

•	the expiration or termination of the waiting period under U.S. antitrust laws and the receipt of any consents or approvals required under the competition laws of South Korea, Taiwan, Japan and China;

•	the receipt of any other governmental approvals necessary for the consummation of the merger; and

•	the absence of any injunctions or legal prohibitions preventing the consummation of the merger.

Orbotech’s obligation to complete the merger is subject to the satisfaction or waiver of additional conditions, including the following:
•	the accuracy of the Company’s representations and warranties in the merger agreement;

•	the Company’s performance of its obligations under the merger agreement;

•	the absence of governmental antitrust litigation relating to the merger;

•	the expiration or termination of the review process by the Committee on Foreign Investment in the United States (“CFIUS”); and

•	the absence of a material adverse effect on the Company.
Termination of the Merger Agreement (see page 44)
          The merger agreement can be terminated under certain circumstances, including:
•	by mutual written consent of Orbotech, merger sub and the Company;

•	by either the Company or Orbotech, if:
o	the merger has not been completed by December 26, 2008; except that this right is not available to any party whose material breach of the merger agreement has resulted in the failure to complete the merger by this date; and provided that this date (referred to herein as the “outside date”) may be extended to March 26, 2009 if any antitrust, governmental or regulatory approvals have not been received;

o	a governmental entity issues an order, decree or ruling or takes any other nonappealable final action permanently enjoining, restraining or otherwise prohibiting the merger; or

o	the required Photon Dynamics shareholder vote has not been obtained at the special meeting or any postponement or adjournment thereof;
•	by Orbotech, if:
o	the Company breaches or materially fails to perform any of its representations, warranties or covenants contained in the merger agreement, which breach would result in the failure of the related Orbotech closing condition and cannot be or has not been cured after 30 days’ notice;

o	the Company’s Board of Directors changes its recommendation regarding the merger agreement and the merger, or publicly proposes to approve or recommend a competing proposal; or

o	following the public announcement of a competing proposal, the Company’s Board of Directors fails to reaffirm its recommendation and reject the competing proposal;
•	by the Company:
o	if Orbotech materially breaches or fails to perform any of its covenants contained in the merger agreement, which breach cannot be or has not been cured after 30 days’ notice;

o	to accept a proposal from a third party to acquire the Company on terms that the Company’s Board of Directors determines to be superior to the terms of the merger, if the Company provides Orbotech a three business day matching right and pays the applicable termination fee (as described below); or

o	if CFIUS clearance has not been obtained and all other conditions to the completion of the merger have been met, and following three business days’ notice to Orbotech, Orbotech does not waive the CFIUS closing condition.

Termination Fees; Expenses (see page 45)
          The Company has agreed to pay Orbotech a termination fee of $9,000,000 if the merger agreement is terminated:
•	by the Company to accept a superior proposal;

•	by Orbotech, if the Company’s Board of Directors changes its recommendation or recommends a competing proposal, or fails to reaffirm its recommendation following the public announcement of a competing proposal;

•	following the public announcement of a competing proposal that is not withdrawn prior to the special meeting, if (i) such termination results from a failure to obtain the required Photon Dynamics shareholder vote and (ii) within twelve months after such termination, the Company enters into a definitive agreement relating to an alternative acquisition or consummates an alternative acquisition; or

•	following the receipt by the Company of a competing proposal that is not withdrawn on or prior to the outside date, if (i) the required Photon Dynamics shareholder vote is not obtained and (ii) within twelve months after such termination, the Company enters into a definitive agreement relating to an alternative acquisition or consummates an alternative acquisition.
          In addition to the termination fee, the Company has agreed to reimburse up to $2,000,000 of Orbotech’s expenses if the merger agreement is terminated:
•	as a result of the failure to obtain the required Photon Dynamics shareholder vote; or

•	as a result of the Company’s breach or material failure to perform any of its representations, warranties or covenants contained in the merger agreement, provided, however, that in the event that the Company pays the $9,000,000 termination fee to Orbotech, it will not be required to also reimburse its expenses.
          Orbotech has agreed to pay the Company a termination fee of $9,000,000 if the merger agreement is terminated because CFIUS clearance has not been obtained and all other conditions to the completion of the merger have been met, and following three business days’ notice to Orbotech, Orbotech does not waive the CFIUS closing condition.
Employee Benefits Matters; Stock Options; Restricted Stock Unit Awards (see pages 35 and 45)
          The merger agreement contains provisions relating to the benefits that the Company’s employees will receive in connection with and following the merger. In particular, under the merger agreement:
•	the Company’s directors, officers and employees will have their stock options converted into options to purchase Orbotech ordinary shares with the same terms, except that the number of shares and the exercise price will be adjusted pursuant to a conversion formula set forth in the merger agreement;

•	the Company’s directors, officers and employees will have their restricted stock unit awards converted into restricted stock unit awards for Orbotech ordinary shares with the same terms, except that the number of shares will be adjusted pursuant to a conversion formula set forth in the merger agreement;

•	assuming the merger will close prior to the expiration of the current offering period, the Company will establish an early purchase date under its Employee Stock Purchase Plan (“ESPP”) prior to the effective time of the merger with respect to then-accrued rights to purchase the Company’s common stock under the plan. The ESPP will be terminated at or prior to the effective time of the merger;

•	Orbotech has agreed to provide, for one year after the merger, the Company’s employees who remain in the employment of the surviving corporation with employee benefits and base salary that are comparable in the aggregate to the employee benefits and base salary provided to such employees immediately prior to the effective time (not taking into account equity compensation); and

•	Orbotech has agreed to provide the Company’s employees with credit for their service to the Company for all purposes under the employee benefit plans (other than pension-based plans or arrangements, or where such service credit would result in duplicative benefits) of Orbotech or the surviving corporation.
Interests of the Company’s Directors and Executive Officers in the Merger (see page 21)
          You should be aware that some of the Company’s directors and executive officers have interests in the merger that are different from, or are in addition to, the interests of the Company’s shareholders generally. These interests relate to equity and equity-linked securities held by such persons; change of control severance and retention arrangements covering the Company’s executive officers; and indemnification of the Company’s directors and officers by the surviving corporation following the merger.
Shares Held by Directors and Executive Officers (see page 48)
          As of the close of business on the record date, the directors and executive officers of the Company were deemed to beneficially own       shares of Photon Dynamics common stock, which represented      % of the shares of Photon Dynamics common stock outstanding on that date.
Procedure for Receiving Merger Consideration (see page 36)
          Orbotech will appoint a paying agent to coordinate the payment of the cash merger consideration following the merger. The paying agent will send you written instructions for surrendering your certificates and obtaining the cash merger consideration after the Company has completed the merger. Do not send in your share certificates now.
Questions
          If you have additional questions about the merger or other matters discussed in this proxy statement after reading this proxy statement, you should contact the Company’s proxy solicitation agent:
The Altman Group
Attn: Domenick DeRobertis
1200 Wall Street West, 3rd Floor
Lyndhurst, New Jersey 07071
Telephone: (866) 863-8624
Fax: (201) 460-0050

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION
          This proxy statement contains forward-looking statements based on estimates and assumptions. Forward-looking statements include information concerning possible or assumed future results of operations of each of the Company and Orbotech, the expected completion and timing of the merger and other information relating to the merger. There are forward-looking statements throughout this proxy statement, including, among others, under the headings “Summary”, “The Merger” and “Fairness Opinion Delivered to the Company’s Board of Directors”, and in statements containing the words “believes”, “expects”, “anticipates”, “intends”, “estimates” or other similar expressions. For each of these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You should be aware that forward-looking statements involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, the Company cannot assure you that the actual results or developments the Company anticipates will be realized, or even if realized, that they will have the expected effects on the business or operations of each of the Company and Orbotech. These forward-looking statements speak only as of the date on which the statements were made. In addition to other factors and matters contained or incorporated in this document, the Company believes the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:
•	the financial performance of each of the Company and Orbotech through the completion of the merger, including in particular the Company’s cash flows and cash balances;

•	volatility in the stock markets;

•	the timing of, and regulatory and other conditions associated with, the completion of the merger;

•	competitive pressures in the markets in which the Company competes;

•	risks associated with other consolidations, restructurings or ownership changes in the industries in which the Company operates;

•	the loss of key employees;

•	general economic conditions;

•	the Company’s history of losses and variable financial results;

•	risks related to failure to protect the Company’s intellectual property and litigation in which the Company may become involved; and

•	other factors that are described from time to time in the Company’s periodic filings with the SEC.

THE PARTIES TO THE MERGER
          Photon Dynamics is a California corporation with executive offices located at 5970 Optical Court, San Jose, California 95138-1400. Its telephone number is (408) 226-9900. The Company is a global supplier utilizing advanced machine vision technology for liquid crystal display flat panel display test and repair systems and for digital imaging systems for defense, surveillance, industrial inspection and medical imaging applications.
          Orbotech is an Israeli company limited by shares whose address is Sanhedrin Boulevard, North Industrial Zone, Yavne, 81101, Israel. Its telephone number is +972 (8) 942-3533. Orbotech is principally engaged in the design, development, manufacture, marketing and service of yield-enhancing and production solutions for specialized applications in the supply chain of the electronics industry. Orbotech’s products include automated optical inspection and process control systems for bare and assembled printed circuit boards and for flat panel displays, and imaging solutions for printed circuit board production. Orbotech also markets computer-aided manufacturing and engineering solutions for printed circuit board production. In addition, through its subsidiary, Orbograph Ltd., Orbotech develops and markets automatic check reading solutions to banks and other financial institutions, and has developed a proprietary technology for web-based, location-independent data entry for check processing and forms processing; and, through its subsidiaries, Orbotech Medical Denmark A/S and Orbotech Medical Solutions Ltd., is engaged in the research and development, manufacture and sale of specialized products for application in medical nuclear imaging.
          PDI Acquisition, Inc., or merger sub, is an indirect wholly-owned subsidiary of Parent, whose address is 44 Manning Road, Billerica, Massachusetts 01821. Its telephone number is (978) 667-6037. Merger sub was formed solely for the purpose of facilitating Orbotech’s acquisition of the Company.

THE SPECIAL MEETING OF THE COMPANY’S SHAREHOLDERS
Time, Place and Purpose of the Special Meeting
          The special meeting will be held at 9:00 a.m. local time on       , 2008, at the offices of Photon Dynamics, at 5970 Optical Court, San Jose, California. The purpose of the special meeting is to consider and vote on the proposal to approve the merger agreement and the principal terms of the merger. The Company’s Board of Directors has unanimously determined that the merger agreement is advisable, has approved the merger agreement and the merger and recommends that the Company’s shareholders vote FOR approval of the merger agreement and the principal terms of the merger.
Who Can Vote at the Special Meeting
          Only holders of record of Photon Dynamics common stock as of the close of business on       , 2008, which is the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting. If you own shares that are registered in the name of someone else, such as a broker, you need to direct that person to vote those shares or obtain an authorization from them and vote the shares yourself at the meeting. On July 9, 2008, there were 17,813,875 shares of the Company’s common stock outstanding.
Vote Required; Quorum
          The approval of the merger agreement and the principal terms of the merger requires the affirmative vote of the holders of a majority of the outstanding shares of the Company’s common stock. Each share of common stock is entitled to one vote. Because the required vote of shareholders is based upon the number of outstanding shares of Photon Dynamics common stock, failure to submit a proxy or to vote in person will have the same effect as a vote AGAINST approval of the merger agreement and the principal terms of the merger, except with respect to appraisal rights. A vote to abstain will have the same effect.
          If your shares are held in “street name” by your broker, you should instruct your broker how to vote your shares using the instructions provided by your broker. Under applicable regulations, brokers who hold shares in “street name” for customers may not exercise their voting discretion with respect to non-routine matters such as the approval of the merger agreement and the principal terms of the merger. As a result, if you do not instruct your broker to vote your shares, your shares will not be voted.
          The holders of a majority of the outstanding shares of the Company’s common stock entitled to be cast as of the record date, represented in person or by proxy, will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum and any adjournment of the special meeting, unless the holder is present solely to object to the special meeting. However, if a new record date is set for an adjourned meeting, a new quorum will have to be established.
Voting by Proxy
          This proxy statement is being sent to you on behalf of the Board of Directors of the Company for the purpose of requesting that you allow your shares of the Company’s common stock to be represented at the special meeting by the persons named in the enclosed proxy card. All shares of the Company’s common stock represented at the meeting by properly executed proxy cards, voted over the telephone or voted over the Internet will be voted in accordance with the instructions indicated on those proxies. If you sign and return a proxy card without giving voting instructions, your shares will be voted as recommended by the Company’s Board of Directors. The Board recommends a vote FOR approval of the merger agreement and the principal terms of the merger.
          The Company does not expect that any matter other than the proposal to approve the merger agreement and the principal terms of the merger will be brought before the special meeting. If, however, such a matter is properly presented at the special meeting, the persons named in the proxy card will use their own judgment to determine how to vote your shares.

          You may revoke your proxy at any time before the vote is taken at the special meeting. To revoke your proxy, you must either advise the Company’s Secretary in writing, deliver a proxy dated after the date of the proxy you wish to revoke, or attend the special meeting and vote your shares in person. Attendance at the special meeting will not by itself constitute revocation of a proxy. If you have instructed your broker to vote your shares, you must follow the directions provided by your broker to change those instructions.
Householding
          Some banks, brokerages and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement may have been sent to multiple stockholders in your household. The Company will promptly deliver a separate copy of this proxy statement, including the attached appendices, to you if you call or write to the Company’s transfer agent, Computershare Limited, at the following address or telephone number:
Computershare Limited
Attn: Photon Dynamics, Inc.
P.O. Box 8694
Edison, New Jersey 08818-8694
Telephone: (877) 282-1168
Solicitation of Proxies
          The Company will pay all of the costs of this proxy solicitation. In addition to soliciting proxies by mail, directors, officers and employees of the Company may solicit proxies personally and by telephone, e-mail or otherwise. None of these persons will receive additional or special compensation for soliciting proxies. The Company will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.
          The Company has engaged The Altman Group to assist in the solicitation of proxies for the special meeting and will pay The Altman Group a fee of approximately $20,000, plus reimbursement of out-of-pocket expenses. The address of The Altman Group is 1200 Wall Street West, 3rd Floor, Lyndhurst, New Jersey 07071. The Altman Group’s telephone number is (866) 863-8624.

THE MERGER
          The discussion of the merger in this proxy statement is qualified by reference to the merger agreement, which is attached to this proxy statement as Annex A. You should read the merger agreement carefully.
Background of the Merger
          From time to time, the Company’s management and Board of Directors have reviewed the strategic options available to the Company, including organic growth of the Company’s core flat panel business through product and customer initiatives, and growth through acquisitions and other diversification efforts. As part of this review, the Company has from time to time considered various possible business combinations and commercial arrangements and had discussions with potential strategic partners.
          Discussions regarding a transaction between the Company and Orbotech began in August 2005 when the management teams of the two companies met and presented information regarding their businesses. The Company engaged a financial advisor in connection with these discussions and the parties and their financial advisors conducted preliminary due diligence. Following these meetings, in September 2005 Orbotech proposed a transaction in which each share of the Company’s common stock would be exchanged for $5.89 in cash and 0.6561 to 0.6968 shares of Orbotech common stock, which at the time represented approximately $22 to $23 in value per Photon Dynamics share, or approximately $377 to $394 million in total equity value based on the Company’s fully-diluted share count, and a premium of approximately 13% to 18% to the Company’s share price. The Company responded that it would be unwilling to consider a transaction at that price but that it potentially would be willing to consider a transaction in which the Company’s shareholders received $27 to $28 in value per share, or approximately $463 to $480 million in total equity value. During late September and early October 2005, the parties held further discussions and negotiated the form and amount of consideration that would be paid. The parties also exchanged drafts of and negotiated a merger agreement for the transaction, although the terms of that agreement were not agreed.
          On October 20, 2005, the Company and Orbotech reached a preliminary, non-binding understanding that, subject to further due diligence, they would move forward in negotiating a transaction in which each share of Photon Dynamics common stock would be exchanged for $9.42 in cash and 0.6271 shares of Orbotech common stock, a package that at the time was equivalent to approximately $24.50 in value per Photon Dynamics share, or approximately $420 million in total equity value, and represented a premium of approximately 37% to the Company’s share price. Upon the completion of its due diligence several weeks later, Orbotech advised the Company that it was no longer interested in pursuing a potential transaction.
          On September 11, 2006, Orbotech delivered a letter to Jeffrey Hawthorne, the Company’s chief executive officer, containing a proposal for a transaction in which Orbotech would acquire the Company for $15.50 per share in cash, which at the time represented approximately $256 million in total equity value based on the Company’s fully-diluted share count. Based on the closing price of the Company’s common stock on the Nasdaq on September 8, 2006, the trading day immediately preceding September 11, 2006, the $15.50 per share proposal represented a premium of approximately 25%. During the following weeks, the Company engaged a financial advisor to help it evaluate Orbotech’s proposal and the Company’s Board of Directors met to consider the proposal. The Board of Directors ultimately concluded that Orbotech’s proposal should be rejected, as a result of which discussions did not progress to more advanced negotiations.
          On March 13, 2008, Orbotech delivered a letter to the Company’s Board of Directors containing an unsolicited proposal for a transaction in which Orbotech would acquire the Company for $14.00 per share in cash, which at the time represented approximately $263 million in total equity value. The letter also proposed, in the alternative, that Orbotech would be willing to acquire the Company’s flat panel display business (i.e., all of the Company other than its Salvador Imaging, Inc. (“Salvador”) business, cash and other assets unrelated to its flat panel display business) for $180 million in cash. Based on the closing price of the Company’s common stock on the Nasdaq on March 12, 2008, the $14.00 per share proposal represented a premium of approximately 44%.
          On March 14, 2008, the Company’s Board of Directors met to consider Orbotech’s proposal. Davis Polk & Wardwell, the Company’s outside counsel, advised the Board as to its legal duties in connection with the proposal, and the Board determined to engage a financial advisor to help it evaluate the proposal.

          On March 17, 2008, the Company’s Board of Directors met and engaged in further discussion of Orbotech’s proposal and the retention of a financial adviser. Following this discussion, the Board directed management to retain Credit Suisse.
          On March 18, 2008, the Company’s Board of Directors met and engaged in further discussion of Orbotech’s proposal and the process by which it would respond.
          On March 28, 2008, the Company’s Board of Directors met to further consider Orbotech’s proposal. Credit Suisse presented its preliminary analysis of the Company’s valuation and the financial aspects of a potential combination with Orbotech. Following discussion of the proposal and the Company’s previous negotiations with Orbotech, the Board of Directors determined that the Company should enter into a nondisclosure agreement with Orbotech and that management and the advisors should engage with Orbotech with a view toward determining whether Orbotech would agree to terms that would be potentially acceptable to the Company. The Board of Directors also discussed a number of alternative strategic partners to Orbotech and directed management and the Company’s advisors to consider which of such parties would be worthwhile to contact and what impact such discussions would have on the Company’s business, the Company’s discussions with Orbotech and the Board’s desire to preserve the confidentiality of the broader process. Later in the day on March 28, 2008, Davis Polk sent Lehman Brothers, Orbotech’s financial advisor, a draft nondisclosure agreement relating to the transaction.
          On March 30, 2008, Lehman Brothers contacted Credit Suisse and relayed Orbotech’s request that the parties’ management teams meet in the near future to review the Company’s business and to discuss other matters relating to the potential transaction.
          On April 2, 2008, the Company’s Board of Directors met to further consider Orbotech’s proposal and various other strategic alternatives. Credit Suisse updated the Board on the discussions with Orbotech that had taken place since the Board’s March 28 meeting. The Board directed management and the advisors to continue to engage with Orbotech and to attempt to schedule a follow-up meeting. With the assistance of Credit Suisse, the Board also discussed a list of other potential strategic partners. Based on a variety of factors, including size, potential strategic fit and capacity to complete a transaction, the Board determined that a number of the companies on the list were unlikely to have any serious interest in an acquisition of the Company. At the conclusion of this discussion, the Board identified four companies other than Orbotech, referred to in this proxy statement as Companies A, B, C and D, that it believed would potentially have interest in a strategic transaction with the Company, and directed management and Credit Suisse to contact these parties to assess their interest. Later in the day on April 2 and on April 3, Credit Suisse made initial contact with each of Companies A, B, C and D. Of these four companies, only Company A was willing to enter into a nondisclosure agreement and review nonpublic information regarding the Company, and none of the four ultimately made a proposal for a transaction with the Company.
          On April 3, 2008, the Company and Orbotech entered into a mutual nondisclosure agreement.
          On April 4, 2008, the Company’s Board of Directors again met to consider Orbotech’s proposal and various other strategic alternatives. Credit Suisse updated the Board on the discussions with Orbotech and the contacts that had been made with Companies A, B, C and D. Credit Suisse reported that Company A had expressed an interest in conducting further discussions; Companies B and C had indicated that they were familiar with the Company and would consider whether to pursue a potential transaction; and Company D had not yet returned the message. Following this discussion, the Board directed management and the advisors to continue the process of reviewing the Company’s strategic alternatives both with Orbotech and with Companies A, B, C and D.
          Later in the day on April 4, 2008, Mr. Hawthorne left a message with Company D regarding the opportunity for a potential transaction with the Company. Company D never responded to this message.
          On April 8, 2008, the Company’s Board of Directors again met to consider Orbotech’s proposal and other strategic alternatives. Credit Suisse updated the Board on the status of discussions with Orbotech and other potential strategic partners, and indicated that meetings had been scheduled for April 10 with Company A and April 14 with Orbotech. Following the meeting of the full Board of Directors, the independent members of the Board met with Davis Polk to further discuss Orbotech’s proposal and the other strategic alternatives being considered.

          On April 9, 2008, the Company and Company A entered into a mutual nondisclosure agreement.
          On April 10, 2008, the Company met with Company A in Menlo Park, California. The meetings were attended by senior management of the Company and Company A, as well as Credit Suisse and Company A’s financial advisor, and focused on the Company’s operating plans and strategy, product development efforts and financial position.
          On April 11, 2008, Credit Suisse sent Company B a draft nondisclosure agreement. From April 11 through April 23, the Company and Company B attempted to reach agreement on the nondisclosure agreement, including in particular the Company’s request that the agreement include a “standstill” provision that would have prevented Company B from launching a hostile takeover of the Company for a period following the execution of the agreement. After an exchange of messages on April 23 regarding this provision and other open points in the draft nondisclosure agreement, Company B did not respond further to the Company’s representatives. The draft nondisclosure agreement was ultimately not executed and Company B did not participate in the process after April 23.
          On April 14, 2008, representatives of the Company held meetings with representatives of Orbotech in Boston. The meetings were attended by senior management of the Company and Orbotech, as well as Credit Suisse, Lehman Brothers, Davis Polk and Cravath Swaine & Moore LLP, Orbotech’s outside counsel, and focused on the Company’s operating plans and strategy, product development efforts and financial position.
          Also on April 14, 2008, Company C informed Credit Suisse that it was not interested in pursuing a strategic transaction with the Company.
          On April 15, 2008, the Company’s Board of Directors met to further consider Orbotech’s proposal and various other strategic alternatives. Credit Suisse updated the Board on the status of discussions with Orbotech and other potential strategic partners, and the Board considered a timeline under which such parties would be required to submit detailed indications of interest by April 23. Following this discussion, the Board directed management and the advisors to continue the process of engaging with Orbotech, Company A and Company B and to request that Orbotech and Company A, the two parties that were farthest along in the process, provide written indications of their interest in a strategic transaction with the Company.
          On April 16, 2008, Credit Suisse delivered “process letters” to each of Orbotech and Company A requesting that they provide a written indication of interest in a potential transaction no later than April 23, 2008. The process letters requested that the indication of interest include information regarding the amount and form of consideration; financing plans; plans with respect to employees; due diligence requirements; conditions and contingencies; and any internal or external approvals that would be required to execute a definitive agreement and complete a potential transaction.
          On April 22, 2008, the Company held further discussions with Company A regarding the flat panel display market and the Company’s operating plans and strategy.
          On April 25, 2008, Company A’s financial advisor informed Credit Suisse that its client was not interested in pursuing a strategic transaction with the Company.
          On April 27, 2008, Orbotech responded to the process letter by delivering to Credit Suisse an updated version of its March 13 proposal and an initial draft of a merger agreement. The updated proposal indicated that, subject to due diligence and negotiation of a merger agreement, Orbotech would be willing to pay aggregate cash consideration of $265 million for the Company, which based on the Company’s fully-diluted share count represented a price of approximately $14.18 per share. The letter further indicated that Orbotech expected it would have access to $150 to $200 million in debt financing from one or more Israeli banks for use in connection with the transaction. The letter also requested that the Company agree to a 45-day period of exclusive negotiations with Orbotech.
          On April 28, 2008, the Company’s Board of Directors met to consider Orbotech’s response to the process letter. Credit Suisse reviewed Orbotech’s updated proposal in the context of the valuation and financial analysis that it had presented to the Board on March 28, and a representative of Davis Polk discussed the Board’s fiduciary duties with respect to the proposal. Following this discussion, the Board directed management and the Company’s advisors to respond to Orbotech that a price of $14.18 per share was inadequate.

          On April 29, 2008, Credit Suisse contacted Lehman Brothers to advise that the price reflected in Orbotech’s updated proposal was inadequate and that the Company would be unwilling to continue discussions with Orbotech on that basis. Credit Suisse also indicated that the Company would not agree to exclusive negotiations with Orbotech. From April 29 until May 9, Credit Suisse and Lehman Brothers engaged in periodic negotiations of the price to be paid in the potential transaction, with Credit Suisse indicating that Orbotech would need to pay significantly more than $14.18 per share and that a price in the range of $16.50 to $17.00 would be an appropriate basis on which to continue negotiations.
          On May 9, 2008, Lehman Brothers presented to Credit Suisse a revised proposal under which each share of Photon Dynamics common stock would be exchanged for $15.00 in cash plus the per share equivalent of the net proceeds to be realized from a sale of Salvador. Based on the Company’s fully-diluted share count at the time, $15.00 per share was equivalent to total equity value of approximately $282 million.
          Later in the day on May 9, 2008, the Company’s Board of Directors met and considered Orbotech’s most recent proposal. Following discussion of the proposal with management and the Company’s advisors, the Board determined to further consider the proposal at a meeting on May 13.
          On May 13, 2008, the Company’s Board of Directors again met to consider Orbotech’s most recent proposal. Management and representatives of Credit Suisse and Davis Polk discussed with the Board the risks and uncertainties associated with the proposal, including the uncertainty as to when a sale of Salvador could be concluded and the unfavorable terms that could potentially result from undertaking a sale under the pressure of a deadline. The Board also considered the extent to which the relative immaturity of Salvador’s business would make it difficult to realize appropriate value in a near-term sale. Following this discussion, the Board concluded that it was unwilling to proceed with a transaction that was structured in the manner Orbotech had proposed, but that it would be willing to consider a sale of the entire Company at an appropriate fixed price, with no Salvador-related value contingency. The Board directed management and the Company’s advisors to respond to Orbotech with a counterproposal of $16.10 per share.
          On May 15, 2008, Credit Suisse told Lehman Brothers that the Company was unwilling to move forward with a transaction structure that involved a Salvador-related value contingency. Credit Suisse also presented the $16.10 per share counterproposal. Later in the day on May 15, the Company delivered to Orbotech a mark-up of the draft merger agreement.
          On May 23, 2008, Mr. Hawthorne and Rani Cohen, Orbotech’s chief executive officer, discussed the terms of a potential transaction. Mr. Cohen said that Orbotech was prepared to pay consideration of $290 million for the Company in an all-cash transaction, which based on the Company’s fully-diluted share count at the time represented a per-share price of approximately $15.43. Later in the day on May 23, Davis Polk sent Cravath a term sheet reflecting proposed resolutions of a number of issues relating to non-price terms in the draft merger agreement.
          On May 24, 2008, Messrs. Hawthorne and Cohen again discussed price. Mr. Hawthorne indicated that the Company would be willing to accept a price as low as $15.80 per share, in response to which Mr. Cohen indicated that Orbotech would be willing to pay up to $15.50 per share. Following this discussion, both parties agreed to consult further with their boards of directors.
          On May 26, 2008, and May 27, 2008, Cravath and Davis Polk exchanged revised drafts of the term sheet and negotiated the non-price terms of a potential transaction, including in particular the break-up fee that would be payable by the Company under certain circumstances and Orbotech’s proposals for closing conditions relating to employee retention, private antitrust litigation, third party contractual consents and national security clearances.
          On May 28, 2008, the Company’s Board of Directors met to consider Orbotech’s most recent proposal. Mr. Hawthorne updated the Board on the status of discussions, and Davis Polk reviewed the principal non-price transaction terms that were under negotiation with Cravath. Following this discussion, the Board directed management and the Company’s advisors to continue to focus on persuading Orbotech to raise its price.

          On May 29, 2008, Messrs. Cohen and Hawthorne tentatively agreed to recommend to their respective boards a price of $15.60 per share, which based on the Company’s fully-diluted share count at the time was equivalent to total equity value of approximately $293 million.
          At a Photon Dynamics Board meeting on May 30, 2008, Mr. Hawthorne reviewed the status of discussions with Orbotech, including the tentative agreement on price. Davis Polk and Credit Suisse discussed the expected timeline for completing due diligence and negotiation of the merger agreement, and reviewed the principal non-price terms that were under negotiation. Following this discussion, the Board directed management and the advisors to continue to move forward in negotiating a definitive merger agreement.
          Also on May 30, 2008, Orbotech sent the Company an initial due diligence request list requesting various information and documents. From May 30, 2008 until the execution of the merger agreement, Orbotech and its representatives conducted extensive due diligence on the Company.
          From June 1 through 5, 2008, the Company held due diligence meetings with Orbotech in Menlo Park. The meetings were attended by senior management of both companies and focused on the Company’s operating plans and strategy, product development efforts and financial position. During this time, Orbotech also held discussions with a number of the Company’s employees regarding their interest in remaining with the combined company following closing.
          From June 4, 2008, until the execution of the merger agreement, the Company and Orbotech and their advisors exchanged drafts of the merger agreement and held extensive negotiations.
          On June 11, 2008, the Company’s Board of Directors met and reviewed with management and Davis Polk and Credit Suisse the status of the negotiations. Davis Polk reviewed the principal terms of and open issues in the draft merger agreement, with particular focus on Orbotech’s proposals for closing conditions relating to employee retention, private antitrust litigation, third party contractual consents and national security clearances. Thereafter, the Company’s Board of Directors directed management and the advisors to tell Orbotech that the Company would not accept an employee-related closing condition in the merger agreement. Later on June 11, Mr. Hawthorne communicated this message to Mr. Cohen.
          On June 12, 2008, Mr. Cohen advised Mr. Hawthorne that Orbotech would agree to forego an employee-related closing condition in the merger agreement. Mr. Cohen said that now that it was agreeing to proceed without such a condition, Orbotech would need to hold discussions with a broader group of the Company’s employees than it had met to date, and would seek to obtain non-binding indications from certain of them that they intended to remain with the combined company following the closing. From June 12 until shortly before the execution of the merger agreement, the Company and Orbotech and their advisors held extensive discussions regarding the employees to be contacted by Orbotech, and Orbotech met with a number of the Company’s employees.
          At a Photon Dynamics Board meeting on June 18, 2008, Mr. Hawthorne updated the Board on the status of the negotiations with Orbotech and Orbotech’s discussions with various of the Company’s employees. Following the meeting of the full Board of Directors, the independent members of the Board met with Davis Polk to further discuss the potential transaction.
          Following the Company’s June 18 Board meeting, negotiations continued on the merger agreement, in the course of which Orbotech agreed to eliminate conditions relating to private antitrust litigation and third party contractual consents. The parties continued to discuss Orbotech’s request for a condition related to national security clearance for the transaction related to the Salvador business. In discussions on June 21, the parties agreed to handle this issue by including such a condition in the merger agreement, but providing also that Orbotech would agree to divest the Salvador business or hold it separate if required to obtain the clearance, and that the Company would have the right to terminate the merger agreement and receive from Orbotech a termination fee of $9 million if all of the conditions except national security clearance had been obtained and Orbotech declined to complete the transaction.

          On June 24, 2008, the Company’s Board of Directors met to review with management and Davis Polk and Credit Suisse the status of the negotiations. Davis Polk reviewed the open issues in the merger agreement and provided a summary of its principal provisions. A representative of Credit Suisse reviewed for the Board of Directors the financial analyses of the Company performed by Credit Suisse and indicated that Credit Suisse expected to be able to deliver an opinion that, as of the date of such opinion and based upon and subject to the assumptions and other considerations to be described in its written opinion, the merger consideration to be received by the holders of the Company’s common stock in the Merger was fair, from a financial point of view, to such holders. Thereafter, the Company’s Board of Directors directed management and the advisors to continue the process.
          On June 25, 2008, the Company’s Board of Directors again met to review the transaction. Davis Polk reviewed the terms of the merger agreement and updated the Company’s Board of Directors regarding the changes from the terms discussed at the prior meeting. At the request of the Board of Directors, a representative of Credit Suisse then delivered its oral opinion (which was subsequently confirmed in writing as of June 26, 2008) to the effect that, as of that date and based upon and subject to the various considerations to be described in its written opinion, the merger consideration to be received by the holders of the Company’s common stock in the Merger was fair, from a financial point of view, to such holders. The full text of Credit Suisse’s written opinion dated June 26, 2008, which sets forth, among other things, the procedures followed, assumptions made, matters considered and limitations and qualifications on the scope of the review undertaken by Credit Suisse in rendering its opinion, is attached to this Proxy Statement as Annex B. Following the presentations by Davis Polk and Credit Suisse, the Company’s Board of Directors unanimously approved the merger agreement and the merger and recommended that the Company’s shareholders vote in favor of the approval of the merger agreement and the principal terms of the merger.
          On June 26, 2008, representatives of Orbotech and the Company finalized the merger agreement and related schedules. Orbotech and the Company thereafter executed the merger agreement. Later the same day Orbotech and the Company issued a joint press release announcing the transaction and the execution of the merger agreement.
The Recommendation of the Company’s Board of Directors and the Company’s Reasons for the Merger
     The Company’s Board of Directors believes that the merger and the merger agreement are advisable and in the best interests of the Company and its shareholders. Accordingly, the Board of Directors has unanimously approved the merger and the merger agreement and recommends that the Company’s shareholders vote “FOR” the proposal to approve the merger agreement and the principal terms of the merger. When you consider the Board’s recommendation, you should be aware that the Company’s directors may have interests in the merger that may be different from, or in addition to, your interests. These interests are described in “—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 21.
     In determining that the merger and the merger agreement are advisable and in the best interests of the Company and its shareholders, the Board of Directors consulted with management and its financial and legal advisors and considered a number of factors, including the following:
•	Merger Consideration. The Board concluded that the merger consideration of $15.60 per share represented an attractive valuation for the Company. This price represents a premium of approximately 35% to the closing price of $11.56 on June 25, 2008, the last trading day prior to the public announcement of the execution of the merger agreement, and a premium of approximately 49% to the enterprise value of the Company, meaning the value of the Company business implied by adding debt to, and subtracting cash from, the Company’s equity market capitalization, and is higher than the price at which the Company’s common stock has traded at any time during the last two years. The Board also believed that $15.60 per share was the highest fixed price that Orbotech would be willing to pay.

•	Review of Prospects in Remaining Independent. The Board considered the Company’s financial condition, results of operations and business and earnings prospects if it were to remain independent in light of various factors, including the cyclical and volatile nature of the flat panel display equipment market and industrywide changes that are occurring as a result of the maturation of flat panel display technology. With respect to the Company’s core flat panel display business, the Board considered that while the business has recently been demonstrating strong momentum, and while the Company’s strategy of reducing fixed costs through outsourcing would position the Company to better withstand future downturns, the business is likely to continue to be highly cyclical and dependent on a relative handful of key customers. With respect to the Company’s efforts at diversification beyond the flat panel display business, the Board considered that these initiatives, while promising, are still in early stages, involve significant execution risk and will require continued financial investment for a meaningful period of time before they could be expected to generate financial returns. After considering these factors, the Board concluded that there were significant risks in remaining independent.

•	Extensive Process. The Board reviewed the Company’s strategic alternatives, the relatively limited universe of potential strategic partners other than Orbotech, and the extensive process that it had conducted during the several months prior to the signing of the merger agreement, which involved contacting the four parties other than Orbotech that the Board believed would potentially have an interest in acquiring the Company. The Board also considered that none of the other potential acquirors that had been contacted had made a proposal for a transaction with the Company and that there was no assurance as to when or whether another favorable opportunity to sell the Company would arise.

•	Fairness Opinion. The Board considered the financial analysis presented by Credit Suisse on June 24, 2008, and Credit Suisse’s opinion, delivered orally on June 25, 2008, and subsequently confirmed in writing and dated June 26, 2008, to the effect that, as of that date and subject to the assumptions and other considerations stated in the opinion, the merger consideration was fair from a financial point of view to the Company’s shareholders. The full text of Credit Suisse’s written opinion is attached to this proxy statement as Annex B.

•	Terms of the Merger Agreement. The Board considered the terms of the merger agreement, including the parties’ respective representations, warranties and covenants, the conditions to their respective obligations to complete the merger and the ability of the respective parties to terminate the merger agreement. The Board noted that the termination or “breakup” fee provisions of the merger agreement could have the effect of discouraging competing proposals for a business combination between the Company and a third party, but that such provisions are customary for transactions of this size and type. The Board considered that the $9 million amount of the termination fee, which amount is approximately equal to 3.1% of the transaction value, was within a reasonable range, particularly in light of the extensive process conducted by the Board with the assistance of Credit Suisse and management. The Board also noted that the merger agreement permits the Company and the Board to respond to a competing proposal that the Board determines is a superior proposal, subject to certain restrictions imposed by the merger agreement and the requirement that the Company pay Orbotech the termination fee in the event that the Company terminates the merger agreement to accept a superior proposal.

•	Likelihood of Closing. The Board considered the relatively limited nature of the closing conditions included in the merger agreement, including the absence of any financing-related closing condition and the likelihood that the merger will be approved by requisite regulatory authorities and the Company’s shareholders. The Board also considered that Orbotech has received a financing commitment that contains conditions that the Board believes, based on the advice of its advisors, are customary for transactions of this nature. The Board further considered Orbotech’s obligation to pay a “reverse breakup” fee of $9 million if the merger agreement is terminated under certain circumstances in which the CFIUS-related closing condition has not been waived or satisfied.

•	Taxability. The Board also considered that the merger will be a taxable transaction to the Company’s shareholders.

•	No Participation in Future Growth. The Board considered the fact that, because the Company’s shareholders will be receiving a fixed amount of cash for their stock, they will not be compensated for any increase in value of the Company or Orbotech either during the pre-closing period or following the closing.

     The Board of Directors also identified and considered a number of countervailing factors and risks to the Company and its shareholders relating to the merger and the merger agreement, including the following:
•	the possibility that the merger may not be completed and the potential adverse consequences to the Company if the merger is not completed, including the potential loss of customers, suppliers and employees, reduction of value offered by others to the Company in a future business combination and erosion of customer and employee confidence in the Company;

•	the limitations imposed in the merger agreement on the conduct of the Company’s business during the pre-closing period, its ability to solicit and respond to competing proposals and the ability of the Board of Directors to change or withdraw its recommendation of the merger;

•	the $9 million termination fee payable to Orbotech if the merger agreement is terminated under certain circumstances, and the potential effect that such termination fee may have in deterring other potential acquirors from making competing proposals that could be more advantageous to the Company’s shareholders; and

•	the potential conflicts of interest of the Company’s directors and executive officers, as described in the section entitled “—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 21.
          The foregoing discussion of the information and factors considered by the Board of Directors is not intended to be exhaustive but includes the material factors considered by the Board. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the Board did not find it useful to and did not attempt to quantify, rank or otherwise assign weights to these factors. In addition, the Board of Directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, but rather the Board of Directors conducted an overall analysis of the factors described above, including discussions with the Company’s management and its financial and legal advisors. In considering the factors described above, individual members of the Board of Directors may have given different weights to different factors.
Interests of the Company’s Directors and Executive Officers in the Merger
Change of Control and Severance Benefits
          Non-Employee Directors. Under the terms of the Company’s shareholder-approved non-employee directors’ stock incentive plans, all equity awards become vested immediately prior to the effective time of a change of control of the Company (which will include the merger) and the post-termination exercise period for stock options is increased from three months to one year. Therefore, all restricted stock unit (“RSU”) awards held by the Company’s non-employee directors that are unvested will become vested and be settled for Photon Dynamics shares immediately prior to the effective time of the merger, and all stock options held by the Company’s non-employee directors will become vested immediately prior to the effective time of the merger and to the extent that such options are not exercised immediately, following their conversion into Orbotech options as described below, such options will remain exercisable for one year following the closing date of the merger.
          The following table sets forth information with respect to the estimated amount of accelerated vesting of equity awards that each of the Company’s non-employee directors would be entitled to receive under the non-employee directors’ stock incentive plans described above, assuming a change of control as of July 9, 2008 and using the proposed transaction price of $15.60 per share.

	Number of options	Number of RSUs	Intrinsic value of accelerated
Name	subject to accelerated vesting	subject to accelerated vesting	equity awards
Dr. Malcolm J. Thompson	7,500	4,167	$111,280
Ms. Terry H. Carlitz	12,500	4,167	$111,280
Dr. Donald C. Fraser	13,750	4,550	$155,818
Mr. Edward Rogas Jr.	17,500	2,917	$91,780
Mr. Curtis S. Wozniak	12,500	4,167	$111,280
          Executive Officers. The Company has change of control severance agreements with each of Messrs. Jeffrey A. Hawthorne, Wendell T. Blonigan and James P. Moniz that provide severance benefits following a change of control (which will include the merger). The surviving corporation will assume the obligations of the Company under these agreements if the merger is completed.

          Under each of Mr. Hawthorne’s, Mr. Blonigan’s and Mr. Moniz’s change of control severance agreements, if within twelve months following a change of control his employment is terminated by the surviving corporation without “cause” (as defined below) or he resigns for “good reason” (as defined below), he will be entitled to receive the following, on the condition that he signs a general release of claims in favor of the surviving corporation:
•	severance in the amount of one year of his annual base salary and on-target bonus, less payroll deductions and all required withholdings; and

•	accelerated vesting of all stock awards, which include both stock options and RSUs.
          Under the Company’s change of control severance agreements with Messrs. Hawthorne, Blonigan and Moniz, “cause” means one of the following as pertains to the executive: indictment or conviction of any felony or crime involving moral turpitude or dishonesty; participation in any fraud against the Company or its successor; breach of duties to the Company or its successor; intentional damage to any property of the Company or its successor; willful conduct that is demonstrably injurious to the Company or its successor; breach of any agreement with the Company or its successor, including the Proprietary Information and Inventions Agreement; or conduct that in the good faith and reasonable determination of the Company or its successor demonstrates gross unfitness to serve.
          Under the Company’s change of control severance agreements with Messrs. Hawthorne, Blonigan and Moniz, “good reason” means resignation due to the occurrence of one or more of the following without the executive’s consent: a reduction of then-current annual base salary by more than ten percent, unless the then-current base salaries of other executive officers of the Company are accordingly reduced; a material reduction in the package of benefits and incentives, taken as a whole, provided to the executive, except to the extent that such benefits and incentives of other executive officers of the Company are similarly reduced; assignment of any duties or any limitations of responsibilities substantially inconsistent with the executive’s position, duties, responsibilities and status with the Company immediately prior to the date of the change of control; or relocation of the principal place of the executive’s employment to a location that is more than fifty miles from the executive’s principal place of employment immediately prior to the date of the change of control.
          The Company also has change of control severance agreements with certain of its non-executive officers, including Mr. Steve Song, who was an executive officer at the beginning of the Company’s fiscal year ended September 30, 2007. These agreements provide that if within twelve months following a change of control such officer’s employment is terminated by the surviving corporation without “cause” (as defined below) or the officer resigns for “good reason” (as defined below), the officer will be entitled to receive the following, on the condition that the officer allow to become effective a general release of claims in favor of the surviving corporation:
•	severance in the amount of one year of his annual base salary and on-target bonus, less payroll deductions and all required withholdings;

•	acceleration of all stock awards, including stock options and RSUs;

•	payment or reimbursement of health benefit continuation coverage under COBRA through the earlier of twelve months following the termination date or the date the officer becomes eligible for health benefits with another employer; and

•	outplacement services for up to three months immediately following the termination date.
          Under the Company’s change of control severance agreements with Mr. Song and such other officers, “cause” means one of the following: commission of any felony or any crime involving fraud, moral turpitude or dishonesty; participation in any fraud against the Company; intentional, material violation of any material contract or agreement between the employee and the Company or any statutory duty owed to the Company; unauthorized use or disclosure of the Company’s confidential information or trade secrets; or gross misconduct.
          Under the Company’s change of control severance agreements with Mr. Song and such other officers, “good reason” generally means a reduction of then-existing annual base salary by more than ten percent; relocation of the employee’s principal place of employment to a location that is more than fifty miles from the employee’s principal place of employment immediately prior to the date of the change of control; or a material reduction in authority, duties or responsibilities after the change of control when compared to the authority, duties or responsibilities of the employee prior to the change of control.

          As of the date of the mailing of this Proxy Statement, Orbotech does not expect to retain all of the Company’s executive officers on a long-term basis after the merger. Should Orbotech or the Company terminate the employment of one or more of the Company’s executive officers, including any terminations by Orbotech following the closing of the merger, such terminations would likely trigger benefits under the change of control severance agreements described above.
          The following table summarizes the estimated amount of cash payments and accelerated vesting of equity awards that each of the Company’s officers who have been executive officers at any time since the beginning of the fiscal year ended September 30, 2007 would be entitled to receive under the change of control severance agreements described above, assuming a termination date of July 9, 2008 and using the proposed transaction price of $15.60 per share.

			Number of	Intrinsic value of
		Number of options subject	RSUs subject to	accelerated equity
Name	Cash payment	to accelerated vesting	accelerated vesting	awards
Jeffrey A. Hawthorne Chief Executive Officer and President	$700,000	8,640	100,000	$1,560,000
James P. Moniz Chief Financial Officer	$440,000	20,000	80,000	$1,344,400
Wendell T. Blonigan Chief Operating Officer	$486,682	49,000	117,500	$2,061,830
Steve Song Vice President, Global Sales	$453,709	2,400	40,000	$624,000
Retention Bonus Plan Agreements
          Shortly after receiving Orbotech’s unsolicited March 13, 2008, proposal for a transaction involving the Company, the Board of Directors and compensation committee began to consider the risks to the Company of a pending change of control, particularly in the context of an attempted hostile takeover, including the risk that employees who do not have change of control severance arrangements such as those described above would lack appropriate incentives to remain with the Company during such events. Accordingly, the Board of Directors and the compensation committee engaged an outside compensation consultant to provide advice regarding a potential retention bonus plan to address this risk. After review and discussion during several meetings of the Company’s compensation committee and based on advice and research of the outside consultant, in early April 2008 the Company adopted the change of control severance agreement for officers who are not executive officers described above and retention arrangements for key employees below the officer level.
          As discussions regarding a potential transaction with Orbotech moved forward, Orbotech requested that these newly adopted retention arrangements be modified with respect to both payment amounts and vesting schedules. After extensive negotiation of this topic, and in connection with Orbotech’s agreement on June 12, 2008 to forego an employee-related closing condition in the merger agreement, the Company agreed to modify the retention arrangements by both increasing the payment amounts and lengthening the vesting schedules. Under the resulting arrangements, certain employees will receive cash retention payments (totaling six or nine months of pay, depending on position), paid in installments of 25% at 90 days following closing, 25% at nine months following closing, and 50% at 18 months following closing, if the employee remains employed with the combined company on the applicable payment date. If the employment of an employee covered by a retention agreement is terminated without cause before all installment payments have been made, he or she will receive the remaining unpaid balance of the retention payments, provided that he or she sign a general release of claims in favor of the surviving corporation. In addition, certain employee retention arrangements provide that if the employee’s employment is involuntarily terminated without cause following the closing, all of his or her unvested stock awards (including stock options and RSUs) will vest.
          Orbotech also requested that Mr. Blonigan, Mr. Song and certain of the Company’s other non-executive officers who are parties to change of control agreements receive retention arrangements as well. The parties agreed that if the merger closes, Mr. Blonigan will receive a retention payment equal to the sum of 12 months of his current base salary and target bonus (totaling $486,682), which will be paid 12 months following the effective time of the merger if he remains employed at that time, and that at the closing of the merger, 50% of his currently outstanding unvested RSUs and stock options will become vested, with the remaining unvested portion becoming vested on the first anniversary of the closing of the merger if he remains employed on that date. In addition, Mr. Song and certain of the Company’s other non-executive officers will receive retention payments equal to 150% of the employee’s annual base salary and target bonus, paid out in four equal semi-annual payments over two years starting on the six-month anniversary of the closing date assuming continued employment on such dates. Certain other non-executive officers will receive retention payments equal to 12 months of base salary payable 12 months from the date of close if they remain employed at that time. Other than Mr. Blonigan and Mr. Song, none of the Company’s executive officers who were executive officers at any time since the beginning of the fiscal year ended September 30, 2007 is eligible for retention payments.
Photon Dynamics Common Stock, RSUs and Stock Options Held by Directors and Executive Officers
               Under the terms of the merger agreement, all of the Company’s stock options and RSUs, including those held by its directors and executive officers, will be assumed by Orbotech at the effective time of the merger (except for unvested RSUs held by non-employee directors, which will be treated pursuant to the terms of the Company’s shareholder-approved non-employee directors’ stock incentive plans as described above). Specifically, each Photon Dynamics stock option that is outstanding immediately prior to the effective time will be converted automatically into an option to purchase Orbotech ordinary shares on the same terms and conditions as were applicable to such stock option immediately prior to the effective time of the merger, except that (i) the number of Orbotech ordinary shares subject to the converted Orbotech stock option will be determined by multiplying the number of shares of Photon Dynamics common stock subject to the Photon Dynamics stock option immediately prior to the effective time of the merger by the exchange ratio (rounded down to the nearest whole share) and (ii) the per share exercise price for Orbotech ordinary shares issuable upon exercise of the converted Orbotech stock option will be determined by dividing the aggregate exercise price for the shares of Photon Dynamics common stock subject to the Photon Dynamics stock option immediately prior to the effective time of the merger by the number of Orbotech ordinary shares deemed purchasable pursuant to such converted Orbotech stock option (rounded up to the nearest cent). Similarly, each Photon Dynamics RSU award that is outstanding immediately prior to the effective time will be converted automatically into an RSU award with respect to Orbotech ordinary shares on the same terms and conditions as were applicable to the RSU award immediately prior to the effective time of the merger, except that the number of Orbotech ordinary shares subject to the converted RSU award will be equal to the product of (x) the number of shares of Photon Dynamics common stock subject to the Photon Dynamics RSU award immediately prior to the effective time and (y) the exchange ratio (rounded down to the nearest whole share). The merger agreement provides that for these purposes, the “exchange ratio” is determined by dividing $15.60 by the average Nasdaq closing price per Orbotech ordinary share during the five trading days immediately preceding the closing date.
          The rounding down of the number of shares underlying each converted option and RSU and the rounding up of the per-share exercise price applicable to each converted option are intended to avoid adverse tax consequences to the holders of Photon Dynamics options and RSUs.
          The following table summarizes the Photon Dynamics common stock, RSUs and options to purchase Photon Dynamics common stock held by each of the Company’s directors and officers who have been directors or executive officers at any time since the beginning of the last fiscal year, whether vested or unvested, as of July 9, 2008.
          All such shares of Photon Dynamics common stock are being treated identically in the merger to shares of Photon Dynamics common stock held by other Photon Dynamics shareholders. All such RSUs and stock options are also being treated identically to RSUs and stock options held by the Company’s employees generally except as provided above under “—Change of Control and Severance Benefits”.

	Number of shares of		Number of shares
	Photon Dynamics	Number	underlying stock
Name	common stock	of RSUs	options
Non-Employee Directors
Dr. Malcolm J. Thompson	1,250	5,000	84,201
Ms. Terry H. Carlitz	—	5,000	50,000
Dr. Donald C. Fraser	—	4,550	13,750
Mr. Edward Rogas Jr.	208	2,917	29,375
Mr. Curtis S. Wozniak	—	5,000	50,000

	Number of shares of		Number of shares
	Photon Dynamics	Number	underlying stock
Name	common stock	of RSUs	options
Executive Officers
Mr. Jeffrey A. Hawthorne	15,138	100,000	277,983
Mr. James P. Moniz	—	80,000	20,000
Mr. Wendell T. Blonigan	8,443	117,500	70,000
Mr. Steve Song	3,567	40,000	84,676
Indemnification and Insurance
          The merger agreement provides that after the effective time of the merger and to the fullest extent permitted by law, Orbotech will cause the surviving corporation to honor all rights to indemnification for acts or omissions prior to the effective time of the merger existing in favor of the current or former directors or officers of the Company and its subsidiaries, as provided in their respective articles of incorporation, by-laws and other organizational documents and indemnification agreements with such individuals, in full force and effect in accordance with their terms. The merger agreement also provides that, prior to the effective time of the merger, the Company will purchase six-year “tail” officers’ and directors’ liability insurance policies on terms and conditions no less favorable than the Company’s existing directors’ and officers’ liability insurance. If the Company cannot purchase these “tail” policies for an aggregate premium of 150% or less of the annual premium paid by the Company for such existing insurance, the Company will purchase as much insurance coverage as can be obtained within the 150% cap. Orbotech and the surviving corporation are obligated to comply with their respective obligations thereunder for the full term thereof.
Fairness Opinion Delivered to the Company’s Board of Directors
          The Company retained Credit Suisse to act as its financial advisor in connection with the merger. In connection with Credit Suisse’s engagement, the Board of Directors requested that Credit Suisse advise it with respect to the fairness to holders of Photon Dynamics common stock, from a financial point of view, of the merger consideration. On June 25, 2008, at a meeting of the Board of Directors held to evaluate the merger, Credit Suisse rendered to the Board of Directors an oral opinion, subsequently confirmed in writing and dated June 26, 2008, to the effect that, as of that date and based upon and subject to the factors, assumptions, limitations, qualifications and other considerations described in Credit Suisse’s written opinion, the merger consideration to be received by the holders of Photon Dynamics common stock in the merger was fair, from a financial point of view, to such holders.
          The full text of Credit Suisse’s written opinion, dated June 26, 2008, to the Board of Directors, which sets forth, among other things, the procedures followed, assumptions made, matters considered and limitations and qualifications on the scope of the review undertaken by Credit Suisse in rendering its opinion, is attached as Annex B hereto and is incorporated herein by reference in its entirety. Photon Dynamics shareholders are urged to read this opinion carefully in its entirety. Credit Suisse’s opinion was provided to the Board of Directors in connection with its consideration of the merger and addresses only the fairness to the holders of Photon Dynamics common stock, from a financial point of view, of the merger consideration set forth in the merger agreement and does not address any other aspect or implication of the merger or any other agreement, arrangement or understanding entered into in connection with the merger or otherwise, including, without limitation, the fairness of the amount or nature of, or any other aspect relating to, any compensation to any officers, directors or employees of any party to the Merger, or class of such persons, relative to the Merger Consideration or otherwise and does not constitute advice or a recommendation to any shareholder as to how such shareholder should vote or act on any matter relating to the merger. The issuance of Credit Suisse’s opinion was approved by an authorized internal committee of Credit Suisse. The summary of Credit Suisse’s opinion herein is qualified in its entirety by reference to the full text of the opinion.
          In arriving at its opinion, Credit Suisse reviewed the merger agreement and certain publicly available business and financial information relating to the Company. Credit Suisse also reviewed certain other information and data relating to the Company, including financial forecasts, provided to and discussed with Credit Suisse by the Company, and Credit Suisse met with the Company’s management to discuss the business and prospects of the Company. Credit Suisse also considered certain of the Company’s financial and stock market data, and Credit Suisse compared that data with similar data for other publicly held companies in businesses that Credit Suisse deemed similar to the Company’s. Credit Suisse also considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have been effected or announced. Credit Suisse also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that Credit Suisse deemed relevant.

          In connection with Credit Suisse’s review, Credit Suisse did not independently verify any of the foregoing information and assumed and relied on such information being complete and accurate in all material respects. With respect to the financial forecasts that Credit Suisse reviewed, the Company’s management advised Credit Suisse, and Credit Suisse assumed, that such forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company’s management as to its future financial performance. Credit Suisse also assumed, with the consent of the Board of Directors, that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on the Company or the merger and that the merger would be consummated in accordance with the terms of the merger agreement without waiver, modification or amendment of any material term, condition or agreement thereof. In addition, Credit Suisse was not requested to make, and did not make, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor was Credit Suisse furnished with any such evaluations or appraisals.
          Credit Suisse’s opinion is necessarily based upon information made available to Credit Suisse as of the date of the opinion and financial, economic, market and other conditions as they existed and could be evaluated on the date thereof. Credit Suisse’s opinion did not address the relative merits of the merger as compared to alternative transactions or strategies that might be available to the Company, nor did it address the Company’s underlying business decision to proceed with the merger.
          Financial Analyses
          In preparing its opinion, Credit Suisse performed a variety of financial and comparative analyses, including those described below. The summary of Credit Suisse’s analyses described below is not a complete description of the analyses underlying Credit Suisse’s opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Credit Suisse made qualitative judgments with respect to the analyses and factors that it considered. Credit Suisse arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Accordingly, Credit Suisse believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.
          In its analyses, Credit Suisse considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the Company’s control. No company, transaction or business used in Credit Suisse’s analyses as a comparison is identical to the Company, its business or the merger, and an evaluation of the results of the analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed. The estimates contained in Credit Suisse’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Credit Suisse’s analyses are inherently subject to substantial uncertainty.
          Credit Suisse was not requested to, and it did not, recommend the specific consideration payable in the proposed merger, which consideration was determined between the Company and Orbotech, and the decision to enter into the merger agreement was solely that of the Company’s Board of Directors. Credit Suisse’s opinion and financial analyses were only one of many factors considered by the Board of Directors in its evaluation of the proposed merger and should not be viewed as determinative of the views of either of the Board of Directors or the Company’s management with respect to the merger or the consideration to be paid in the merger.

          The following is a summary of the material financial analyses reviewed with the Company’s Board of Directors in connection with Credit Suisse’s opinion dated June 26, 2008. The financial analyses summarized below include information presented in tabular format. In order to fully understand Credit Suisse’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Credit Suisse’s financial analyses. The implied per share equity reference ranges set forth below were based on the fully diluted shares outstanding of the Company’s common stock, including the dilutive effect of all outstanding restricted stock and in-the-money options based primarily on publicly available information as well as certain information provided by the Company’s management.
          Discounted Cash Flow Analysis
          Credit Suisse calculated the estimated present value of the unlevered, after-tax free cash flows that the Company’s business could generate from the second half of calendar year 2008 through 2012, using projected financial information that was provided by the Company’s management. Credit Suisse estimated the unlevered, after-tax free cash flows by using estimated earnings before interest and taxes for each of the second half of calendar year 2008 and the full calendar years 2009 through 2012 and adjusting for taxes, depreciation and amortization, capital expenditures and changes in working capital. Credit Suisse then calculated a range of estimated terminal values for the Company by multiplying the terminal year net operating profit after taxes, based on estimates of Photon Dynamics management, by selected next twelve months (“NTM”) net operating profit after taxes multiples of 12.0x to 20.0x. The present values as of June 30, 2008 of the cash flows and the terminal value of the Company were then calculated using discount rates ranging from 12.0% to 16.0%. The resulting present values of the cash flows of the Company ranged from $67 million to $71 million, and the resulting present values of the terminal value of the Company ranged from $100 million to $196 million. Credit Suisse then added the estimated net cash of the Company to the sum of the present values as of June 30, 2008 of the cash flows and the terminal value of the Company to calculate the implied equity value of the Company, which ranged from $235 million to $334 million. The resulting implied equity values were then calculated on a per share basis.
          This analysis indicated the following implied per share equity reference range for the Company’s common stock, as compared to the merger consideration:

Implied Per Share Equity Reference Range	Per Share Consideration in
for Photon Dynamics	Merger
$12.54 – $17.72	$15.60
          Selected Companies Analysis
          Credit Suisse reviewed financial and stock market information of the Company and the following eighteen selected publicly traded companies:
•	Agilent Technologies, Inc.

•	Applied Materials, Inc.

•	Electro Scientific Industries, Inc.

•	FEI Company

•	GSI Group Inc.

•	Hitachi High-Technologies Corporation

•	Hoya Corporation

•	KLA-Tencor Corporation

•	Micronics Japan Co. Ltd.

•	Nanometrics Incorporated

•	NTN Corporation

•	Orbotech Ltd.

•	Rudolph Technologies, Inc.

•	Shimadzu Corporation

•	Tokyo Electron Limited

•	ULVAC Technologies, Inc.

•	Veeco Instruments Inc.

•	Zygo Corporation
          Credit Suisse reviewed, among other things, trading statistics and per share stock prices of the selected companies as a multiple of calendar year 2007 actual earnings per share and calendar years 2008 and 2009 estimated earnings per share. Credit Suisse also reviewed the aggregate market values of the selected companies as a multiple of calendar year 2007 actual revenues and calendar years 2008 and 2009 estimated revenues and as a multiple of net operating profits after taxes on a NTM basis. All statistics related to the selected companies that were reviewed by Credit Suisse in connection with its analysis were based on closing stock prices on June 20, 2008, and research analysts’ estimates. Credit Suisse also reviewed certain operating statistics of the selected companies, including revenue, revenue growth, gross margin, operating margin, net margin and long-term growth rates. Credit Suisse applied a range of selected multiples derived from the selected companies analysis to revenue and earnings per share data of the Company, using actual results for 2007 and both the estimates of Photon Dynamics management and consensus research analysts’ estimates for 2008 and 2009, in order to derive implied estimated per share equity reference ranges.
          This analysis indicated the following implied per share equity reference ranges for the Company’s common stock, as compared to the merger consideration:

Implied Per Share Equity Reference Range		Per Share Consideration in
for Photon Dynamics		Merger
Based on Management Estimates	$6.91–$21.52	$15.60
Based on Consensus of Research Analysts’ Estimates	$3.92–$18.14

          Selected Transactions Analysis
          Credit Suisse reviewed publicly available information and data for the following twenty-three selected transactions announced since January 1, 2002:

Target	Acquiror
ICOS Vision Systems Corporation NV	KLA-Tencor Corporation
Axcelis Technologies, Inc.	Sumitomo Heavy Industries Ltd.
Nextest Systems Corporation	Teradyne, Inc.
SEZ Group	Lam Research Corporation
ASE Test Ltd.	Advanced Semiconductor Engineering, Inc.
United Test and Assembly Center Ltd.	Affinity Equity Partners / TPG Capital
STATS ChipPAC Ltd.	Temasek Holdings Ltd.
Therma-wave, Inc.	KLA-Tencor Corporation
Toshiba Ceramics Co., Ltd.	The Carlyle Group
Applied Films, Inc.	Applied Materials, Inc.
ADE Corporation	KLA-Tencor Corporation
Helix Technology Corporation	Brooks Automation, Inc.
Mykrolis Corp.	Entegris, Inc.
August Technology Corporation	Rudolph Technologies, Inc.
DuPont Photomasks, Inc.	Toppan Printing Co., Ltd.
Metron Technology, Inc.	Applied Materials, Inc.
Genus, Inc.	AIXTRON AG
UltraTera Corp.	United Test and Assembly Center Ltd.
NPTest Corporation	Credence Systems Corporation
ChipPAC Inc.	ST Assembly Test Services Ltd.
CoorsTek, Inc.	Investor Group
SpeedFam-IPEC, Inc.	Novellus Systems, Inc.
FEI Company	Veeco Instruments Inc.

          Credit Suisse compared the aggregate value of each target company as a multiple of that target company’s revenue on both a last twelve months (“LTM”) and NTM basis. Credit Suisse also compared the price paid for each target company as a multiple of that target company’s earnings on both an LTM and NTM basis. All statistics related to the selected transactions that were reviewed by Credit Suisse in connection with its analysis were based on publicly available financial information at the time of announcement of the relevant transaction. Credit Suisse then applied ranges of selected multiples derived from the selected transactions to LTM and NTM revenues and earnings per share data of the Company, using actual results for LTM revenues and earnings per share data and both the estimates of Photon Dynamics management and consensus research analysts’ estimates for NTM revenues and earnings per share data, in order to derive implied estimated per share equity reference ranges.
          This analysis indicated the following implied per share equity reference ranges for the Company’s common stock, as compared to the merger consideration:

Implied Per Share Equity Reference Range		Per Share Consideration in
for Photon Dynamics		Merger
Based on Management Estimates Based on Consensus of Research Analysts’ Estimates	$9.91–$47.48 $9.91–$35.45	$15.60
          In light of the lack of direct comparability between the companies engaged in the selected transactions and the Company, the cyclicality of the businesses of the companies engaged in the selected transactions, the cyclicality of the Company’s business and the length of the time period over which the selected transactions occurred, Credit Suisse advised the Board of Directors that it accorded less weight to this analysis than to the other analyses used by it for purposes of rendering its opinion.
          Miscellaneous
          The Company selected Credit Suisse based on Credit Suisse’s qualifications, experience and reputation, and its familiarity with the Company and its business. Credit Suisse is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.
          Credit Suisse is a full service securities firm engaged in securities trading and brokerage activities, as well as providing investment banking and other financial services. In the ordinary course of business, Credit Suisse and its affiliates may acquire, hold or sell, for its and its affiliates, own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of the Company, Orbotech and any other company that may be involved in the merger, as well as provide investment banking and other financial services to such companies.
          Pursuant to the engagement agreement between the Company and Credit Suisse, the Company has agreed to pay Credit Suisse, upon closing of the transaction, a transaction fee that is expected to be approximately $4.5 million based on the aggregate value of the transaction at announcement. The substantial majority of the transaction fee is contingent upon the consummation of the proposed merger and is payable at the time of the closing. The engagement agreement also provides that Credit Suisse will receive a fee for rendering its opinion to the Board of Directors, which fee is not contingent on the consummation of the proposed merger but will be fully credited against the transaction fee if the merger is completed. In addition, the Company also agreed to reimburse Credit Suisse for expenses resulting from or arising out of its engagement, including the fees and expenses of Credit Suisse’s outside legal counsel, and to indemnify Credit Suisse and related parties against certain liabilities and other items arising out of Credit Suisse’s engagement.
Projected Financial Information
     The Company does not as a matter of course make public projections as to future performance, earnings or other results beyond the current fiscal year due to the unpredictability of the underlying assumptions and estimates. However, the Company provided certain non-public financial information to Credit Suisse in its capacity as the Company’s financial advisor, including projections by management of the Company’s standalone financial performance for the second half of calendar year 2008 and for the full calendar years 2009 through 2012. These projections were in turn used by Credit Suisse in performing the discounted cash flow analysis described on pages 27 through 28 of this proxy statement. Portions of this projected financial information were also provided to Orbotech. A summary of these projections is set forth below.

     The prospective financial information included in this proxy statement has been prepared by, and is the responsibility of, the Company’s management. This projected financial information was not prepared with a view toward public disclosure and, accordingly, does not necessarily comply with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts, or generally accepted accounting principles. Ernst & Young LLP, the Company’s outside auditors, have not examined, compiled, or performed any procedures with respect to this prospective financial information and do not express an opinion or any other form of assurance with respect thereto. The summary of these projections is not being included in this proxy statement to influence a Photon Dynamics shareholder’s decision whether to vote in favor of the proposal to approve the merger agreement and the principal terms of the merger, but because the projections represent an assessment by the Company’s management of the future cash flows that were used in Credit Suisse’s financial analysis and on which the Board of Directors relied in making its recommendation to the Company’s shareholders.
     There can be no assurance that the projections will be realized, and actual results may vary materially from those shown. The assumptions upon which the projected financial information was based necessarily involve judgments with respect to, among other things, future economic and competitive conditions and financial market conditions, which are difficult to predict accurately and many of which are beyond the Company’s control. Important factors that may affect actual results and result in the projected results not being achieved include, but are not limited to, the risks described in the Company’s most recent annual and quarterly reports filed with the SEC on Forms 10-K and 10-Q, respectively, and in this Proxy Statement under the heading “Cautionary Statement Concerning Forward-Looking Information”.
     The inclusion of the projections in this Proxy Statement should not be regarded as an indication that the Company or any of its affiliates, advisors or representatives considered or consider the projections to be predictive of actual future events, and the projections should not be relied upon as such. None of the Company or any of its affiliates, advisors, officers, directors or representatives can give any assurance that actual results will not differ from these projections, and none of them undertakes any obligation to update or otherwise revise or reconcile the projections to reflect circumstances existing after the date such projections were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error. The Company does not intend to make publicly available any update or other revision to the projections, except as required by law. None of the Company or any of its affiliates, advisors, officers, directors or representatives has made or makes any representation to any shareholder or other person regarding the ultimate performance of the Company compared to the information contained in the projections or that forecasted results will be achieved. The Company has made no representation to Orbotech, in the merger agreement or otherwise, concerning the projections.
          Photon Dynamics shareholders are cautioned not to place undue reliance on the projected financial information included in this proxy statement.
PROJECTED FINANCIAL INFORMATION
(in millions)

	Calendar Period
	2H-CY 2008	CY 2009	CY 2010	CY 2011	CY 2012
Total Revenue	$114	$172	$130	$152	$183
EBIT	$18	$26	$4	$14	$26
Net Operating Profit after Tax	$17	$23	$4	$12	$24
Unlevered Free Cash Flow(1)	$29	$20	$2	$13	$23

(1)	Calculated as net operating profit after tax, plus depreciation and amortization, less capital expenditures, and less increase in working capital.

Financing
          The Company and Orbotech estimate that the total amount of funds necessary to pay the merger consideration is $278 million. Orbotech expects to finance the acquisition from its own financial resources, from the Company’s cash and short-term investments balance of approximately $63.7 million as of March 31, 2008, and by way of debt financing from one or more Israeli banks. Orbotech has received a commitment letter and agreed to the terms of a financing agreement with Israel Discount Bank Ltd. (the “lender”) pursuant to which the lender has agreed, on the terms and subject to the conditions in the financing agreement, to provide up to $185 million in debt financing for the acquisition of the Company (the “debt financing”).
     The obligation of the lender to provide the debt financing on the terms contained in the financing agreement is subject to the following conditions:
•	the lender having been provided with a legal opinion, in the form annexed to the financing agreement, signed by counsel to Orbotech;

•	the merger agreement being in full force and effect and Orbotech having complied with all its undertakings in accordance with the terms of the merger agreement;

•	Orbotech’s rights under the merger agreement being free from any lien or claim;

•	Orbotech having received prior to the closing all authorizations, grants and permits required to acquire and own the Company; and

•	Orbotech having not signed any additional financing or loan agreement with respect to the merger, other than with another Israeli bank.
The debt financing may be utilized by Orbotech at any time on or prior to December 31, 2008.
Material U.S. Federal Income Tax Consequences
          The following are the material U.S. federal income tax consequences to holders of the Company’s common stock whose shares are converted to cash in the merger. This discussion does not address the consequences of the merger under the tax laws of any state, local or foreign jurisdiction and does not address tax considerations applicable to holders of stock options, restricted stock, restricted stock units or to holders who receive cash pursuant to the exercise of appraisal rights. In addition, this discussion does not describe all of the tax consequences that may be relevant to particular classes of taxpayers, including persons who are not citizens or residents of the United States, who acquired their shares of the Company’s common stock through the exercise of an employee stock option or otherwise as compensation, who hold their shares as part of a hedge, straddle or conversion transaction, whose shares are not held as a capital asset for tax purposes or who are otherwise subject to special tax treatment under the Code.
          This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, all as currently in effect. These laws are subject to change, possibly on a retroactive basis. Any such change could alter the tax consequences to you as described herein.
          The receipt of cash for the Company’s common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, if you receive cash in exchange for your shares of the Company’s common stock pursuant to the merger, you will recognize capital gain or loss equal to the difference, if any, between the cash received and your tax basis in the shares exchanged in the merger. Gain or loss will be determined separately for each block of your shares (i.e., shares acquired at the same cost in a single transaction). Such gain or loss will be long-term capital gain or loss if your holding period for such shares is more than one year at the time of the consummation of the merger.
          You may be subject to backup withholding at a 28% rate on the receipt of cash pursuant to the merger. In general, backup withholding will only apply if you fail to furnish a correct taxpayer identification number, or otherwise fail to comply with applicable backup withholding rules and certification requirements. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowable as a refund or credit against your U.S. federal income tax liability provided you timely furnish the required information to the Internal Revenue Service.

The U.S. federal income tax discussion set forth above is included for general information only and is based upon present law. Due to the individual nature of tax consequences, you are urged to consult your tax advisors as to the specific tax consequences to you of the merger, including the effects of applicable foreign, state, local and other tax laws.
Required Antitrust Approvals
          Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, amended (the “HSR Act”), and the rules promulgated thereunder, Orbotech and the Company cannot complete the merger until they notify and furnish information to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice, and specified waiting period requirements are satisfied. Orbotech and the Company expect to file notification and report forms under the HSR Act with the Federal Trade Commission and the Antitrust Division no later than July 16, 2008, as a result of which the waiting period would be expected to expire by August 15, 2008, unless otherwise terminated or extended by the antitrust agencies.
          The Company and Orbotech will also make foreign antitrust filings pursuant to the Monopoly Regulation and Fair Trade Act of South Korea, the Fair Trade Act of Taiwan, the Act Concerning Prohibition of Private Monopolization and Maintenance of Fair Trade (Law No. 54 of 1947) of Japan and, as applicable, the Regulation of the Merger and Acquisition of Domestic Enterprises by Foreign Investors of the People’s Republic of China and the Anti-Monopoly Law of the People’s Republic of China. The merger agreement further provides that it is a condition to each party’s obligation to consummate the merger that any other consents, approvals and filings under any other foreign antitrust law shall have been received, the absence of which would prohibit the consummation of the merger and is reasonably expected to have a material adverse effect on Orbotech or the Company.
          While the Company has no reason to believe it will not be possible to obtain these regulatory approvals in a timely manner and without the imposition of burdensome conditions, there is no certainty that these approvals will be obtained within the period of time contemplated by the merger agreement or on conditions that would not be detrimental. For example, at any time before or after completion of the merger, the U.S. Federal Trade Commission or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the merger or seeking divestiture of substantial assets of Orbotech or the Company. Private parties may also bring actions under the antitrust laws under certain circumstances.
          Under the merger agreement, both the Company and Orbotech have each agreed to use all reasonable efforts to take or cause to be taken all actions to obtain all regulatory and governmental approvals necessary to complete the merger. Notwithstanding that agreement, with respect to antitrust and competition law matters, the merger agreement does not require Orbotech to agree to dispose of any assets or limit its freedom of action with respect to any of its or the Company’s businesses, except for actions that (i) have not had and are not reasonably expected to have a material adverse effect on either Orbotech or the Company or (ii) involve the disposition of, an agreement to hold separate or other restrictions or limitations with respect to a portion of the flat panel display business of Orbotech or the Company that is immaterial.
Required Exon-Florio/CFIUS Clearance and ITAR Filings
          The Company’s Salvador subsidiary is engaged in the development and manufacture of high-performance digital cameras that are used in defense applications. The Exon-Florio Amendment to the Defense Production Act of 1950 (“Exon-Florio”) empowers the President of the United States to prohibit or suspend an acquisition of, or investment in, a U.S. business by a “foreign person” if the President, after investigation, finds credible evidence that the foreign person might take action that threatens to impair the national security of the United States and that other provisions of existing law do not provide adequate and appropriate authority to protect national security. The Committee on Foreign Investment in the United States (“CFIUS”), an interagency committee chaired by the U.S. Department of the Treasury, is authorized to receive notices of proposed transactions, conduct reviews, determine whether an investigation is warranted, conduct investigations and submit recommendations to the President to suspend or prohibit pending transactions or to require divestitures in the case of completed transactions. CFIUS is also authorized to negotiate and enter into agreements or impose conditions to mitigate national security threats identified during the review or investigation.

          Parties to a transaction may, but are not required to, submit a voluntary notice of the transaction to CFIUS. Orbotech and the Company expect to submit such a notice to CFIUS no later than July 25, 2008. CFIUS has 30 calendar days from the date it accepts the voluntary notice to review the transaction and decide whether to initiate a formal investigation. If CFIUS declines to investigate, it sends a letter to the parties stating that it has determined that there are no issues of national security sufficient to warrant an investigation and the clearance process is at an end. If CFIUS decides to investigate, it has 45 calendar days to complete its investigation. Upon completion of an investigation, CFIUS is required to send a report to the President if it recommends that he prohibit or suspend the transaction or if it is unable to reach a decision on whether to recommend prohibition or suspension of the transaction. If CFIUS refers the matter to the President, he must decide within 15 calendar days whether to block the transaction. Any decision by CFIUS to recommend that the transaction be blocked or to impose restrictions should therefore occur no later than 75 days following acceptance of the formal notice, although on occasion, when more time has been required, parties have withdrawn their notice and refiled, extending the time period for review.
          Although the Company and Orbotech do not believe that an investigation of, or recommendation to block, the transaction is warranted, CFIUS and the President have considerable discretion to conduct investigations and block transactions under Exon-Florio. The expiration or termination of the CFIUS review process and the determination by CFIUS or the President that there are no issues of national security sufficient to warrant investigation or block the proposed transaction are a condition to Orbotech’s obligation to consummate the merger. However, if, at any point, all other conditions to the completion of the merger have been met other than the condition pertaining to Exon-Florio clearance (and other than those that by their nature cannot be satisfied until at or immediately prior to the closing), the merger agreement permits the Company to notify Orbotech that it intends to terminate the merger agreement as a result of the failure to satisfy the Exon-Florio closing condition. If this closing condition is not then waived by Orbotech or satisfied within three business days following such notice, the Company is permitted to terminate the merger agreement, upon which termination Orbotech is required to pay the Company a $9 million “reverse breakup” fee. See “The Merger Agreement—Termination Fees and Expenses”.
          The merger agreement requires Orbotech to take or commit to the following actions to the extent necessary to obtain clearance from CFIUS or to avoid an action or proceeding by a governmental entity under Exon-Florio or under requirements of the National Industrial Security Program of the Defense Security Service of the U.S. Department of Defense or the International Traffic in Arms Regulations (“ITAR”) of the U.S. Department of State (collectively, the “Defense Review Laws”):
•	sell or arrange for the sale of Salvador within a reasonable amount of time following the consummation of the merger;

•	maintain and operate Salvador as a separate, ongoing business as a supplier of high-performance digital cameras, which would include maintaining the books, records, classified information and other controlled information regarding Salvador’s sales and customer information separate from Orbotech and the surviving corporation’s other operations, including under a proxy arrangement or voting trust (other than to the extent that such information is necessary for Orbotech or the Company to comply with applicable law);

•	ensure that restrictions satisfactory to the applicable governmental entities are placed on all classified or other controlled information held by Salvador in order to prevent such information from being communicated or delivered to Orbotech; or

•	take any other action that is not reasonably expected to have a material adverse effect on Salvador (excluding any action with respect to any business or asset of Orbotech or the Company other than Salvador).
          The merger agreement also requires the Company to file a notification regarding the merger with the Directorate of Defense Trade Controls of the U.S. Department of State pursuant to ITAR, which the Company filed on July 1, 2008. ITAR controls the export of defense-related technology pursuant to the Arms Export Control Act. The merger agreement provides that it is a condition to Orbotech’s obligation to consummate the merger that either (i) 60 days have passed since the date of such filing or (ii) the Directorate of Defense Trade Controls has not taken or threatened to take enforcement action against Orbotech in connection with the merger.

THE MERGER AGREEMENT
          The following discussion sets forth the principal terms of the Agreement and Plan of Merger and Reorganization, which is referred to as the merger agreement, a copy of which is attached as Annex A to this Proxy Statement and is incorporated by reference herein. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement and not by this discussion, which is summary by nature. This discussion is not complete and is qualified in its entirety by reference to the complete text of the merger agreement. The Company urges you to read the merger agreement carefully in its entirety, as well as this proxy statement, before making any decisions regarding the merger.
          The representations and warranties described below and included in the merger agreement were made by the Company and Orbotech to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the merger agreement and may be subject to important qualifications and limitations agreed to by the Company and Orbotech in connection with negotiating its terms. Moreover, the representations and warranties may be subject to a contractual standard of materiality that may be different from what may be viewed as material to shareholders, or may have been used for the purpose of allocating risk between the Company and Orbotech rather than establishing matters as facts. The merger agreement is described in this proxy statement and included as Annex A only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding the Company, Orbotech or their respective businesses. Accordingly, you should not rely on the representations and warranties in the merger agreement as characterizations of the actual state of facts about the Company or Orbotech, and you should read the information provided elsewhere in this proxy statement and in the Company’s and Orbotech’s filings with the SEC for information regarding the Company and Orbotech and their respective businesses. See “Where You Can Find More Information”.
The Merger
          Subject to the terms and conditions of the merger agreement and in accordance with California law, merger sub, a California corporation and an indirect wholly-owned subsidiary of Orbotech, will merge with and into the Company, and the Company will survive the merger as an indirect wholly-owned subsidiary of Orbotech.
Closing and Effective Time of the Merger
          The closing of the merger will occur on the second business day after the conditions to its completion have been satisfied or waived, unless otherwise agreed to between the Company and Orbotech. The merger will become effective at such time (the “effective time”) as the parties file an agreement of merger and officers’ certificates with the Secretary of State of the State of California in accordance with California law.
Consideration to be Received in the Merger
          Common Stock. At the effective time of the merger, each outstanding share of Photon Dynamics common stock (other than treasury stock and shares owned by the Company, Orbotech or merger sub) will be converted into the right to receive $15.60 in cash, without interest. For example, if you currently own 100 shares of Photon Dynamics common stock, you would be entitled to receive (100 x $15.60) or $1,560 in cash. As a result of this conversion, after the merger is completed, the Company’s shareholders will have only the right to receive this consideration, and will no longer have any rights as shareholders, including voting or other rights. Shares of Photon Dynamics common stock held as treasury stock or owned by the Company, Orbotech or merger sub will be cancelled at the effective time of the merger.
          Employee Stock Options. At the effective time of the merger, each option to purchase shares of Photon Dynamics common stock that is outstanding and unexercised immediately prior to the effective time will cease to represent a right to acquire Photon Dynamics common stock and will be assumed by Orbotech and converted automatically into an option to purchase Orbotech ordinary shares. The number of Orbotech ordinary shares underlying each converted option will be equal to the number of Photon Dynamics shares underlying the Photon Dynamics option immediately prior to the effective time multiplied by the exchange ratio, which is determined by dividing $15.60 by the average Nasdaq closing price per share of Orbotech ordinary shares during the five trading days immediately preceding the closing date, rounded down to the nearest whole share. The per share exercise price applicable to each converted option will be equal to the quotient of such option’s former aggregate exercise price with respect to Photon Dynamics common stock divided by the number of Orbotech ordinary shares underlying the converted option, rounded up to the nearest cent. The duration and other terms of each converted option will be the same as those of the former Photon Dynamics option, except that all references to the Company will be deemed to be references to Orbotech. Each holder of converted options will be credited for his or her service with the Company or its subsidiaries for purposes of determining vesting under the converted option.
          As an example, assume that the average Nasdaq closing price per share of Orbotech ordinary shares during the five trading days immediately preceding the closing date is $12.48. In that case, the exchange ratio would be $15.60 / $12.48, or 1.25. If an employee holds a Photon Dynamics option for 500 shares with an exercise price of $16.00 per share immediately before closing, the converted Orbotech option will be calculated as follows:
          Number of shares = (500 shares) * (exchange ratio) or (500 * 1.25) = 625
          Exercise price = (aggregate exercise price)/625 shares or ($16.00 * 500)/625 = $12.80
          That is, immediately following the closing, the employee would have an option to purchase 625 Orbotech ordinary shares with an exercise price of $12.80 per share, with the same vesting schedule as applied to the Photon Dynamics option. Note that the actual conversion ratio may be different than as used in this example, depending on the actual Orbotech stock price during the five trading days immediately preceding the closing date.
          The rounding down of the number of shares underlying each converted option and the rounding up of the per-share exercise price applicable to each converted option are intended to avoid adverse tax consequences to the holders of Photon Dynamics stock options.
          Restricted Stock Units. At the effective time of the merger, each outstanding Photon Dynamics restricted stock unit will be assumed by Orbotech and converted automatically into a restricted stock unit with respect to Orbotech ordinary shares. The number of Orbotech ordinary shares underlying each such converted restricted stock unit will be equal to the number of shares of Photon Dynamics common stock underlying the Photon Dynamics restricted stock unit immediately prior to the effective time multiplied by the Exchange Ratio, rounded down to the nearest whole share. Each holder of converted restricted stock units will be credited for his or her service with the Company or its subsidiaries for purposes of determining vesting under the converted restricted stock units.
          Employee Stock Purchase Program. Assuming the merger will close prior to the expiration of the current offering period, the Company will establish an early purchase date under its ESPP prior to the effective time of the merger with respect to then-accrued rights to purchase the Company’s common shares under the plan. The ESPP will be terminated at or prior to the effective time of the merger.
Procedures for Exchange of Certificates
          Orbotech will appoint a paying agent for the payment of the merger consideration upon surrender of certificates and uncertificated shares of Photon Dynamics common stock. As soon as reasonably practicable after the effective time of the merger, the paying agent will mail a letter of transmittal to each holder of record of Photon Dynamics shares of common stock, advising such holders of the procedure for surrendering their stock certificates and/or uncertificated shares to the paying agent. Upon surrender to the paying agent of the applicable Photon Dynamics common stock certificate or uncertificated shares, together with a letter of transmittal covering such shares and such other documents as the paying agent may reasonably require, the holder of such certificate or uncertificated share will be entitled to receive the merger consideration for each share represented by such certificate or uncertificated share, and the certificate or uncertificated share will be cancelled. The paying agent, the surviving corporation and Orbotech are entitled to deduct and withhold any applicable taxes from the merger consideration that would otherwise be payable.
          After the effective time, each certificate that previously represented shares of Photon Dynamics common stock will represent only the right to receive the applicable merger consideration as described above under “—Consideration to be Received in the Merger”. In addition, the Company will not register any transfers of the shares of Photon Dynamics common stock after the effective time of the merger.

          Holders of Photon Dynamics common stock should not send in their Photon Dynamics stock certificates until they receive and complete and submit a signed letter of transmittal sent by the paying agent with instructions for the surrender of Photon Dynamics stock certificates.
          The Company and Orbotech are not liable to holders of shares of Photon Dynamics common stock for any amount delivered to a public official under applicable abandoned property, escheat or similar laws.
Representations and Warranties
          The merger agreement contains a number of representations and warranties made by Orbotech and the Company to each other. The representations and warranties are subject in some cases to specified exceptions and qualifications. The parties’ reciprocal representations and warranties relate to, among other things:
•	organization, good standing and corporate power and authority to enter into the merger agreement and consummate the merger;

•	the approval by such party’s board of directors of the merger agreement and the merger;

•	documents filed with the SEC and the accuracy of information contained in those documents;

•	the absence of any violation of or conflict with such party’s organizational documents, applicable law or certain agreements as a result of entering into the merger agreement and consummating the merger; and

•	consents and approvals of governmental entities required in connection with the merger agreement and the merger.
          In addition to the foregoing, the merger agreement contains representations and warranties made by the Company to Orbotech, including regarding:
•	capital structure and subsidiaries;

•	the shareholder vote required to consummate the merger;

•	financial statements and undisclosed liabilities;

•	accounting and disclosure controls;

•	the absence of any material adverse effect or certain other changes or events from October 1, 2007 through June 26, 2008;

•	filing of tax returns, payment of taxes and other tax matters;

•	employee benefit plans and the Employee Retirement Income Security Act of 1974;

•	litigation and legal proceedings;

•	compliance with applicable legal requirements;

•	environmental matters;

•	properties and assets;

•	Salvador’s products and services;

•	intellectual property;

•	certain material contracts; and

•	brokers used in connection with the merger.
          In addition, the merger agreement contains representations and warranties made by Orbotech to the Company regarding:
•	the commitment that it received for the debt financing; and

•	the absence of tax withholding requirements under Israeli law with respect to holders of Photon Dynamics common stock who are not tax residents of Israel.
Conduct of Business Pending the Merger
          Under the merger agreement, the Company is required to carry on its business in the usual, regular and ordinary in substantially the same manner as previously conducted and use all commercially reasonable efforts to maintain and preserve its business organization, keep available the services of its officers and employees and preserve its business relationships with customers, suppliers, licensors, licensees, distributors and others.
          In addition, the Company may not, among other things and subject to certain exceptions, without Orbotech’s consent:
•	declare or pay any dividends on or make other distributions in respect of its capital stock;

•	split, combine or reclassify any of its capital stock;

•	purchase, redeem or otherwise acquire any of its capital stock or other securities or any rights, warrants or options to acquire any of its capital stock or other securities;

•	issue, deliver, sell, grant or pledge any shares of its capital stock or other voting securities, or securities convertible into or exchangeable for such stock or securities, subject to certain exceptions for the exercise of Photon Dynamics stock options and rights under the ESPP and the vesting of restricted stock units outstanding as of the date of the merger agreement and for certain restricted stock units granted to new hires;

•	amend its charter or bylaws;

•	acquire any business or material assets other than as part of purchases of inventory or raw materials in the ordinary course of business consistent with past practices or permitted capital expenditures;

•	enter into any joint ventures, strategic partnerships, strategic alliances or arrangements that restrict its ability to compete or sell products and services;

•	except as required by law or pursuant to existing benefit plans or agreements, (a) enter into, amend or terminate any collective bargaining or employee benefit plan or agreement, (b) increase the compensation, bonus or benefits of any director, officer, employee, contractor or consultant, or pay bonuses to any such persons, other than in the ordinary course of business consistent with past practice to employees who are not executive officers, in connection with promotions of such employees, (c) pay any benefit not required by any existing employee benefit plan or agreement, other than in the ordinary course of business consistent with past practice to employees who are not executive officers, (d) grant, pay or increase any severance pay, (e) grant awards under any bonus or compensation plan, (f) amend or modify any stock option or restricted stock unit, (g) take any action to fund or otherwise secure the payment of compensation or benefits under any employee benefit plan or agreement, (h) accelerate the vesting or payment of any employee compensation or benefits or (i) materially change any actuarial assumption used to calculate funding obligations with respect to any pension plan;

•	make any changes in accounting methods, principles or practices, except as required by a change in generally accepted accounting principles;

•	sell, lease or otherwise dispose of or subject to liens any material properties or assets, except sales of inventory in the ordinary course of business consistent with past practice;

•	incur any indebtedness for borrowed money, except for certain short-term borrowings of less than $500,000 incurred in the ordinary course of business consistent with past practice;

•	issue debt securities or rights to acquire debt securities;

•	guarantee any indebtedness or other obligations of any person, or enter into any “keep well” or similar arrangement;

•	make any loans, advances or capital contributions to any person or entity other than wholly-owned subsidiaries, or make loans, advances or capital contributions to Salvador or any of its subsidiaries in excess of $400,000 per month;

•	make any capital expenditures in excess of $100,000 with respect to Salvador and its subsidiaries, or in excess of $500,000 per fiscal quarter with respect to the rest of the Company;

•	make or change any material tax election, settle or compromise any material tax liability or refund or change any material method of accounting for tax purposes or file any materially amended tax return;

•	settle any litigation, other than in the ordinary course of business consistent with past practice in accordance with disclosures in filed SEC documents, or other than litigation incurred after the filing of the SEC documents in the ordinary course of business consistent with past practice;

•	cancel any material indebtedness or waive any claims of substantial value;

•	waive, modify, terminate, release, or fail to enforce any confidentiality, standstill, or similar agreement to which the Company or its subsidiaries are parties or beneficiaries, except as described below in “—No Solicitation; Changes in Recommendation”;

•	amend or terminate any material contract other than in the ordinary course of business consistent with past practice;

•	enter into, modify, amend or terminate any contract relating to LT Solar or any material contract relating to Salvador;

•	take any action the purpose of which is to materially impair the Company’s ability to perform its obligations under the merger agreement or to materially impede the consummation of the merger;

•	transfer or license any material intellectual property rights other than on a non-exclusive basis in the ordinary course of business consistent with past practice;

•	form, establish or acquire any subsidiary; or

•	authorize or agree to take any of the foregoing actions.

Reasonable Efforts; Other Agreements
          Reasonable Efforts. Orbotech and the Company have each agreed to use all reasonable efforts to take all actions necessary or advisable to consummate the merger as quickly as possible, including efforts needed to obtain all necessary regulatory and governmental approvals.
          Notwithstanding the parties’ “all reasonable efforts” obligation, with respect to antitrust and competition law matters, the merger agreement does not require Orbotech to agree to dispose of any assets or limit its freedom of action with respect to any of its or the Company’s businesses, except for actions that (i) have not had and are not reasonably expected to have a material adverse effect on either Orbotech or the Company or (ii) involve the disposition of, an agreement to hold separate or other restrictions or limitations with respect to a portion of the flat panel display business of Orbotech or the Company that is immaterial.
          In addition to filings with antitrust and competition law authorities, the merger agreement provides that the parties will submit a joint voluntary notice regarding the merger to CFIUS, which Orbotech and the Company expect to submit no later than July 25, 2008. To the extent necessary to obtain clearance from CFIUS or to avoid an action or proceeding by a governmental entity under Defense Review Laws, the merger agreement requires Orbotech to:
•	sell or arrange for the sale of Salvador within a reasonable amount of time following the consummation of the merger;

•	maintain and operate Salvador as a separate, ongoing business as a supplier of high-performance digital cameras, which would include maintaining the books, records, classified information and other controlled information regarding Salvador’s sales and customer information separate from Orbotech and the surviving corporation’s other operations, including under a proxy arrangement or voting trust (other than to the extent that such information is necessary for Orbotech or the Company to comply with applicable Law);

•	ensure that restrictions satisfactory to the applicable governmental entities are placed on all classified or other controlled information held by Salvador in order to prevent such information from being communicated or delivered to Orbotech; or

•	take any other action that is not reasonably expected to have a material adverse effect on Salvador (excluding any action with respect to any business or asset of Orbotech or the Company other than Salvador).
          Proxy Statement; Shareholders’ Meeting. The Company has agreed to prepare and file with the SEC this proxy statement, to use its reasonable efforts to resolve any SEC comments relating to this proxy statement and to cause this proxy statement to be mailed to its shareholders as promptly as practicable, but in any event no later than two weeks after resolution of any comments by the SEC. The merger agreement also provides that the Company will hold the special meeting as promptly as practicable and will include in this proxy statement its Board of Directors’ recommendation that its shareholders vote in favor of the approval of the merger agreement and the principal terms of the merger, unless such recommendation has been withdrawn or modified.
          Other Agreements. The merger agreement contains certain other agreements, including agreements relating to access to information and cooperation between Orbotech and the Company during the pre-closing period, public announcements and certain tax matters.
Financing
          Although the merger agreement does not contain any financing-related closing condition, Orbotech expects to fund the payment of the merger consideration through a combination of its and Company’s existing cash and debt financing from external sources. Orbotech has obtained a written commitment (referred to in this proxy statement as the commitment letter) from the lender to provide up to $185 million in debt financing in connection with the merger and the other transactions contemplated by the merger agreement. Orbotech has agreed to the terms of a financing agreement with the lender. See “The Merger—Financing”.
          The merger agreement requires that Orbotech will use its best efforts to satisfy the conditions applicable to it in the commitment letter and the financing agreement and to consummate the debt financing no later than the outside date. The merger agreement also requires Orbotech to keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange for the debt financing and not to permit any material amendment or modification to be made to, or any waiver of any material provisions or remedy under, the commitment letter without first consulting with the Company or, if such amendment would reasonably be expected to prevent, delay or hinder the consummation of the merger, obtaining the Company’s consent. In the event that any portion of the debt financing becomes unavailable on the terms and conditions contemplated in the commitment letter or financing agreement, the merger agreement requires Orbotech to use its best efforts to obtain any such unavailable portion from alternative sources on comparable or more favorable terms as promptly as practicable following the occurrence of such event but in any event no later than the outside date.
          The Company has agreed to provide Orbotech with all reasonable cooperation in connection with the debt financing, including with respect to the provision of information, the preparation of agreements and other documentation required in connection with the debt financing and the attendance and participation in meetings.
Conditions to Completion of the Merger
          Each party’s obligation to effect the merger is subject to the satisfaction or waiver of various conditions, which include the following:
•	the receipt of approval by the Company’s shareholders;

•	the expiration or termination of the waiting period under U.S. antitrust laws, the receipt of any consents or approvals required under the competition laws of South Korea, Taiwan, Japan and China, and the receipt of any other consents or approvals under foreign antitrust law the absence of which would prohibit the consummation of the merger and reasonably be expected to have a material adverse effect on Orbotech or the Company;

•	the receipt of any other governmental approvals necessary for the consummation of the merger; and

•	the absence of any injunctions or legal prohibitions preventing the consummation of the merger.
          Orbotech’s obligation to complete the merger is subject to the satisfaction or waiver of additional conditions, which include the following:
•	the accuracy of the Company’s representations and warranties in the merger agreement, except to the extent that any inaccuracies have not had and are not reasonably expected to have a material adverse effect on the Company;

•	the Company having performed its obligations under the merger agreement in all material respects;

•	the delivery to Orbotech of a Photon Dynamics officers’ certificate confirming that the conditions described in the immediately preceding two bullets have been satisfied;

•	the absence of governmental antitrust litigation seeking to prohibit, limit or restrain the merger or Orbotech’s ownership of the Company following the closing, or that would otherwise be reasonably likely to have a material adverse effect on the Company;

•	the expiration or termination of the CFIUS review process;

•	the absence of a material adverse effect on the Company;

•	the Company having filed notification and report forms regarding the merger with the Office of Defense Trade Controls pursuant to ITAR, with either (i) 60 days having passed since the date of such filing or (ii) the Office of Defense Controls having not taken or threatened to take enforcement action against Orbotech in connection with the merger;

•	Orbotech having received the resignations of all Photon Dynamics directors; and

•	demands for appraisal not having been filed with respect to 10% or more of the Company’s outstanding common stock.

          The merger agreement provides that certain of the conditions described above may be waived. Neither Orbotech nor the Company currently expects to waive any material condition to the completion of the merger. The approval of the Company’s shareholders is not required for any waiver by the Company.
          A “material adverse effect” is defined generally in the merger agreement to mean a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of the relevant party and its subsidiaries, taken as a whole.
          A “material adverse effect” with respect to the Company is more specifically defined in the merger agreement to mean (a) a material adverse effect on the Company and its subsidiaries, taken as a whole, or (b) a material adverse effect on the ability of the Company to perform its obligations under the merger agreement within a reasonable period of time or to consummate the merger and the other transactions contemplated by the merger agreement within a reasonable period of time; provided, however, that for purposes of the merger agreement’s closing conditions, none of the following occurring after the date of signing of the merger agreement are deemed either alone or in combination to constitute, and none of the following will be taken into account in determining whether there has been or is reasonably expected to be, a material adverse effect under clause (a) above:
•	any adverse effect arising from or otherwise relating to (A) the announcement, pendency or consummation of the merger and the other transactions contemplated by the merger agreement; (B) general economic, business, financial or market conditions in any of the jurisdictions or regions in which the Company or any of its subsidiaries conducts business, to the extent that such conditions do not have a disproportionate effect on the Company or any of its subsidiaries or (C) any condition or event that generally affects any of the industries or industry sectors in which the Company or any of its subsidiaries operates, to the extent that such condition or event does not have a disproportionate effect on the Company or any of its subsidiaries;

•	any adverse effect arising from or otherwise relating to fluctuations in the value of any currency;

•	any adverse effect arising from or otherwise relating to any act of terrorism or war, any regional, national or international calamity, natural disaster or any other similar event, to the extent that such event does not result in material damage to any of the assets or facilities of the Company or any of its subsidiaries (with such materiality measured in reference to the Company and its subsidiaries taken as a whole);

•	any adverse effect arising from any changes (after the date of the merger agreement) in GAAP;

•	any adverse effect arising from the taking of any action that is expressly required by the merger agreement, excluding actions (including non-actions) required to be taken or not to be taken pursuant to the Company’s covenants regarding the conduct of its business pending the completion of the merger;

•	in and of itself, any failure of the Company to meet internal or analysts’ expectations or projections, excluding the events giving rise to such failure; or

•	in and of itself, any decline in the Company’s stock price, excluding the events giving rise to such decline.
          A “material adverse effect” with respect to Orbotech is more specifically defined in the merger agreement to mean a material adverse effect on the ability of Orbotech or merger sub to perform its obligations under the merger agreement within a reasonable period of time or a material adverse effect on the ability of Orbotech or merger sub to consummate the merger and the other transactions contemplated by the merger agreement within a reasonable period of time.
No Solicitation; Changes in Recommendations
          In the merger agreement the Company has agreed that its Board will recommend that the Company’s shareholders approve the merger agreement and the principal terms of the merger and that it will not:

•	directly or indirectly solicit, initiate or encourage the submission of any “company takeover proposal,” as described below;

•	enter into any agreement with respect to any company takeover proposal;

•	directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person any non-public information in connection with, or participate in, any competing proposal or the making of any proposal that may reasonably be expected to lead to any competing proposal;

•	withdraw or modify in a manner adverse to Orbotech or merger sub its recommendation to the Company’s shareholders, or propose to do so;

•	approve any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to any company takeover proposal; or

•	approve or recommend, or publicly propose to approve or recommend, any company takeover proposal.
          However, at any time before the date that the vote required to be obtained from its shareholders in connection with the merger has been obtained, the Company and its Board of Directors may, to the extent required by the Board’s fiduciary obligations:
•	in response to a superior proposal (as defined below) or a company takeover proposal that the Board of Directors, as determined in good faith after consultation with outside counsel, reasonably believes may lead to a superior proposal and that in either case was not solicited by the Company and did not otherwise result from a breach of the relevant provisions of the merger agreement, (i) furnish information relating to the Company to the person making such proposal pursuant to a confidentiality agreement that is not less restrictive of the other party than the Company’s confidentiality agreement with Orbotech (other than with respect to standstill provisions) and (ii) participate in discussions with such person and its representatives regarding any such proposal.

•	waive standstill provisions in effect with a third party whose identity has been disclosed to Orbotech in response to an unsolicited request from such third party for such a waiver, provided that such third party has either made a superior proposal or expressed an intention to make a company takeover proposal that the Board of Directors determines is reasonably likely to result in a superior proposal and the waiver is limited to making a company takeover proposal; or

•	withdraw or modify its recommendation that the Company’s shareholders vote to approve the merger agreement and the principal terms of the merger.
          The terms “company takeover proposal” and “competing proposal” mean (i) any proposal or offer for a merger, consolidation, dissolution, recapitalization or other business combination involving the Company, (ii) any proposal for the issuance by the Company of over 20% of its equity securities as consideration for the assets or securities of another entity or person or (iii) any proposal or offer to acquire in any manner, directly or indirectly, over 20% of the equity securities or consolidated total assets of the Company, in each case other than the merger.
          The term “superior proposal” means any proposal made by a third party to acquire substantially all the equity securities or assets of the Company, pursuant to a tender or exchange offer, a merger, a consolidation, a liquidation or dissolution, a recapitalization, a sale of all or substantially all its assets or otherwise, (i) on terms which the Board of Directors determines in good faith to be more favorable to the holders of Photon Dynamics common stock than the merger and the other transactions contemplated by the merger agreement, taking into account all the terms and conditions of such proposal and the merger agreement (including any proposal by Orbotech to amend the terms of the merger and the merger agreement) and (ii) that is reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of such proposal.

          The merger agreement also provides that the Company must notify Orbotech of any company takeover proposal received by the Company or any inquiry with respect to a company takeover proposal. The Company must keep Orbotech fully informed of the status of any such company takeover proposal or inquiry and provide to Orbotech any non-public information relating to the Company that has not already been provided to Orbotech.
Termination of the Merger Agreement
          Generally, the merger agreement may be terminated and the merger may be abandoned at any time prior to its completion:
•	by mutual written consent of Orbotech, merger sub and the Company;

•	by either the Company or Orbotech, if:
o	the merger has not been completed by December 26, 2008; except that this right is not available to any party whose material breach of the merger agreement has resulted in the failure to complete the merger by this date; and provided that this date may be extended to March 26, 2009 if any antitrust, governmental or regulatory approvals have not been received;

o	a governmental entity issues an order, decree or ruling or takes any other nonappealable final action permanently enjoining, restraining or otherwise prohibiting the merger; or

o	the required Photon Dynamics shareholder vote has not been obtained at the special meeting or any postponement or adjournment thereof;
•	by Orbotech, if:
o	the Company breaches or materially fails to perform any of its representations, warranties or covenants contained in the merger agreement, which breach would result in the failure of the related Orbotech closing condition and cannot be or has not been cured after 30 days’ notice;

o	the Company’s Board of Directors changes its recommendation regarding the merger agreement and the merger, or publicly proposes to approve or recommend a competing proposal; or

o	following the public announcement of a competing proposal, the Company’s Board of Directors fails to reaffirm its recommendation and reject the competing proposal;
•	by the Company:
o	if Orbotech materially breaches or fails to perform any of its covenants contained in the merger agreement, which breach cannot be or has not been cured after 30 days’ notice;

o	to accept a proposal from a third party to acquire the Company on terms that the Company’s Board of Directors determines to be superior to the terms of the merger, if the Company provides Orbotech a three business day matching right and pays the applicable termination fee (as described below); or

o	if CFIUS clearance has not been obtained and all other conditions to the completion of the merger have been met, and following three business days’ notice to Orbotech, Orbotech does not waive the CFIUS closing condition.

Termination Fees and Expenses
          The Company is required to pay Orbotech a $9,000,000 termination fee if the merger agreement is terminated:
•	by the Company to accept a superior proposal;

•	by Orbotech, if the Company’s Board of Directors changes its recommendation or recommends a competing proposal, or fails to reaffirm its recommendation following the public announcement of a competing proposal;

•	following the public announcement of a competing proposal that is not withdrawn prior to the special meeting, if (i) such termination results from a failure to obtain the required Photon Dynamics shareholder vote and (ii) within twelve months after such termination, the Company enters into a definitive agreement relating to an alternative acquisition or consummates an alternative acquisition; or

•	following the receipt by the Company of a competing proposal that is not withdrawn on or prior to the outside date, if (i) the required Photon Dynamics shareholder vote is not obtained and (ii) within twelve months after such termination, the Company enters into a definitive agreement relating to an alternative acquisition or consummates an alternative acquisition.
          In addition to the termination fee, the Company has agreed to reimburse up to $2,000,000 of Orbotech’s reasonable out-of-pocket expenses if the merger agreement is terminated:
•	as a result of the failure to obtain the required Photon Dynamics shareholder vote; or

•	as a result of the Company’s breach or material failure to perform any of its representations, warranties or covenants contained in the merger agreement, provided, however, that in the event that the Company pays the $9,000,000 termination fee to Orbotech, it will not be required to also reimburse its expenses.
          Orbotech has agreed to pay the Company a termination fee of $9,000,000 if the merger agreement is terminated because CFIUS clearance has not been obtained and all other conditions to the completion of the merger have been met, and following three business days’ notice to Orbotech, Orbotech does not waive the CFIUS closing condition.
          Except as described above, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement other than those incurred in connection with the filing, printing and mailing of this proxy statement will be paid by the party incurring those costs or expenses. The Company has agreed to bear expenses incurred in connection with filing, printing and mailing this proxy statement.
Effect of Termination
          If the merger agreement is terminated as described in “—Termination of the Merger Agreement” above, the merger agreement will be void, and there will be no liability or obligation of any party except that:
•	each party will remain liable for any willful and material breach of its representations, warranties, covenants, or agreements in the merger agreement, except that in the event that one of the parties pays a termination fee to the other party, such fee will constitute the exclusive remedy for breach of the merger agreement or other claims relating to the merger; and

•	certain provisions of the merger agreement, including the provisions relating to the allocation of fees and expenses (including, if applicable, the termination fees described below), will survive termination.
Employee Matters
          The merger agreement provides that, for a period of one year after the effective time, Orbotech will provide employee benefits and base salary to non-director employees of the Company and its subsidiaries that, taken as a whole, are comparable in the aggregate to the employee benefits and base salary provided to such employees immediately prior to the effective time; provided, however, that Orbotech shall have no obligation to grant any equity compensation to such employees and no benefit plans providing for equity compensation shall be taken into account in determining whether employee benefits are comparable in the aggregate. The merger agreement also provides that Orbotech will waive any pre-existing condition, waiting period or exclusion limitation under any welfare benefit plan that it maintains, except to the extent that such pre-existing condition, waiting period or exclusion limitation would have been applicable under a comparable Company plan immediately prior to the effective time. The merger agreement further provides that Orbotech will provide the Company’s employees with credit for their service to the Company for all purposes under the employee benefit plans (other than pension-based plans or arrangements, or where such service credit would result in duplicative benefits) of Orbotech or the surviving corporation.
Indemnification and Insurance
          The merger agreement provides that after the effective time of the merger and to the fullest extent permitted by law, Orbotech will cause the surviving corporation to honor all rights to indemnification for acts or omissions prior to the effective time of the merger existing in favor of the current or former directors or officers of the Company and its subsidiaries, as provided in their respective articles of incorporation, by-laws and other organizational documents and indemnification agreements with such individuals, in full force and effect in accordance with their terms. The merger agreement also provides that, prior to the effective time of the merger, the Company will purchase six-year “tail” officers’ and directors’ liability insurance policies on terms and conditions no less favorable than the Company’s existing directors’ and officers’ liability insurance. If the Company cannot purchase these “tail” policies for an aggregate premium of 150% or less of the annual premium paid by the Company for such existing insurance, the Company will purchase as much insurance coverage as can be obtained within the 150% cap. Orbotech and the surviving corporation are obligated to comply with their respective obligations thereunder for the full term thereof.
Amendment; Extension and Waiver
          The merger agreement may generally be amended by the parties in writing at any time. However, after approval by the Company’s shareholders of the transactions contemplated by the merger agreement, the merger agreement may not be amended in a manner that would require further approval by either party’s shareholders unless the parties obtain such approval. In addition, no amendment of the merger agreement by the Company may require the approval of the Company’s shareholders.
Governing Law
          The merger agreement is governed by and will be construed in accordance with the laws of the State of New York, except to the extent that the laws of California are mandatorily applicable to the merger.

MARKET PRICE OF THE COMPANY’S COMMON STOCK
          The Company’s common stock is listed on the Nasdaq under the trading symbol “PHTN”. The following table shows the high and low sale prices of the common stock as reported on the Nasdaq for each quarterly period since the beginning of the Company’s 2006 fiscal year:

	High	Low
2006 Fiscal Year
Quarter ended December 31, 2005	$19.40	$16.29
Quarter ended March 31	$23.17	$17.22
Quarter ended June 30	$20.49	$12.29
Quarter ended September 30	$13.65	$9.80
2007 Fiscal Year
Quarter ended December 31, 2006	$13.64	$10.30
Quarter ended March 31	$13.25	$10.54
Quarter ended June 30	$12.85	$10.25
Quarter ended September 30	$11.77	$8.03
2008 Fiscal Year
Quarter ended December 31, 2007	$11.32	$7.71
Quarter ended March 31	$11.35	$7.76
Quarter ended June 30	$15.28	$9.68
Quarter ending September 30 (through July 9, 2008)	$15.15	$14.80
          The closing sale price of the common stock on the Nasdaq on June 25, 2008, which was the last trading day before the announcement of the merger, was $11.56. On     , 2008, which is the latest practicable trading day before this proxy statement was printed, the closing price for the Company’s common stock on the Nasdaq was $     .
          The Company has never declared or paid cash dividends on the Company’s common stock and it does not expect to pay cash dividends on its common stock at any time in the foreseeable future.
          As of July 9, 2008, there were 17,813,875 shares of the Company’s common stock outstanding.

SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
          The following table sets forth certain information regarding the ownership of Photon Dynamics common stock as of July 9, 2008 by: (i) each director; (ii) the chief executive officer and the chief financial officer at the end of the Company’s most recently completed fiscal year end and the Company’s three other most highly compensated executive officers who were serving as executive officers at the end of the Company’s most recently completed fiscal year (the “named executive officers”); (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its common stock.
          This table is based on information supplied by executive officers, directors and principal shareholders and Schedules 13G and Forms 13-F filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the shareholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 17,813,875 shares of Photon Dynamics common stock outstanding on July 9, 2008. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a shareholder and the percentage ownership of that shareholder, shares of common stock that may be acquired within 60 days of July 9, 2008 (whether upon exercise of options or vesting of restricted stock units held by that shareholder) are deemed to be outstanding (which does not include acceleration of options and RSUs that may occur in connection with the merger as described in the section above entitled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger”). Unless otherwise indicated, the address of each of the individuals and entities listed in this table is c/o the Company at the address on the first page of this proxy statement.

	Shares Beneficially	Percent of
Name and Address of Beneficial Owner	Owned	Class
Five Percent Shareholders:

Systematic Financial Management, LP(1a) 300 Frank W. Burr Blvd. Glenpointe East, 7th Floor Teaneck, NJ 07666	1,271,283	7.14%

Renaissance Technologies Corporation, LLC(1b) 800 Third Avenue New York, NY 10022	1,209,800	6.79%

Dimensional Fund Advisors, Inc.(1c) 1299 Ocean Ave. Santa Monica, CA 90401	1,240,225	6.96%

Barclays Global Investors 45 Fremont Street San Francisco, CA 94105	901,000	5.06%

Glazer Capital, LLC(1d) 237 Park Avenue, Suite 900 New York, NY 10017	896,943	5.04%

David W. Gardner(2)(3)	1,074,330	6.03%

Directors and Executive Officers:

Jeffrey A. Hawthorne(2)	287,361	1.61%

Wendell T. Blonigan(2)	31,776	*

	Shares Beneficially	Percent of
Name and Address of Beneficial Owner	Owned	Class
James P. Moniz(2)	—	—

Mark Merrill(2)	[2,335]	*

Michael W. Schradle(2)	—	—

Steve Song(2)	86,643	*

Nicholas E. Brathwaite(2)	833	*

Terry H. Carlitz(2)	38,333	*

Donald C. Fraser	—	—

Michael J. Kim(2)	833	*

Malcolm J. Thompson(2)	78,784	*

Edward Rogas Jr.(2)	12,083	*

Curtis S. Wozniak(2)	38,333	*

All named executive officers and directors as a group (13 persons)(4)	574,815	3.23%

*	Less than one percent (5% Shareholder information, subject to change, to be determined)

(1a)	Based on a Form 13F-HR filed on May 12, 2008 reflecting share ownership as of March 31, 2008.

(1b)	Based on a Form 13F-HR filed on May 15, 2008 reflecting share ownership as of March 31, 2008.

(1c)	Based on a Form 13F-HR filed on May 5, 2008 reflecting share ownership as of March 31, 2008.

(1d)	Based on a Form 13G filed on July 7, 2007 reflecting share ownership as of July 7, 2008.

(2)	With respect to each of the following individuals, this number includes the following number of shares that such person had the right to acquire within 60 days after the date of this table pursuant to outstanding stock options and RSUs: David W. Gardner, 8,000 shares; Jeffrey A. Hawthorne, 272,223 shares; Wendell T. Blonigan, 23,333 shares; Steve Song, 83,076 shares; Terry H. Carlitz, 37,500 shares; Edward Rogas Jr., 11,875 shares; Malcolm J. Thompson, 76,701 shares; and Curtis S. Wozniak, 37,500 shares. This number does not include acceleration of options and RSUs that may occur in connection with the merger. With respect to each of Terry H. Carlitz, Malcolm J. Thompson and Curtis S. Wozniak, this number includes 833 shares underlying vested RSUs.

(3)	Includes 1,066,330 shares held by the Salvador Foundation, the board of directors of which is appointed by David W. Gardner.

(4)	Includes an aggregate of 550,208 shares which the Company’s named executive officers and directors have the right to acquire (upon exercise of options and vesting of restricted stock units) within 60 days after the date of this table.

DISSENTERS’ RIGHTS OF APPRAISAL
          The following is a summary of Sections 1300 through 1313 of the California General Corporation Law, which sets forth the procedures for the Company’s shareholders to dissent from the merger and to demand statutory appraisal rights under the California General Corporation Law. This summary does not purport to be a complete statement of the provisions of California law relating to the rights of the Company’s shareholders to an appraisal of the value of their shares and is qualified in its entirety by reference to Sections 1300 through 1313 of the California General Corporation Law, the full text of which is attached as Annex C hereto. Failure to follow the procedures required by the California General Corporation Law could result in the loss of dissenters’ rights.
          Under Sections 181 and 1201 of the California General Corporation Law, the merger constitutes a “reorganization”. Chapter 13 of the California General Corporation Law provides appraisal rights for shareholders dissenting from reorganizations in certain circumstances. Photon Dynamics common stock is listed on the Nasdaq. Generally, there are no appraisal rights in connection with securities listed on the Nasdaq or other national securities exchanges. Photon Dynamics common stock shareholders will be entitled to dissent and seek appraisal for their shares of Photon Dynamics common stock only if either of the following criteria are satisfied:
•	the Photon Dynamics common stock for which appraisal rights are sought are subject to restrictions on transfer imposed by the Company or by any law or regulation (for example, the shares of stock are “restricted securities” not registered pursuant to the Securities Act of 1933, as amended (the “Securities Act”) and are not eligible for unrestricted resale pursuant to Rule 144 of the Securities Act) in which case only the holders of Photon Dynamics common stock that are subject to such restrictions will have the right to dissent and seek appraisal for such stock; or

•	holders of 5% or more of the outstanding shares of the Photon Dynamics common stock dissent from the proposed merger and demand appraisal, in which case all holders of Photon Dynamics common stock will have the right to dissent and seek appraisal for such shares.
          The Company is not aware of any transfer restrictions on its shares, except for those restrictions that apply to some of the Photon Dynamics common stock held by shareholders who are deemed to be affiliates of the Company as that term is defined in Rule 144 adopted by the SEC under the Securities Act. Any shareholder who believes there is another type of restriction on its shares and who wishes to exercise dissenters’ rights should consult with legal counsel as to the nature of the restriction and its relationship to the availability of dissenters’ rights in connection with the merger.
          Even though a shareholder who wishes to exercise dissenters’ rights may take certain actions in furtherance of those rights, if the merger agreement is later terminated and the merger is abandoned, no shareholder of the Company will have the right to any payment from the Company by reason of having taken such actions. The following discussion is subject to the foregoing qualifications.
          For a shareholder of the Company to exercise dissenters’ rights as to any shares of Photon Dynamics common stock in connection with the merger, the shareholder must vote against the merger and merger agreement and must make a written demand to the Company that it purchase the shares at their fair market value.
          The written demand must:
•	be made by the record holder of the shares; thus, a beneficial owner of the Company’s stock that is registered in the record ownership of another person (such as a broker or nominee) should instruct the record holder to follow the procedures for perfecting dissenters’ rights if the beneficial owner wants to dissent with respect to any or all of those shares;

•	be mailed or otherwise directed to Photon Dynamics, Inc., 5970 Optical Court, San Jose, California 95138-1400, Attention: Corporate Secretary;

•	be received not later than 30 days after notice of the approval of the merger is mailed to shareholders who voted against the merger (as described below);

•	specify the shareholder’s name and mailing address and the number and class of the Company’s shares held of record that the shareholder demands the Company purchase;

•	state that the shareholder is demanding purchase of the shares and payment of their fair market value; and

•	state the price that the shareholder claims to be the fair market value of the shares (this statement will constitute an offer by the shareholder to sell the shares to the Company at that price).
          In addition, within 30 days after notice of the approval of the merger is mailed to shareholders, the shareholder must also submit to the Company or a transfer agent of the Company, for endorsement as dissenting shares, the stock certificates representing the Company’s shares as to which the shareholder is exercising dissenters’ rights.
          Simply failing to vote for, or voting against, the proposed merger will not be sufficient to constitute the demand described above.
          Shares of the Company held by shareholders who have perfected their dissenters’ rights in accordance with Chapter 13 of the California General Corporation Law and have not withdrawn their demands or otherwise lost their rights are referred to in this summary as “dissenting shares”.
          Within ten days after approval of the merger by the Company’s shareholders, the Company must mail a notice of the approval to each shareholder who voted against the merger and who could potentially exercise dissenters’ rights in accordance with the California General Corporation Law. This notice must state the price determined by the Company to represent the fair market value of the dissenting shares. Chapter 13 of the California General Corporation Law states that the fair market value, for this purpose, is determined “as of the day before the first announcement” of the terms of the proposed merger. The day before the first announcement of the terms of the proposed merger was June 25, 2008.
          The Company’s notice must also include a brief description of the procedures to be followed by those holders if the holders desire to exercise their dissenters’ rights and a copy of Sections 1300 through 1304 of Chapter 13 of the California General Corporation Law. The statement of price determined by the Company to represent the fair market value of dissenting shares, as set forth in the notice of approval of the merger, will constitute an offer by the Company to purchase any dissenting shares at the stated amount if the merger closes.
          If the Company and a dissenting shareholder agree that the shares are dissenting shares and agree on the price of the shares, the dissenting shareholder is entitled to receive the agreed-upon price with interest at the legal rate on judgments from the date of that agreement. Payment for the dissenting shares must be made within 30 days after the later of the date of that agreement or the date on which all statutory and contractual conditions to the merger are satisfied. Payments are also conditioned on the surrender to the Company of the certificates representing the dissenting shares.
          If the Company denies that shares are dissenting shares or the shareholder fails to agree with the Company as to the fair market value of the shares, then, within the time period provided by Section 1304(a) of Chapter 13 of the California General Corporation Law, any shareholder demanding purchase of such shares as dissenting shares or any interested corporation may file a complaint in the superior court in the proper California county requesting a determination as to whether the shares are dissenting shares or as to the fair market value of the holder’s shares, or both, or may intervene in any action pending on such a complaint.
          On the trial of the action, the court will determine the status of the shares as dissenting shares if their status is in issue. If the fair market value of the dissenting shares is in issue, the court will determine, or appoint one or more impartial appraisers to determine, the fair market value of the shares.

          If the court appoints an appraiser or appraisers, they will proceed to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of the appraisers, will make and file a report in the office of the clerk of the court. Thereafter, on the motion of any party, the report is submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.
          If the single appraiser or a majority of the appraisers fails to make and file a report within 10 days after the date of their appointment or within such further time as the court allows, or if the court does not confirm the report, the court will determine the fair market value of the dissenting shares. Subject to Section 1306 of Chapter 13 of the California General Corporation Law, judgment is rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares that any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest at the legal rate from the date on which the judgment is entered.
          The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, is assessed or apportioned as the court considers equitable. However, if the price determined by the court is more than the price offered by the corporation, the corporation pays the costs (including, in the discretion of the court, attorneys’ fees, fees of expert witnesses and interest at the legal rate on judgments from the date the shareholder made the demand and submitted shares for endorsement if the price determined by the court is more than 125 percent of the price offered by the corporation).
          Except as expressly limited by Chapter 13, holders of dissenting shares continue to have all the rights and privileges incident to their shares until the fair market value of their shares is agreed upon or determined.
          A holder of dissenting shares may not withdraw a demand for payment unless the Company consents to the withdrawal. Dissenting shares lose their status as dissenting shares, and dissenting shareholders cease to be entitled to require the Company to purchase their shares, if:
•	the merger is abandoned;

•	the shares are transferred before their submission to the Company for the required endorsement or surrendered for conversion into shares of another class in accordance with the Company’s articles of incorporation;

•	the dissenting shareholder and the Company do not agree on the status of the shares as dissenting shares or do not agree on the purchase price, but neither the Company nor the shareholder files a complaint or intervenes in a pending action within six months after the Company mails a notice that its shareholders have approved the merger; or

•	with the Company’s consent, the holder delivers to the Company a written withdrawal of such holder’s demand for purchase of the shares.
          To the extent that the provisions of Chapter 5 of the California General Corporation Law (which places conditions on the power of a California corporation to make distributions to its shareholders) prevent the payment to any holders of dissenting shares of the fair market value of the dissenting shares, the dissenting shareholders will become creditors of the Company for the amount that they otherwise would have received in the repurchase of their dissenting shares, plus interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors of the Company in any liquidation proceeding, with the debt to be payable when permissible under the provisions of Chapter 5 of the California General Corporation Law.
          For U.S. federal income tax purposes, the Company’s shareholders who receive cash for their shares of the Company’s stock pursuant to the exercise of appraisal rights will generally recognize taxable gain or loss. Each holder should consult its own tax advisor as to the particular tax consequences of the exercise of appraisal rights to such holder.

DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS FOR 2009 ANNUAL MEETING
          If the merger is completed, there will be no public shareholders of the Company and no public participation in any future meetings of the Company’s shareholders. However, if the merger is not completed, the Company will hold a 2009 annual meeting of shareholders. In that event, in order to be considered for inclusion in the proxy statement and related proxy card for the Company’s 2009 annual meeting, shareholder proposals must be submitted in writing by September 27, 2008, to the Company’s Secretary at 5970 Optical Court, San Jose, California 95138. However, if the Company’s 2009 Annual Meeting of Shareholders is not held between January 12, 2009 and March 13, 2009, then the deadline will be a reasonable time prior to the time the Company begins to print and mail its proxy materials. The proposal notice must also have been in accordance with the requirements set forth in Section 10.2.2 of the Company’s amended and restated bylaws.
          If a shareholder wishes to submit a proposal or nominate a director at the Company’s 2009 Annual Meeting of Shareholders, but is not requesting that its proposal or nomination be included in next year’s proxy materials, then such shareholder must provide specified information to the Company between October 14, 2008 and November 13, 2008. However, if the Company’s 2009 Annual Meeting of Shareholders is not held between January 12, 2009 and March 13, 2009, then the deadline will be the later of (a) the 90th day prior to the 2009 Annual Meeting of Shareholders and (b) the 10th day following the day on which the Company publicly announces the date of such meeting. If a shareholder wishes to submit such a proposal or nominate a director at the Company’s 2009 Annual Meeting of Shareholders, such shareholder should review the Company’s bylaws, which contain a description of the information required to be submitted as well as additional requirements about advance notice of shareholder proposals and director nominations.
          If a shareholder wishes to bring a matter before the shareholders at next year’s Annual Meeting and does not notify the Company before November 23, 2008, the Company’s management will have discretionary authority to vote all shares for which it has proxies in opposition to the matter. However, if the Company’s 2009 Annual Meeting of Shareholders is not held between January 12, 2009 and March 13, 2009, then the deadline will be a reasonable time prior to the time the Company mails its proxy materials.

WHERE YOU CAN FIND MORE INFORMATION
          The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy this information at the following location of the SEC:
Public Reference Room
Room 1580
100 F Street, N.E.
Washington, D.C. 20549
          Please call the SEC at 1-800-732-0330 for further information on the public reference room. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, Room 1580, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. The Company’s public filings are also available to the public from document retrieval services and the website maintained by the SEC at http://www.sec.gov. The Company’s annual, quarterly and current reports are not incorporated by reference in this proxy statement or delivered with it, but are available, without exhibits, to any person, including any beneficial owner of Photon Dynamics common stock, to whom this proxy statement is delivered, without charge, upon request directed to the Company at Photon Dynamics, Inc., 5970 Optical Court, San Jose, California 95138, Attention: Investor Relations, with a copy to the attention of the Company’s General Counsel, by calling (408) 360-3561 or by emailing investor@photondynamics.com.
          You should rely only on the information contained in this proxy statement. No persons have been authorized to give any information or to make any representations other than those contained, or incorporated by reference, in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any other person. The Company has supplied all information contained in this proxy statement relating to the Company and its affiliates. Orbotech has supplied all information contained in this proxy statement relating to Orbotech, merger sub and their affiliates, and the debt financing that Orbotech expects to use to fund a portion of the merger consideration.

ANNEX A
MERGER AGREEMENT
          The representations and warranties included in the merger agreement were made by the Company and Orbotech to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the merger agreement and may be subject to important qualifications and limitations agreed to by the Company and Orbotech in connection with negotiating its terms. Moreover, the representations and warranties may be subject to a contractual standard of materiality that may be different from what may be viewed as material to shareholders, or may have been used for the purpose of allocating risk between the Company and Orbotech rather than establishing matters as facts. The merger agreement is included in this Annex A only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding the Company, Orbotech or their respective businesses. Accordingly, you should not rely on the representations and warranties in the merger agreement as characterizations of the actual state of facts about the Company or Orbotech, and you should read the information provided elsewhere in this proxy statement and in the Company’s and Orbotech’s filings with the SEC for information regarding the Company and Orbotech and their respective businesses.

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
Dated as of June 26, 2008
Among
ORBOTECH LTD.,
PDI ACQUISITION, INC.
And
PHOTON DYNAMICS, INC.

     AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”) dated as of June 26, 2008, among ORBOTECH LTD., a company organized under the laws of Israel (“Parent”), PDI ACQUISITION, INC., a California corporation (“Sub”) and an indirect wholly owned subsidiary of Parent, and PHOTON DYNAMICS, INC., a California corporation (the “Company”).
          WHEREAS the respective Boards of Directors of Parent, Sub and the Company have approved the merger (the “Merger”) of Sub into the Company on the terms and subject to the conditions set forth in this Agreement, whereby each issued share of common stock, no par value, of the Company (the “Company Common Stock”) not owned by Parent, Sub or the Company shall be converted into the right to receive $15.60 in cash; and
          WHEREAS Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.
          NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and subject to the conditions set forth herein, the parties hereto agree as follows:
ARTICLE I
The Merger
          SECTION 1.01. The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable provisions of the California General Corporation Law (the “CGCL”), Sub shall be merged with and into the Company at the Effective Time (as defined in Section 1.03). Following the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”). At the election of Parent, any direct or indirect subsidiary of Parent may be substituted for Sub as a constituent corporation in the Merger. In such event, the parties shall execute an appropriate amendment to this Agreement in order to reflect the foregoing. The Merger, the payment of cash in connection with the Merger and the other transactions contemplated by this Agreement are referred to in this Agreement collectively as the “Transactions”.
          SECTION 1.02. Closing. The closing (the “Closing”) of the Merger shall take place at the offices of Cravath, Swaine & Moore LLP, 825 Eighth Avenue, New York, New York 10019 at 10:00 a.m. on the second Business Day following the satisfaction (or, to the extent permitted by Law (as defined in Section 3.05(a)), waiver by the party or parties entitled to the benefits thereof) of the conditions set forth in Article VII, or at such other place, time and date as shall be agreed in writing between Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.
          SECTION 1.03. Effective Time. The parties shall jointly prepare and execute, and the Surviving Corporation shall file as soon as practicable on the Closing Date, with the Secretary of State of the State of California, an agreement of merger with an officers’ certificate of each of the constituent corporations (together, the “Merger Filing”) executed in accordance with Section 1103 of the CGCL and shall make all other filings or recordings required under the CGCL. The Merger shall become effective at such time as the Merger Filing is accepted for filing with such Secretary of State, or at such other time as Parent and the Company shall agree and specify in the Merger Filing (the time the Merger becomes effective being the “Effective Time”).
          SECTION 1.04. Effects. The Merger shall have the effects set forth in the CGCL, including in Sections 1107 and 1107.5 of the CGCL.
          SECTION 1.05. Articles of Incorporation and By-laws. (a) The Amended and Restated Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended as of the Effective Time so that Article III of such Articles of Incorporation reads in its entirety as follows: “The total number of shares of all classes of stock which the corporation shall have authority to issue is 1,000 shares of Common Stock, no par value per share.”, and, as so amended, such Articles of Incorporation shall be the Articles of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.
          (b) The By-laws of Sub as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.
          SECTION 1.06. Directors. The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.
          SECTION 1.07. Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

ARTICLE II
Effect on the Capital Stock of the
Constituent Corporations; Exchange of Certificates
          SECTION 2.01. Effect on Capital Stock. At the Effective Time, by virtue of and simultaneously with the Merger and without any action on the part of Parent, Sub, the Company or the holder of any shares of Company Common Stock or any shares of capital stock of Sub:
          (a) Capital Stock of Sub. Each issued and outstanding share of capital stock of Sub shall be converted into and become one fully paid and nonassessable share of common stock, no par value per share, of the Surviving Corporation.
          (b) Cancellation of Treasury Stock and Parent-Owned Stock. Each share of Company Common Stock that is owned by the Company, Parent or Sub shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.
          (c) Conversion of Company Common Stock. (1) Subject to Sections 2.01(a) and 2.01(b), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall automatically be converted into the right to receive $15.60 in cash (the “Company Common Stock Price”).
          (2) The aggregate cash payable upon the conversion of shares of Company Common Stock pursuant to this Section 2.01(c) is referred to as the “Merger Consideration”. As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive Merger Consideration upon surrender of such certificate in accordance with Section 2.02, without interest.
          (3) Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time, (A) the outstanding shares of Company Common Stock are changed into a different number of shares or a different class, by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, stock split, stock combination, reverse stock split or similar transaction, (B) the Company declares or makes any dividend or distribution on its shares or (C) the Company engages in any spin-off or split-off to its shareholders, then in any such case the Merger Consideration shall be appropriately and proportionately adjusted to reflect such action (it being understood that pursuant to Article V none of the foregoing actions are permitted between the date of this Agreement and the Effective Time).

          (d) Dissent Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are (i) determined to be “dissenting shares” under Section 1300(b) of the CGCL (“Dissenting Shares”), (ii) outstanding immediately prior to the Effective Time and (iii) held by any person who is entitled to demand and properly demands payment of the fair market value of such Dissenting Shares pursuant to, and who complies in all respects with, Chapter 13 of the CGCL, shall not be converted into Merger Consideration as provided in Section 2.01(c), but rather the holders of Dissenting Shares shall be entitled to payment of the fair market value of such Dissenting Shares in accordance with Section 1301 of the CGCL; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to receive payment of fair market value under Section 1301, then the right of such holder to be paid the fair market value of such holder’s Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, Merger Consideration as provided in Section 2.01(c). The Company shall serve prompt notice to Parent of any demands received by the Company for appraisal of any shares of Company Common Stock, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.
          SECTION 2.02. Exchange of Certificates. (a) Paying Agent. Immediately following the Effective Time, Parent shall, or shall cause the Surviving Corporation (or any other Parent Subsidiary (as defined in Section 6.06(b))) to, deposit with Computershare Trust Company, N.A. or such other bank or trust company as may be designated by Parent (the “Paying Agent”), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article II, through the Paying Agent, the cash necessary to pay for the shares of Company Common Stock converted into the right to receive cash pursuant to Section 2.01 (such cash being hereinafter referred to as the “Exchange Fund”). The Paying Agent shall, pursuant to irrevocable instructions, deliver the cash out of the Exchange Fund to the holders of shares of Company Common Stock who have surrendered their certificates representing such stock as set forth in Section 2.02(b). The Exchange Fund shall not be used for any other purpose.
          (b) Exchange Procedure. As soon as reasonably practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented shares of Company Common Stock whose shares were converted into the right to receive Merger Consideration pursuant to Section 2.01 (the “Certificates”), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying

Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other customary documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash that such holder has the right to receive pursuant to the provisions of this Article II, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment of Merger Consideration may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender Merger Consideration as contemplated hereunder. No interest shall be paid or accrue on any cash payable upon surrender of any Certificate.
          (c) No Further Ownership Rights in Company Common Stock. The Merger Consideration paid in accordance with the terms of this Article II upon conversion of any shares of Company Common Stock shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock, subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by the Company on such shares of Company Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time. After the close of business on the day in which the Effective Time occurs there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates formerly representing shares of Company Common Stock are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged against the delivery of Merger Consideration as provided in this Article II.
          (d) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for six months after the Effective Time shall be delivered to Parent, upon demand, and any holder of Company Common Stock who has not theretofore complied with this Article II shall thereafter look only to Parent, and Parent shall remain liable, for payment of its claim for Merger Consideration.
          (e) No Liability. None of Parent, Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate has not been surrendered prior to the date on which Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.05(b)), then, immediately prior to such date, any cash in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.
          (f) Investment of Exchange Fund. The Paying Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis. If, subject to the first sentence of Section 2.02(a), for any reason (including losses) the cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made by the Paying Agent hereunder, Parent shall promptly deposit cash into the Exchange Fund in an amount which is equal to the amount of such insufficiency. Any interest and other income resulting from such investments shall be paid to Parent.
          (g) Withholding Rights. Parent, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Company Common Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), the Israeli Income Tax Ordinance (New Version) 1961, as amended, or under any other provision of U.S. state, local, Israeli or other foreign tax Law. To the extent that amounts are so withheld and paid over to the appropriate Tax Authority by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holders of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent.
          (h) Lost Certificates. If any Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed (which affidavit shall include an undertaking (in a form reasonably acceptable to Parent) to indemnify Parent for any losses incurred by Parent in connection with any action taken pursuant to this clause (h)) and, if required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration.

ARTICLE III
Representations and Warranties of the Company
          The Company represents and warrants to Parent and Sub that, except as set forth in the letter, dated as of the date of this Agreement, from the Company to Parent and Sub (with specific reference to the section of this Agreement to which the information stated in such letter relates) (the “Company Disclosure Letter”):
          SECTION 3.01. Organization, Standing and Power. Each of the Company and each of its subsidiaries (the “Company Subsidiaries”) is duly organized, validly existing and, where relevant, in good standing under the laws of the jurisdiction in which it is organized and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and is not reasonably expected to have a Company Material Adverse Effect (as defined in Section 9.03(a)). The Company and each Company Subsidiary is duly qualified to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary other than in any such jurisdiction where the failure to so qualify, individually or in the aggregate, has not had or is not reasonably expected to have a Company Material Adverse Effect. The Company has made available to Parent true and complete copies of the articles of incorporation of the Company, as amended to the date of this Agreement (as so amended, the “Company Charter”), and the By-laws of the Company, as amended to the date of this Agreement (as so amended, the “Company By-laws”), and the comparable charter and organizational documents of each Company Subsidiary, in each case as amended through the date of this Agreement.
          SECTION 3.02. Company Subsidiaries; Equity Interests. (a) Section 3.02(a) of the Company Disclosure Letter lists as of the date of this Agreement each Company Subsidiary and its jurisdiction of organization. All the outstanding shares of capital stock of each Company Subsidiary have been validly issued and are fully paid and nonassessable and are owned by the Company, by another Company Subsidiary or by the Company and another Company Subsidiary, free and clear of all pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever (each a “Lien” and, collectively, “Liens”) (other than transfer restrictions imposed by applicable securities laws).
          (b) Except for its interests in the Company Subsidiaries, as of the date of this Agreement the Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.
          (c) Neither the Company nor any Company Subsidiary: (i) carries on business in Israel in such a manner so as to require it to register as a foreign corporation or owns, directly or indirectly, any equity interest in any person that is organized in Israel or that conducts business in Israel; or (ii) has made any sales to Israel in the twenty-four months ended March 31, 2008.
          SECTION 3.03. Capital Structure. (a) The authorized capital stock of the Company consists of 30,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, with no par value (the “Company Preferred Stock”). At the close of business on June 24, 2008, (i) 17,813,875 shares of Company Common Stock were issued and outstanding, of which none were subject to vesting or restrictions on transfer, (ii) 1,119,690 shares of Company Common Stock were reserved and available for issuance pursuant to Company Stock Plans (as defined in Section 6.05(d)) and (iii) no shares of Company Preferred Stock were outstanding. Except as set forth above, as of the date of this Agreement, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. There are no outstanding Company SARs (as defined in Section 6.05(d)). Section 3.03 of the Company Disclosure Letter sets forth a complete and accurate list, as of June 24, 2008, of all outstanding Company Stock Options (as defined in Section 6.05(d)) and Company RSUs (as defined in Section 6.05(d)), the number of shares of Company Common Stock subject thereto, the exercise prices (if applicable) and vesting schedules thereof and whether any of the foregoing are subject to terms that provide for acceleration of vesting upon the consummation of the Merger. All Company Stock Options and Company RSUs are evidenced by stock option agreements or restricted stock unit agreements, in each case substantially identical to the forms set forth in Section 3.03 of the Company Disclosure Letter, and no stock option agreement or restricted stock unit agreement contains terms that are inconsistent with, or in addition to, the terms contained in such forms. With respect to the Company Stock Options, (i) each Company Stock Option that was intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies, (ii) each grant of a Company Stock Option was duly authorized no later than the date on which the grant of such Company Stock Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Company Board (or a duly constituted and authorized committee thereof) and any required shareholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party whose signature was necessary to make such agreement legally binding, (iii) each such grant was made in accordance with the terms of the Company Stock Plans and all other applicable Laws and regulatory rules or requirements and (iv) the per share exercise price of each Company Stock Option was equal to the fair market value of a share of Company Common Stock on the applicable Grant Date. The maximum number of shares of Company Common Stock that could be purchased with accumulated payroll deductions under the ESPP (as defined in Section 6.05(d)) at the close of business on November 18, 2008 (assuming the fair market value of a share of Company Common Stock on such date is equal to $15.60 and payroll deductions continue at the current rate) is 70,000. Each Company Stock Option and Company RSU may be treated in accordance with Section 6.05 without the consent of the holder of such Company Stock Option or Company RSU. No holder of any Company Stock Option or Company RSU is entitled to any treatment of such Company Stock Option or Company RSU other than as provided in Section 6.05, and after the Effective Time no holder of a Company Stock Option or Company RSU (or former holder of a Company Stock Option or Company RSU) or any Company Participant (as defined in Section 3.08(iv)) in the Company Stock Plans or any Company Benefit Plan (as defined in Section 3.10) or Company Benefit Agreement (as defined in Section 3.08(iv)) shall have the right thereunder to acquire any capital stock of the Company or any other equity interest therein (including “phantom” stock or stock appreciation rights). All outstanding shares of Company Common Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the CGCL, the Company Charter, the Company By-laws or any Contract (as defined in Section 3.05(a)) to which the Company is a party or otherwise bound.
          (b) There are not any bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Stock may vote (“Voting Company Debt”). Except as set forth above, as of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound (i) obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of, or other equity interest in, the Company or any Company Subsidiary, or any Voting Company Debt, (ii) obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of Company Common Stock. As of the date of this Agreement, (A) there are not any outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary and (B) no dividends or other distributions have been declared and not paid by the Company on any shares of Company Common Stock.
          SECTION 3.04. Authority; Execution and Delivery; Enforceability. (a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions, subject, in the case of the Merger, to receipt of the Company Shareholder Approval (as defined in Section 3.04(c)). The execution and delivery by the Company of this Agreement and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to receipt of the Company Shareholder Approval. The Company has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.
          (b) The Board of Directors of the Company (the “Company Board”), at a meeting duly called and held, duly and unanimously adopted resolutions (i) approving this Agreement, the Merger and the other Transactions, (ii) determining that the terms of the Merger and the other Transactions are advisable, fair to and in the best interests of the Company and its shareholders and (iii) recommending that the Company’s shareholders give the Company Shareholder Approval. Except for applicable provisions of the CGCL, to the Company’s knowledge, no U.S. state takeover statute or similar statute or regulation applies or purports to apply to the Company with respect to this Agreement, the Merger or any other Transaction.
          (c) The only vote of holders of any class or series of capital stock of the Company necessary to approve this Agreement, the Merger and the other Transactions is the approval of the principal terms of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock (the “Company Shareholder Approval”). The affirmative vote of the holders of Company Common Stock, or any of them, is not necessary to consummate any Transaction other than the Merger.
          SECTION 3.05. No Conflicts; Consents. (a) The execution and delivery by the Company of this Agreement do not, and the consummation of the Merger and the other Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, any provision of (i) the Company Charter, the Company By-laws or the comparable charter or organizational documents of any Company Subsidiary, (ii) any contract, lease, license, indenture, note, bond, agreement, permit, governmental concession, governmental franchise or other instrument (a “Contract”) to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 3.05(b), any judgment, order or decree (“Judgment”) or statute, law (including common law), ordinance, directive, rule or regulation (“Law”) applicable to the Company or any Company Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and are not reasonably expected to have a Company Material Adverse Effect.
          (b) No consent, approval, license, permit, order or authorization (“Consent”) of, or registration, declaration or filing with, or permit from, any U.S. Federal, U.S. state, local, Israeli or other foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, U.S., Israeli or otherwise foreign (a “Governmental Entity”) is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than (i) compliance with and filings under (A) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (B) the Monopoly Regulation and Fair Trade Act of South Korea, (C) the Fair Trade Act of Taiwan, (D) the Act Concerning Prohibition of Private Monopolization and Maintenance of Fair Trade (Law No. 54 of 1947) of Japan, and (E) as applicable, the Regulation of the Merger and Acquisition of Domestic Enterprises by Foreign Investors of the People’s Republic of China and the Anti-Monopoly Law of the People’s Republic of China, (ii) compliance with and legally required filings under any Defense Review Laws (as defined in Section 6.03(d)), (iii) the filing with the Securities and Exchange Commission (the “SEC”) of (A) a proxy statement relating to the approval of this Agreement and the Merger by the Company’s shareholders (the “Company Proxy Statement”) and (B) such reports under Sections 13 and 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as may be required in connection with this Agreement, the Merger and the other Transactions, (iv) the filing of the Merger Filing with the Secretary of State of the State of California and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (v) any filings with NASDAQ Global Select Market (the “NASDAQ”) and (vi) such other items (A) that may be required under the applicable Law of any foreign country (including Israel), (B) required solely by reason of the participation of Parent (as opposed to any third party) in the Transactions or (C) that, individually or in the aggregate, have not had and are not reasonably expected to have a Company Material Adverse Effect.
          SECTION 3.06. Company SEC Documents; Undisclosed Liabilities. (a) The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company with the SEC since October 1, 2006 (the “Company SEC Documents”).
          (b) Except to the extent that information contained in any Company SEC Document has been revised, amended, supplemented or superseded by a later filed Filed Company SEC Document (as defined in Section 3.08), each Company SEC Document as of its respective date complied in all material respects with the requirements of the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Company SEC Document has been revised, amended, supplemented or superseded by a later filed Filed Company SEC Document, none of the Company SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in the Company SEC Documents complied at the time they were filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and, except to the extent that such consolidated financial statements have been revised, amended, supplemented or superseded in a later filed Company SEC Document, fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).
          (c) Except as set forth in the Filed Company SEC Documents, the Company and the Company Subsidiaries taken as a whole, do not have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet or in the notes thereto and that, individually or in the aggregate, are reasonably expected to have a Company Material Adverse Effect.
          (d) With respect to the Company’s (i) annual report on Form 10-K for the fiscal year ended September 30, 2007 (filed January 23, 2008) and (ii) quarterly reports on Form 10-Q for the quarterly periods ended December 31, 2007 (filed February 8, 2008) and March 31, 2008 (filed May 12, 2008), (A) the statements made in Exhibits 31.1 and 31.2 to each of such filings are true and correct in all material respects, (B) the chief executive officer and chief financial officer of the Company at the time of the filing of such reports were responsible for establishing and maintaining disclosure controls and procedures (as such terms are defined in Rule 13a-14(c) under the Exchange Act) for the Company and: (1) designed such disclosure controls and procedures to ensure that material information relating to the Company, including its consolidated subsidiaries, was made known to them by others within those entities, particularly during the period in which such report or amendment thereto was being prepared; (2) evaluated the effectiveness of the Company’s disclosure controls and procedures as of a date within 90 days prior to the filing date of such report or amendment thereto; and (3) presented in such report or amendment thereto their conclusions about the effectiveness of the Company’s disclosure controls and procedures and (C) the chief executive officer and chief financial officer of the Company at the time of filing such reports indicated in such report or amendment thereto significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of their most recent evaluation, including any corrective action with respect to significant deficiencies and material weaknesses.
          (e) Except as disclosed in the Company’s quarterly report on Form 10-Q for the period ended March 31, 2008, the chief executive officer and chief financial officer of the Company, based on their most recent evaluation, did not disclose to the Company’s auditors and the audit committee of the Company Board: (i) any significant deficiency in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data or material weaknesses in the Company’s internal controls; or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.
          (f) The Company maintains a system of internal accounting controls that is sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
          (g) None of the Company Subsidiaries is, or has at any time since October 1, 2006, been, subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.
          (h) Set forth in Section 3.06(h) of the Company Disclosure Letter is a list of the names of all suppliers of the Company or any Company Subsidiary under which the Company or any Company Subsidiary has purchased, either on an individual Contract basis or in the aggregate, at least $200,000 in goods and services in the twelve months ended April 30, 2008.
          SECTION 3.07. Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Company Proxy Statement will, at the date it is first mailed to the Company’s shareholders, or at the time of the Shareholders Meeting (as defined in Section 6.01(c)), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub in writing for inclusion or incorporation by reference in the Company Proxy Statement.
          SECTION 3.08. Absence of Certain Changes or Events. Except as disclosed in the Company SEC Documents filed and publicly available prior to the date of this Agreement (the “Filed Company SEC Documents”), from October 1, 2007, to the date of this Agreement, the Company has conducted its business only in the ordinary course consistent with prior practice, and during such period there has not been:
     (i) any event, change, effect or development that, individually or in the aggregate, has had or is reasonably expected to have a Company Material

Adverse Effect, other than events, changes, effects and developments relating to the economy in general or to the Company’s industry in general and not specifically relating to the Company or any Company Subsidiary;
     (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any Company Common Stock or any repurchase for value by the Company of any Company Common Stock;
     (iii) any split, combination or reclassification of any Company Common Stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Common Stock;
     (iv) (A) (1) any granting by the Company or any of the Company Subsidiaries of any loan or material increase in compensation, perquisites or benefits or any bonus or award, or (2) any payment by the Company or any of the Company Subsidiaries of any bonus, in each case to any current or former director, officer, employee, contractor or consultant of the Company or any of the Company Subsidiaries (each, a “Company Participant”), other than in the ordinary course of business consistent with prior practice or as was required under any plan or agreement in effect as of the date of the most recent financial statements included in the Filed Company SEC Documents, (B) any granting by the Company or any of the Company Subsidiaries to any Company Participant of any increase in severance, change in control or termination pay or benefits, (C) any material amendment of or modification to or agreement to materially amend or modify (or announcement of an intention to so amend or modify), (x) any employment, deferred compensation, severance, change in control, termination, employee benefit, loan, indemnification, retention, stock repurchase, stock option, consulting or similar agreement, commitment or obligation between the Company or any of the Company Subsidiaries, on the one hand, and any Company Participant, on the other hand, (y) any agreement between the Company, on the one hand, and any Company Participant, on the other hand, the terms of which are altered, upon the occurrence of transactions involving the Company of the nature contemplated by this Agreement or (z) any trust or insurance Contract or other agreement to fund or otherwise secure payment of any compensation or benefit to be provided to any Company Participant (all such agreements under clauses (x), (y) and (z), collectively, “Company Benefit Agreements”), (D) any entry into any Company Benefit Agreement other than a customary “offer letter” for at-will employment of a Company Participant who is not an executive officer, (E) any payment to any Company Participant of any material benefit not provided for under any Contract, Company Benefit Plan or Company Benefit Agreement other than the payment of cash compensation (including accrued bonuses) in the ordinary course of business consistent with prior practice, (F) any amendment to or modification of or agreement to amend or modify (or announcement of an intention to amend or modify) any Company Stock Plan or any Company Stock

Options or Company RSUs, (G) except as expressly provided in this Agreement, any action to accelerate, or which is reasonably expected to result in the acceleration of, any rights, benefits or funding obligations, or any material determinations, under any collective bargaining agreement, Company Benefit Plan or Company Benefit Agreement, (H) any grant of Company Stock Options, Company RSUs or any other award under any Company Stock Plan or any agreement to grant any Company Stock Option, Company RSU or any other award under any Company Stock Plan, or (I) any other granting by the Company or any of the Company Subsidiaries of any awards or rights under any Company Benefit Plan or Company Benefit Agreement (including the removal of existing restrictions in any Company Benefit Plans or Company Benefit Agreements or agreements or awards made thereunder) other than in the ordinary course consistent with past practice;
     (v) any change in accounting methods, principles or practices by the Company or any Company Subsidiary materially affecting the consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required by a change in GAAP; or
     (vi) any material elections (or change in any material elections) with respect to Taxes by the Company or any Company Subsidiary, any change in any material method of accounting for Tax purposes by the Company or any Company Subsidiary, or settlement or compromise by the Company or any Company Subsidiary of any material Tax liability or refund.
          SECTION 3.09. Taxes. (a) (i) The Company and each of the Company Subsidiaries has filed (or joined in the filing of) when due all material Tax Returns required by applicable Law to be filed with respect to the Company and each of the Company Subsidiaries and all Taxes shown to be due on such Tax Returns have been paid; (ii) all such material Tax Returns were true, correct and complete in all material respects as of the time of such filing; (iii) all material Taxes relating to periods ending on or before the Closing Date owed by the Company (whether or not shown on any Tax Return) and each of the Company Subsidiaries or to which the Company or any of the Company Subsidiaries may be liable under Treasury Regulations Section 1.1502-6 (or analogous state or foreign provisions) by virtue of having been a member of any affiliated or consolidated group (or other group filing on a combined or unitary basis) at any time on or prior to the Closing Date, if required to have been paid, have been paid (except for Taxes which are being contested in good faith); and (iv) any liability of the Company or any of the Company Subsidiaries for material Taxes not yet due and payable, or which are being contested in good faith, has been adequately provided for in accordance with GAAP on the most recent financial statements contained in the Filed Company SEC Documents for all taxable periods and portions thereof through the date of such financial statements.
          (b) There is no action, suit, proceeding, investigation, audit or claim now pending against, or with respect to, the Company or any of the Company Subsidiaries in

respect of any material Tax or assessment, nor is any written claim for additional material Tax or assessment asserted by any Tax Authority. To the knowledge of the Company, neither the Company nor any Company Subsidiary has been threatened by any Tax Authority to be charged with any material violation of any applicable Tax Law during the past two years. The relevant statute of limitations is closed with respect to the U.S. Federal income Tax Returns of the Company and each of the Company Subsidiaries for all years through September 30, 2004.
          (c) No claim has been received by the Company or any Company Subsidiary from any Tax Authority in a jurisdiction where the Company or any of the Company Subsidiaries has not filed a Tax Return that it is or may be subject to Tax by such jurisdiction, nor to the Company’s knowledge has any such assertion been threatened.
          (d) (i) There is no outstanding request for any extension of time within which to pay any Taxes or file any Tax Returns; (ii) there has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any Taxes of the Company or any of the Company Subsidiaries that remains in effect as of the date of this Agreement; (iii) there has been no power of attorney with respect to any material Taxes executed or filed with any Tax Authority by or on behalf of the Company or any Company Subsidiary; and (iv) no ruling with respect to Taxes (other than a request for determination of the status of a qualified pension plan) has been requested by or on behalf of the Company or any of the Company Subsidiaries.
          (e) No material liens for Taxes exist with respect to any assets or properties of the Company or any Company Subsidiary, except for Liens described in clause (i) of the definition of Permitted Liens.
          (f) The Company and each of the Company Subsidiaries have, within the time and manner prescribed by applicable Law, withheld and paid all material Taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party.
          (g) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
          (h) During the two year period ending on the date hereof, neither the Company nor any of the Company Subsidiaries has distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code.
          (i) The Company and, to the extent required, each of the Company Subsidiaries have disclosed on their U.S. Federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of U.S. Federal income Tax within the meaning of Section 6662 of the Code.

          (j) Neither the Company nor any of the Company Subsidiaries is a party to or bound by any Tax allocation or sharing agreement other than (i) agreements effectuating an allocation of property Taxes, (ii) agreements entered into in the ordinary course of business consistent with prior practice effectuating an allocation of sales or use Taxes or (iii) indemnification agreements or arrangements pertaining to the sale or lease of assets of the Company or any of the Company Subsidiaries.
          (k) Neither the Company nor any Company Subsidiary will be required to include in a taxable period ending after the Closing Date taxable income attributable to income that accrued in a prior taxable period but was not recognized in any prior taxable period as a result of the installment method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code or comparable provisions of state, local or foreign Tax Law, or any other change in the method of accounting.
          (l) Neither the Company nor any Company Subsidiary has participated in any “listed transaction” as defined in Treasury Regulations Section 1.6011-4.
          (m) To the Company’s knowledge and based on its transfer pricing documentation (including any applicable transfer pricing studies), all material related party transactions involving the Company or any Company Subsidiary are at arm’s length in material compliance with Section 482 of the Code and the Transfer Regulations promulgated thereunder and any comparable provision of any Tax Law.
          (n) For purposes of this Agreement:
          “Tax Authority” shall mean any U.S. Federal, U.S. state and local, Israeli and other foreign governmental body (including any subdivision, agency or commission thereof) or any quasi-governmental body, in each case, exercising regulatory authority in respect of Taxes.
          “Tax Returns” shall mean returns, reports, information statements and other documentation (including any additional or supporting material) filed, or required to be filed, in connection with the calculation, determination, assessment, claim for refund or collection of any Tax and shall include any amended returns required as a result of examination adjustments made by the Internal Revenue Service (“IRS”) or other Tax Authority.
          “Taxes” shall mean any and all U.S. Federal, U.S. state, local, Israeli, other foreign and other taxes, levies, fees, imposts, duties and charges of whatever kind (including any interest, penalties or additions to the tax imposed in connection therewith or with respect thereto), whether or not imposed on the Company or any of the Company Subsidiaries, including, without limitation, taxes imposed on, or measured by, income, franchise, profits or gross receipts, and also ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, employment, social security, workers’ compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes and customs duties, whether disputed or not.
          SECTION 3.10. Absence of Changes in Benefit Plans. Except as disclosed in the Filed Company SEC Documents or as expressly permitted pursuant to Section 5.01(a)(i) through (xxi) and excluding any Company Benefit Agreements, since the date of the most recent audited financial statements included in the Filed Company SEC Documents to the date of this Agreement, none of the Company or any of the Company Subsidiaries has materially amended, materially modified or agreed (or announced an intention) to materially amend or modify, any collective bargaining agreement or any employment, bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock appreciation, restricted stock, stock option, “phantom” stock, performance, retirement, thrift, savings, stock bonus, cafeteria, paid time off, perquisite, fringe benefit, vacation, severance, disability, death benefit, hospitalization, medical, welfare benefit or other plan, program, policy, arrangement or understanding (whether or not legally binding) maintained, contributed to or required to be maintained or contributed to by the Company or any of the Company Subsidiaries or any other person or entity that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, a “Company Commonly Controlled Entity”), in each case providing benefits to any Company Participant and whether or not subject to United States Law (collectively, the “Company Benefit Plans”, which for the avoidance of doubt shall exclude any Company Benefit Agreements), or has terminated or adopted (or agreed or announced an intention to terminate or adopt) any material Company Benefit Plan, or has made any material change in any actuarial or other assumption used to calculate funding obligations with respect to any Company Pension Plans (as defined in Section 3.11(a)), or any change in the manner in which contributions to any Company Pension Plans are made or the basis on which such contributions are determined, other than amendments or other changes as required to ensure that such Company Benefit Plan is not then out of compliance with applicable Law, or reasonably determined by the Company to be necessary or appropriate to preserve the qualified status of a Company Pension Plan under Section 401(a) of the Code or under any non-U.S. tax Law or regulation.
          SECTION 3.11. Benefit Plans; Excess Parachute Payments. (a) Section 3.11(a) of the Company Disclosure Letter contains a list of all material Company Benefit Plans and all Company Benefit Agreements, including each “employee welfare benefit plan” (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) whether or not subject to ERISA (a “Company Welfare Plan”) and “employee pension benefit plan” (as defined in Section 3(2) of ERISA) whether or not subject to ERISA (a “Company Pension Plan”). The Company has delivered or made available to Parent complete and correct copies of (i) each Company Benefit Plan and each Company Benefit Agreement (or, in the case of any material unwritten Company Benefit Plans or material unwritten Company Benefit Agreements, written descriptions thereof), (ii) the two most recent annual reports required to be filed, or such similar reports, statements, information returns or material correspondence filed with or delivered to any Governmental Entity, with respect to each Company Benefit Plan (including reports filed on Form 5500 with accompanying schedules and attachments), (iii) the most recent summary plan description prepared for each Company Benefit Plan, (iv) each trust agreement and group annuity contract and other documents relating to the funding or payment of benefits under any Company Benefit Plan, (v) the most recent determination or qualification letter issued by any Governmental Entity for each Company Benefit Plan intended to qualify for favorable tax treatment and (vi) if applicable, the two most recent actuarial valuations for each Company Benefit Plan. All Company Participant data necessary to administer each Company Benefit Plan and Company Benefit Agreement is in the possession of the Company and is sufficient for the proper administration of the Company Benefit Plans and Company Benefit Agreements in accordance, in all material respects, with their terms and all applicable Laws and such data is complete and correct in all material respects. Each Company Benefit Plan has been administered in all material respects in compliance with its terms. The Company and the Company Subsidiaries and all the Company Benefit Plans are in compliance in all material respects with all applicable provisions of ERISA, the Code, and all other applicable Laws (in the case of the Company and the Company Subsidiaries, as such Laws relate to the Company Benefit Plans), and the terms of all collective bargaining agreements, if any. All Company Pension Plans intended to be tax-qualified under U.S. Laws have been the subject of determination or opinion letters from the IRS with respect to “TRA” (as defined in Section 1 of Rev. Proc. 93-39) and have timely filed with the IRS determination letter applications (or have received such a determination letter) with respect to “GUST” (as defined in Section 1 of Notice 2001-42) and the Economic Growth and Tax Relief Reconciliation Act of 2001, to the effect that such Company Pension Plans are qualified and exempt from United States Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code; no such letter has been revoked (nor, to the knowledge of the Company, has revocation been threatened) nor has any event occurred since the date of the most recent determination letter or application therefor relating to any such Company Pension Plan that is reasonably expected to adversely affect the qualification of such Company Pension Plan or materially increase the costs relating thereto or require security under Section 307 of ERISA. All Company Pension Plans required to have been approved by any non-U.S. Governmental Entity have been so approved or timely submitted for approval; no such approval has been revoked (nor, to the knowledge of the Company, has revocation been threatened) and no event has occurred since the date of the most recent approval or application therefor that is reasonably expected to affect any such approval or materially increase the costs relating thereto. The Company has delivered or made available to Parent a true, complete and correct copy of each pending application for a determination or approval letter, if any, with respect to each Company Pension Plan.
          (b) Neither the Company nor any Company Commonly Controlled Entity has in the last six years maintained, contributed to or been obligated to maintain or contribute to, or has any actual or contingent liability under, any Company Benefit Plan that is a “defined benefit plan” (as defined in Section 3(35) of ERISA), a “multiemployer plan” (within the meaning of Section 4001(a)(3) of ERISA), or is subject to Title IV of ERISA and neither the Company nor any Company Commonly Controlled Entity could incur any liability under Title IV of ERISA.
          (c) With respect to each Company Welfare Plan, there are no understandings, agreements or undertakings, written or oral, that would prevent any such plan (including any such plan covering retirees or other former Company Participants) from being amended or terminated without material liability to the Company or any of the Company Subsidiaries at or at any time after the Closing. No Company Welfare Plan is unfunded or, if subject to the Code, funded through a “welfare benefits fund” (as such term is defined in Section 419(e) of the Code). No Company Welfare Plan provides benefits after termination of employment except where the cost thereof is borne entirely by the former employee (or his or her eligible dependents or beneficiaries) or as required by Section 4980B(f) of the Code or any similar state statute. The Company and the Company Subsidiaries comply in all material respects with the applicable requirements of Section 4980B(f) of the Code or any similar U.S. state statute with respect to each Company Benefit Plan that is a group health plan, as such term is defined in Section 5000(b)(1) of the Code or any similar U.S. state statute.
          (d) All material reports, returns and similar documents with respect to all Company Benefit Plans required to be filed with any Governmental Entity or distributed to any Company Benefit Plan participant have been duly and timely filed or distributed. Neither the Company nor any of the Company Subsidiaries has received notice of and, to the knowledge of the Company, there are no pending investigations by any Governmental Entity with respect to, or pending termination proceedings or other claims (except claims for benefits payable in the normal operation of the Company Benefit Plans or Company Benefit Agreements), suits, actions or proceedings against, or involving or asserting any rights or claims to benefits under, any Company Benefit Plan or Company Benefit Agreement.
          (e) All contributions, premiums and benefit payments under or in connection with the Company Benefit Plans that are required to have been made by the Company or any of the Company Subsidiaries in accordance with the terms of the Company Benefit Plans and applicable Laws have been timely made. No Company Benefit Plan, or any insurance Contract related thereto, requires or permits a retroactive increase in premiums or payments on termination of such Company Benefit Plan or such insurance Contract. Neither the Company nor any of the Company Subsidiaries has incurred, or is reasonably expected to incur, any unfunded liabilities in relation to any Company Benefit Plan, and for any Company Benefit Plan for which funding is not required, all unfunded liabilities have been properly accrued on the Company’s most recent financial statements in accordance with GAAP.
          (f) With respect to each Company Benefit Plan, (i) there has not occurred any prohibited transaction in which the Company or any of the Company Subsidiaries or any of their employees, or to the knowledge of the Company, any trustee, administrator or other fiduciary of any trust created under any Company Benefit Plan, has engaged that could subject the Company, any of the Company Subsidiaries or any of their employees, or, to the knowledge of the Company, a trustee, administrator or other fiduciary of any trust created under any Company Benefit Plan, to a material tax or penalty on prohibited transactions imposed by Section 4975 of the Code or a material sanction imposed under Title I of ERISA and (ii) none of the Company, any Company Subsidiary, nor, to the knowledge of the Company, any trustee, administrator or other fiduciary of any Company Benefit Plan nor any agent of any of the foregoing has engaged in any transaction or acted in a manner that could, or failed to act so as to, subject the Company, any Company Subsidiary or, to the knowledge of the Company, any trustee, administrator or other fiduciary to any material liability for breach of fiduciary duty under ERISA or any other applicable Law. No Company Benefit Plan or related trust has been terminated, nor has there been any “reportable event” (as such term is defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived with respect to any Company Benefit Plan during the last five years, and no notice of a reportable event will be required to be filed in connection with the Transactions.
          (g) The Company and the Company Subsidiaries do not have any liabilities or obligations that are material to the Company and the Company Subsidiaries, taken as a whole, including under or on account of a Company Benefit Plan or Company Benefit Agreement, arising out of the hiring of persons to provide services to the Company and treating such persons as consultants or independent contractors and not as employees of the Company.
          (h) No deduction by the Company or any of the Company Subsidiaries in respect of “any applicable remuneration” (within the meaning of Section 162(m) of the Code) has been disallowed or is subject to disallowance by reason of Section 162(m) of the Code.
          (i) Other than payments or benefits that may be made to the persons listed in Section 3.11(i) of the Company Disclosure Letter (“Primary Company Executives”), no amount or other entitlement or economic benefit that could be received (whether in cash or property or the vesting of property) as a result of the execution and delivery of this Agreement, the obtaining of the Company Shareholder Approval, the consummation of the Merger or any other transaction contemplated by this Agreement (including as a result of termination of employment on or following the Effective Time) by or for the benefit of any Company Participant who is a “disqualified individual” (as such term is defined in Treasury Regulations Section 1.280G-1) under any Company Benefit Plan, Company Benefit Agreement or otherwise would be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code), and no disqualified individual is entitled to receive any additional payment from the Company or any of the Company Subsidiaries, the Surviving Corporation or any other person in the event that the excise tax required by Section 4999(a) of the Code is imposed on such disqualified individual (a “Parachute Gross Up Payment”).
          (j) None of the execution and delivery of this Agreement, the obtaining of the Company Shareholder Approval or the consummation of the Merger or any other transaction contemplated by this Agreement (including as a result of any termination of employment on or following the Effective Time) will (i) entitle any Company Participant to severance or termination pay, (ii) accelerate the time of payment or vesting or accelerate exercisability of, or trigger any payment or funding (through a grantor trust or otherwise) of, compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Company Benefit Plan or Company Benefit Agreement or (iii) result in any breach or violation of, or a default under, any Company Benefit Plan or Company Benefit Agreement.
          (k) Each Company Benefit Plan and each Company Benefit Agreement that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code (a “Company Nonqualified Deferred Compensation Plan”) subject to Section 409A of the Code has been operated in compliance with Section 409A of the Code since January 1, 2005, based upon a good faith, reasonable interpretation of (i) Section 409A of the Code and (ii)(A) the Final Regulations issued thereunder, (B) the Proposed Regulations issued thereunder or (C) IRS Notice 2005-1, in the case of clauses (B) and (C), as modified by IRS Notice 2006-79 and Notice 2007-86 (clauses (i) and (ii), together, the “409A Authorities”). No Company Benefit Plan or Company Benefit Agreement that would be a Company Nonqualified Deferred Compensation Plan subject to Section 409A of the Code but for the effective date provisions that are applicable to Section 409A of the Code, as set forth in Section 885(d) of the American Jobs Creation Act of 2004, as amended (the “AJCA”), has been “materially modified” within the meaning of Section 885(d)(2)(B) of the AJCA after October 3, 2004, based upon a good faith reasonable interpretation of the AJCA and the 409A Authorities, or has been operated in violation of the 409A Authorities. No Company Participant is entitled to any gross-up, make-whole or other additional payment from the Company or any of the Company Subsidiaries in respect of any Tax (including Federal, state, local or foreign income, excise or other Taxes (including Taxes imposed under Section 409A of the Code)) or interest or penalty related thereto.
          SECTION 3.12. Litigation. There is no suit, action or proceeding pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary that, individually or in the aggregate, has had or is reasonably expected to have a Company Material Adverse Effect, nor is there any Judgment outstanding against the Company or any Company Subsidiary that has had or is reasonably expected to have a Company Material Adverse Effect.
          SECTION 3.13. Compliance with Applicable Laws. Except as disclosed in the Filed Company SEC Documents, the Company and the Company Subsidiaries are in compliance with all applicable Laws, except for instances of noncompliance that, individually or in the aggregate, have not had and are not reasonably expected to have a Company Material Adverse Effect. Except as disclosed in the Filed Company SEC Documents, neither the Company nor any Company Subsidiary has received any written communication during the past two years from a Governmental Entity that alleges that the Company or a Company Subsidiary is not in compliance in any material respect with any applicable Law. This Section 3.13 does not relate to matters with respect to Taxes, Company Benefit Plan matters and environmental matters, which are the subject of Sections 3.09, 3.11 and 3.14, respectively.
          SECTION 3.14. Environmental Matters. Except for such matters that individually or in the aggregate have not had, and are not reasonably expected to have, a Company Material Adverse Effect: (a) the Company and each Company Subsidiary is in compliance with all Laws relating to pollution, protection of the environment, natural resources, or human health and safety (collectively, “Environmental Laws”); (b) the Company and each Company Subsidiary hold, and are in compliance with, all permits, licenses, certificates or other approvals required under Environmental Laws for the Company and the Company Subsidiaries to conduct their respective businesses as currently conducted; and (c) to the knowledge of the Company, neither the Company nor any Company Subsidiary has (i) placed, held, located, released, transported or disposed of any Hazardous Materials (as defined below) on, under, from or at any of the Company’s or any Company Subsidiary’s properties or any other property or (ii) received any written claim, notice, inquiry or warning or entered into or agreed to any court decree or order or become subject to any Judgment, in each case relating to compliance with any Environmental Law or to the investigation or cleanup of Hazardous Materials. For purposes of this Agreement, the term “Hazardous Materials” means any radioactive materials or wastes, petroleum (including any byproduct or fraction thereof), asbestos or asbestos-containing materials, and any other wastes, materials, chemicals or substances which, in relevant form, quantity or concentration, are regulated pursuant to any Environmental Law.
          SECTION 3.15. Title to Properties. (a) Each of the Company and the Company Subsidiaries has good and marketable title to, or valid leasehold interests in, all its properties and assets, except for (i) any Lien for Taxes not yet due or being contested in good faith by any appropriate proceedings before any court or Governmental Entity, (ii) mechanic’s and other similar statutory liens that do not materially detract from the value or materially interfere with any present or intended use of the property or assets to which such Lien relates, (iii) any Lien disclosed on Schedule 3.15(a) and (iv) any other Lien (other than those securing indebtedness) that does not materially detract from the value or materially interfere with any present or intended use of the property or assets to which such Lien relates (collectively, “Permitted Liens”). All such assets and properties are free and clear of all Liens except for Permitted Liens.
          (b) Section 3.15(b) of the Company Disclosure Letter contains (i) a correct legal description and street address of all real property (“Owned Real Property”) in which any of the Company or the Company Subsidiaries has a fee simple estate or other ownership interest, with the name of the owning entity being specified, and containing a brief description of the use being made thereof (e.g., a manufacturing plant, a warehouse, office use, vacant land); and (ii) an accurate description of all leases, subleases and licenses of real property (collectively, “Real Property Leases”) pursuant to which any of the Company or the Company Subsidiaries has a leasehold interest or otherwise has a right to occupy the real property demised thereunder (“Leased Real Property”), including (w) the location of each Leased Real Property, (x) the date of each Real Property Lease and of any amendments and supplements thereto, (y) the name of the original lessor and lessee (and, in the event an assignment has occurred, the name of the current lessor and lessee), and (z) the expiration date of the term, and whether there are any extant renewal options (e.g., “one five year renewal option”).
          (c) True and complete photocopies of all Real Property Leases (and all amendments and supplements thereto) have been furnished to Parent. Each of the Company and the Company Subsidiaries has complied in all material respects with the terms of all material Real Property Leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect. None of the Company or the Company Subsidiaries, as applicable, has given or received any notice of default thereunder which is extant (i.e., not cured within the applicable grace period) nor has any event occurred which with the giving of notice or the passage of time or both would constitute a material default thereunder. Each of the Company and the Company Subsidiaries enjoys peaceful and undisturbed possession under all such material leases, and all material Real Property Leases are free and clear of all Liens except for Permitted Liens, and Liens affecting the interest of a third party lessor thereunder (i.e., a lessor other than the Company or a Company Subsidiary).
          SECTION 3.16. Products and Services. Except as would not be material to Salvador Imaging, Inc. (“Salvador”) and its subsidiaries taken as a whole, each of the products and services produced, sold or licensed to a third party by Salvador or any subsidiary of Salvador is, and at all times up to and including the sale thereof has been, (i) in compliance with the terms and requirements of any applicable warranty or other Contract between Salvador or any subsidiary of Salvador, and such third party, (ii) in compliance with applicable Law and (iii) fit for the ordinary purposes for which it is intended to be used. Except for any defects or deficiencies that can be corrected without incurring expense that would be material to Salvador and its subsidiaries taken as a whole, each product that has been sold by Salvador or any subsidiary of Salvador to any person was free of any design defects, construction defects or other defects or deficiencies at the time of sale. All repair services and other services that have been performed by Salvador or any subsidiary of Salvador were performed in conformance with the terms and requirements of all applicable warranties and other Contracts and with applicable Law, except as would not be material to Salvador and its subsidiaries taken as a whole. No product manufactured or sold by Salvador or any subsidiary of Salvador has been the subject of any recall or other similar action; and to the knowledge of the Company, no event has occurred, and no condition or circumstance exists, that has given or is reasonably expected to give rise to or serve as a basis for any such recall or other similar action relating to any such product (with or without notice or lapse of time).
          SECTION 3.17. Intellectual Property. (a) The Company and the Company Subsidiaries own free and clear of all Liens (other than non-exclusive licenses granted by the Company in connection with sales of the products of the Company or

Company Subsidiaries in the ordinary course of business), or are validly licensed or otherwise have the right to use free and clear of all royalties, all Intellectual Property Rights (as defined in Section 3.17(i)) which are material to the conduct of the business of the Company and the Company Subsidiaries taken as a whole. With respect to any Intellectual Property Rights licensed to the Company or any Company Subsidiary, neither the Company nor any Company Subsidiary has any obligation to assign or license back any improvements or derivative works which are made by the Company or a Company Subsidiary in such licensed Intellectual Property Rights. Each Intellectual Property Right owned by the Company or a Company Subsidiary is (i) to the knowledge of the Company, valid and (ii) in full force and effect and has not been abandoned. Section 3.17(a) of the Company Disclosure Letter sets forth a description of all registered Intellectual Property Rights owned by the Company or any Company Subsidiary and all Intellectual Property Rights licensed to the Company (other than licenses to the Company or any Company Subsidiary of standard off-the-shelf commercial software products), in each case which are material to the conduct of the business of the Company and the Company Subsidiaries taken as a whole. No claims are pending or, to the knowledge of the Company, threatened that the Company or any Company Subsidiary is infringing or otherwise misappropriating or violating the rights of any person with regard to any Intellectual Property Right. To the knowledge of the Company, the business of and Intellectual Property Rights owned by the Company and the Company Subsidiaries do not infringe the rights of any third party with respect to any Intellectual Property Right. To the knowledge of the Company, no person is infringing the rights of the Company or any Company Subsidiary with respect to any Intellectual Property Right that is material to the conduct of the business of the Company and the Company Subsidiaries taken as a whole. None of the Company or any of the Company Subsidiaries has given to any person an indemnity in connection with any Intellectual Property Right other than in connection with sales of the products of the Company or the Company Subsidiaries in the ordinary course of business. The Company and each Company Subsidiary has taken commercially reasonable action in accordance with normal industry practice to protect the Intellectual Property Rights owned by it.
          (b) To the knowledge of the Company, (x) the Company has not disclosed to any person any material confidential source code that is part of the software owned or exclusively licensed by the Company and (y) no person, other than the Company, possesses any current or contingent right to obtain, modify, distribute, disclose or have disclosed to them any material confidential source code that is part of the software owned or exclusively licensed by the Company. No software used or owned by the Company (i) is subject to any ‘copyleft’ obligation or condition or contains any software code that is distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: GNU General Public License or GNU Lesser General Public License; (ii) contains any software code that is licensed under any terms or conditions that create, or purport to create, obligations requiring the disclosure, distribution or license of all or a portion of the source code for any software owned or used by the Company; (iii) contains any software code that is licensed under any terms or conditions that impose any requirements that any software using, linked with, incorporating, distributed with, based on, derived from or accessing such software code (A) be licensed for the purpose of making derivative works, (B) be licensed under terms that allow reverse engineering, reverse assembly or disassembly of any kind or (C) be redistributable at no charge; or (iv) is subject to any obligation or condition that could otherwise impose any limitation, restriction or condition on the right or ability of the Company to use or distribute its products and services (any of the foregoing items (i), (ii), (iii) or (iv) referred to as “Open Source Materials”). Section 3.17(b) of the Company Disclosure Letter describes the manner in which such Open Source Materials were and/or are used.
          (c) Each former and current employee, agent, consultant or contractor of and to the Company or any Company Subsidiary has executed and delivered to the Company or such Company Subsidiary a confidential information and Intellectual Property Right assignment agreement in substantially the same form as the standard form confidential information and Intellectual Property Right assignment agreement of the Company or Company Subsidiary, as the case may be, a copy of which is set forth in Section 3.17(c) of the Company Disclosure Letter and there has been conveyed to the Company or such Company Subsidiary by appropriately executed instruments of assignment full, effective and exclusive ownership of all tangible and intangible property thereby arising and all such agreements have been, where relevant, recorded with the United States Patent Office or with the applicable Governmental Entity. No current or former employee, agent, consultant or independent contractor associated with the Company or any Company Subsidiary who has contributed to or participated in the conception and development of Intellectual Property Rights of the Company or such Company Subsidiary has asserted or threatened any claim against the Company or such Company Subsidiary in connection with such person’s involvement in the conception and development of any Intellectual Property Rights of the Company or such Company Subsidiary.
          (d) Neither the Company nor any Company Subsidiary nor any of their respective officers or employees has any patents issued or applications pending for any device, process, design or invention of any kind now used or needed by the Company or such Company Subsidiary in the furtherance of its business operations as presently conducted or as proposed to be conducted, which patents or applications have not been assigned to the Company or such Company Subsidiary with such assignment duly recorded in the United States Patent Office or with the applicable foreign Governmental Entity.
          (e) No Trade Secret (as defined in Section 3.17(i)) of the Company or any Company Subsidiary has been disclosed by the Company or any Company Subsidiary or authorized to be disclosed by the Company or any Company Subsidiary to any third party, other than pursuant to a non-disclosure agreement that protects the Company’s or such Company Subsidiary’s proprietary interests in and to such Trade Secrets.
          (f) All Intellectual Property Rights of the Company or any Company Subsidiary are freely transferable, conveyable and/or assignable by the Company or such

Company Subsidiary to Parent without any restriction, constraint, control, supervision or limitation that could be imposed by any Governmental Entity, university, college, educational institution, research center, foundation or similar institution, other than, with respect to Intellectual Property Rights of Salvador, under the Defense Review Laws and the Export Administration Regulations administered by the U.S. Department of Commerce.
          (g) The Company and each Company Subsidiary has obtained all material approvals necessary for the exporting from the country in which any product is developed and the importing to the country in which such product is directed, in accordance with all applicable export and import control regulations and all such export and import approvals throughout the world are in full force and effect.
          (h) None of the Intellectual Property Rights currently owned by the Company was developed by or for or on behalf of, or using grants or any other subsidies of, any Governmental Entity or any university, and no government funding, facilities, faculty or students of a university, college, other educational institution or research center or funding from third parties was used in the development of the Intellectual Property Rights owned by the Company. No current or former employee, agent, consultant or independent contractor of the Company, who was involved in, or who contributed to, the creation or development of any Intellectual Property Right owned by the Company, has performed services for a government, university, college, or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for the Company.
          (i) For purposes of this Agreement:
          “Intellectual Property Rights” shall mean patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights, computer programs, Trade Secrets and other proprietary intellectual property rights.
          “Trade Secrets” shall mean (a) any idea, formula, algorithm, design, pattern, compilation, program, specification, data, device, method, technique, process or other know-how, and (b) any other financial, marketing, customer, pricing and cost confidential and proprietary information, which, in the case of both (a) and (b), is related to the business of the Company or the Company Subsidiaries and, that derives, in the Company’s reasonable opinion, independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use.
          SECTION 3.18. Labor Matters. There are no collective bargaining or other labor union agreements to which the Company or any Company Subsidiary is a party or by which any of them is bound. To the knowledge of the Company, since January 1, 2003, neither the Company nor any Company Subsidiary has been the subject of any labor union organizing activity, or had any actual or threatened employee strikes, work stoppages, slowdowns or lockouts.
          SECTION 3.19. Contracts; Debt Instruments. (a) Set forth in Section 3.19(a) of the Company Disclosure Letter is a list, as of the date of this Agreement, of (i) all Contracts of the Company or any of the Company Subsidiaries with any of the ten largest customers of the Company and the Company Subsidiaries (determined on the basis of aggregate revenues received by the Company and the Company Subsidiaries over the four consecutive fiscal quarter period ended March 31, 2008), (ii) all sales agencies Contracts, sales representatives Contracts and distributorship Contracts of the Company or any of the Company Subsidiaries, (iii) all Contracts with suppliers of the Company or any Company Subsidiary under which the Company or any Company Subsidiary is obligated to purchase over the next twelve months from the date of this Agreement or has purchased in the twelve months ended March 31, 2008, either on an individual Contract-basis or in the aggregate, at least $500,000 in goods or services, (iv) all Contracts with sole suppliers of the Company or any Company Subsidiary under which the Company or any Company Subsidiary is obligated to purchase over the next twelve months from the date of this Agreement or has purchased in the twelve months ended March 31, 2008, either on an individual Contract-basis or in the aggregate, at least $200,000 in goods or services, (v) all outsourcing Contracts of the Company or any Company Subsidiary, (vi) all Contracts pursuant to which the Company or any Company Subsidiary licenses or has an obligation to buy or sell any Intellectual Property Rights to or from a third party (other than (x) licenses to the Company or any Company Subsidiary of standard off-the-shelf commercial software products and (y) licenses of intellectual property included in the Company’s products as they are sold in the ordinary course of business), (vii) all strategic alliance, joint venture, partnership and joint marketing Contracts of the Company or any Company Subsidiary, (viii) all Contracts of the Company or any Company Subsidiary for the indemnification of directors or officers, (ix) all Contracts of the Company or any Company Subsidiary under which the Company has agreed either to outsource any material research and development program or to perform research and development for a third party, (x) all Contracts with “most favored nation” provisions or similar preferential arrangements, (xi) (A) all Contracts of the Company or any Company Subsidiary to which Lam Toshima Solar LLC (“LT Solar”) or any of its other affiliates, members, officers, employees, agents or controlling persons is a party, (B) all guarantees by the Company or any Company Subsidiary of any indebtedness or other obligations of LT Solar and (C) all “keep well” or other Contracts of the Company or any Company Subsidiary to maintain any financial statement condition of LT Solar or any arrangement having the economic effect of a guarantee (each an “LT Solar Contract” and collectively, the “LT Solar Contracts”), (xii) (A) all Contracts between Salvador or any subsidiary of Salvador, on the one hand, and the Company or any Company Subsidiary (other than Salvador or any subsidiary of Salvador), on the other hand, (B) all guarantees by the Company or any Company Subsidiary (other than Salvador or any subsidiary of Salvador) of any indebtedness or other obligations of Salvador or any subsidiary of Salvador, (C) all “keep well” or other Contracts of the Company or any Company Subsidiary (other than

Salvador or any subsidiary of Salvador) to maintain any financial statement condition of Salvador or any subsidiary of Salvador or any arrangement having the economic effect of a guarantee, (D) all Contracts of the Company or any Company Subsidiary that limit or impose restrictions upon the sale or disposition of Salvador or any subsidiary of Salvador and (E) all Contracts of Salvador or any subsidiary of Salvador that are material to the Company and the Company Subsidiaries, taken as a whole (each, a “Salvador Contract” and collectively, the “Salvador Contracts”) and (xiii) all other Contracts that are material to the business, properties, assets, condition (financial or otherwise) or results of operations of the Company and the Company Subsidiaries taken as a whole; provided, however, that for purposes of clause (xiii), with respect to any Contract the materiality or immateriality of which would be determined solely by the Company’s annual expenditure or receipts, the standard of materiality shall be $1,000,000; and provided, further, that in the case of each of clauses (i) through (xiii) above, “Contract” shall be deemed to exclude any Contract as to which there are no remaining material obligations or remaining obligations of the types referred to in clauses (iv), (v), (vii) through (xi) and (xii)(A)-(D) above to be performed by any party thereto (each Contract of the type described in clauses (i) through (x) and clause (xiii), “Company Material Contracts”). The Company has made available to Parent complete and correct copies of all Company Material Contracts, LT Solar Contracts and Salvador Contracts.
          (b) Except as would not reasonably be expected to have a Company Material Adverse Effect:
     (i) all Company Material Contracts, LT Solar Contracts and Salvador Contracts are valid, binding and in full force and effect and are enforceable by the Company or the relevant Company Subsidiary in accordance with their terms;
     (ii) neither the Company nor any Company Subsidiary is in breach or default under any Company Material Contract, LT Solar Contracts or Salvador Contracts and, to the Company’s knowledge, no other party to any of the Company Material Contracts, LT Solar Contracts or Salvador Contracts is in breach or default thereunder;
     (iii) neither the Company nor any Company Subsidiary is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or by which it or any of its properties or assets is bound; and
     (iv) neither the Company nor any Company Subsidiary is a party to any Contract the terms of which preclude, limit, restrict or impair the ability of the Company or any Company Subsidiary to conduct its business in the ordinary course consistent with prior practice or to enter into any other lines of business.
          (c) Set forth in Section 3.19(c) of the Company Disclosure Letter is (x) a list of all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any indebtedness of the Company or any Company Subsidiary in an aggregate principal amount in excess of $500,000 is outstanding or may be incurred and (y) the respective principal amounts currently outstanding thereunder. For purposes of this Section 3.19(c), “indebtedness” shall mean, with respect to any person, without duplication, (A) all obligations of such person for borrowed money, or with respect to deposits or advances of any kind to such person, (B) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (C) all obligations of such person upon which interest charges are customarily paid, (D) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person, (E) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding obligations of such person to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of such person’s business), (F) all capitalized lease obligations of such person, (G) all obligations of others secured by any lien on property or assets owned or acquired by such person, whether or not the obligations secured thereby have been assumed, (H) all obligations of such person under interest rate or currency hedging transactions (valued at the termination value thereof), (I) all letters of credit issued for the account of such person and (J) all guarantees and arrangements having the economic effect of a guarantee of such person of any indebtedness of any other person.
          SECTION 3.20. Brokers; Schedule of Fees and Expenses. No broker, investment banker, financial advisor or other similar person, other than Credit Suisse, the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and the other Transactions based upon arrangements made by or on behalf of the Company. The estimated fees and expenses incurred and to be incurred by the Company in connection with the Merger and the other Transactions (including the fees of Credit Suisse and the fees of the Company’s legal counsel) have been disclosed to Parent. The Company has furnished to Parent a true and complete copy of all agreements between the Company and Credit Suisse relating to the Merger and the other Transactions.
ARTICLE IV
Representations and Warranties of Parent and Sub
          Parent and Sub, jointly and severally, represent and warrant to the Company that:
          SECTION 4.01. Organization, Standing and Power. Each of Parent and Sub is duly organized, validly existing and, where relevant, in good standing under the laws of the jurisdiction in which it is organized and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to perform its obligations under this Agreement and consummate the Transactions, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and is not reasonably expected to have a Parent Material Adverse Effect (as defined in Section 9.03(a)). Parent has delivered to the Company true and complete copies of the memorandum of association of Parent, as amended to the date of this Agreement (as so amended, the “Parent Memorandum of Association”), and the articles of association of Parent, as amended to the date of this Agreement (as so amended, the “Parent Articles”), and the comparable charter and organizational documents of Sub, as amended through the date of this Agreement.
          SECTION 4.02. Sub. Since the date of its incorporation, Sub has not carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto. All of the outstanding capital stock of, or other voting securities or ownership interests in, Sub is owned by Parent, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction.
          SECTION 4.03. Parent SEC Documents; Undisclosed Liabilities. (a) Parent has filed all reports, schedules, forms, statements and other documents required to be filed by Parent with the SEC since October 1, 2007 (the “Parent SEC Documents”).
          (b) As of its respective date, each Parent SEC Document complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading except to the extent that information contained in any Parent SEC Document has been revised, amended, supplemented or superseded by a later filed Parent SEC Document. The consolidated financial statements of Parent included in the Parent SEC Documents complied at the time they were filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).
          (c) Except as disclosed in the Parent SEC Documents filed and publicly available prior to the date of this Agreement, neither Parent nor any Parent Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet or in the notes thereto and that, individually or in the aggregate, is reasonably expected to have a Parent Material Adverse Effect.

          SECTION 4.04. Authority; Execution and Delivery; Enforceability. (a) Each of Parent and Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery by each of Parent and Sub of this Agreement and the consummation by it of the Transactions have been duly authorized by all necessary corporate action on the part of Parent and Sub and the consummation of the Merger does not require any vote of the shareholders of Parent. Parent, as the indirect shareholder of Sub, has approved this Agreement. Each of Parent and Sub has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.
          (b) The Board of Directors of Parent (the “Parent Board”), at a meeting duly called and held, duly adopted resolutions approving this Agreement, the Merger and the other Transactions.
          SECTION 4.05. No Conflicts; Consents. (a) The execution and delivery by each of Parent and Sub of this Agreement, do not, and the consummation of the Merger and the other Transactions and compliance with the terms hereof will not conflict with or result in any violation of any provision of, or cause an event that, with or without notice or lapse of time or both, could become a violation of, (i) the Parent Memorandum of Association, the Parent Articles or the comparable charter or organizational documents of Sub, (ii) any Contract to which Parent or Sub is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.05(b), any Judgment or Law applicable to Parent or Sub other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and are not reasonably expected to have a Parent Material Adverse Effect.
          (b) No Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to Parent or any Parent Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than (i) compliance with and filings under (A) the HSR Act, (B) the Monopoly Regulation and Fair Trade Act of South Korea, (C) the Fair Trade Act of Taiwan, (D) the Act Concerning Prohibition of Private Monopolization and Maintenance of Fair Trade (Law No. 54 of 1947) of Japan, and (E) as applicable, the Regulation of the Merger and Acquisition of Domestic Enterprises by Foreign Investors of the People’s Republic of China and the Anti-Monopoly Law of the People’s Republic of China, (ii) compliance with and legally required filings under any Defense Review Laws, (iii) the filing with the SEC of such reports under Sections 13 and 16 of the Exchange Act, as may be required in connection with this Agreement, the Merger and the other Transactions, (iv) the filing of the Merger Filing with the Secretary of State of the State of California and (v) such other items (A) that may be required under the applicable Law of any foreign country (other than Israel), (B) required (x) solely by reason of the participation of the Company (as opposed to any third party) in the Transactions or (y) as a result of the actions taken pursuant to

Sections 6.05(a)(i) and 6.05(a)(ii) or (C) that, individually or in the aggregate, have not had and are not reasonably expected to have a Parent Material Adverse Effect.
          SECTION 4.06. Information Supplied. None of the information supplied or to be supplied by Parent or Sub for inclusion or incorporation by reference in the Company Proxy Statement will, at the date it is first mailed to the Company’s shareholders, or at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
          SECTION 4.07. Financing. Parent, Sub and the Surviving Corporation will have, or will have access to, funds available sufficient to consummate the Transactions and, at the Effective Time, to pay the Merger Consideration and perform their respective obligations under this Agreement. Parent has provided to the Company a true, complete and correct copy of an executed commitment letter (as the same may be amended or replaced in accordance with Section 6.11, the “Financing Commitment”) from an Israeli bank whose identity has been disclosed to the Company (the “Lender”) pursuant to which, and subject to the terms and conditions thereof, the Lender has committed to provide Parent with financing in an aggregate amount up to $185,000,000 (the “Financing”). The Financing Commitment, in the form so delivered, is a legal, valid and binding obligation of each of the parties thereto, including the Lender. As of the date of this Agreement, (i) the Financing Commitment has not been amended, modified, withdrawn or rescinded in any respect, (ii) no event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or Sub under any term or condition of the Financing Commitment and (iii) Parent reasonably believes that it will be able to satisfy the material conditions to the Financing contemplated by the Financing Commitment and that the Financing will be made available to Parent on the Closing Date. Except for the payment of customary fees, there are no conditions precedent or other contingencies related to the funding of the full amount of the Financing (including in any side letter or similar arrangement), other than as set forth in or contemplated by the Financing Commitment.
          SECTION 4.08. Withholding. No amount of the consideration otherwise payable to any holder of Company Common Stock pursuant to this Agreement who is not a tax resident of Israel is required to be deducted and withheld from the payment of such consideration under Israeli tax Law.

ARTICLE V
Covenants Relating to Conduct of Business
          SECTION 5.01. Conduct of Business. (a) Conduct of Business by the Company. Except for matters set forth in Section 5.01 of the Company Disclosure Letter or as otherwise expressly permitted by this Agreement, from the date of this Agreement to the earlier of the Effective Time and the termination of this Agreement in accordance with its terms (the “Pre-Closing Period”), the Company shall, and shall cause each Company Subsidiary to, conduct its business in the usual, regular and ordinary course in substantially the same manner as previously conducted and, to the extent consistent therewith, use all commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. In addition, and without limiting the generality of the foregoing, except for matters set forth in Section 5.01 of the Company Disclosure Letter or otherwise expressly permitted by this Agreement, during the Pre-Closing Period, the Company shall not, and shall not permit any Company Subsidiary to, do any of the following without the prior written consent of Parent (which consent or withholding of consent shall be communicated by Parent to the Company within a reasonable timeframe):
     (i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions (whether in cash, stock, equity securities or property) by a direct or indirect wholly owned subsidiary of the Company to its parent or to the Company, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of the Company or any Company Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;
     (ii) issue, deliver, sell, grant, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to (A) any shares of its capital stock, including any restricted shares, (B) any Voting Company Debt or other voting securities, (C) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares, Voting Company Debt, voting securities or convertible or exchangeable securities, including any Company Stock Options or Company RSUs, or enter into other agreements or commitments of any character obligating it to issue any such share or convertible or exchangeable security, or (D) any “phantom” stock, stock appreciation rights, “phantom” stock rights, stock-based or stock-related awards or performance units, other than the (1) issuance of Company Common Stock upon the exercise of

Company Stock Options outstanding on the date hereof and in accordance with their terms on the date hereof, (2) issuance of Company Common Stock upon the vesting of Company RSUs outstanding on the date hereof and in accordance with their terms on the date hereof, (3) issuance of Company Common Stock upon the exercise of purchase rights under the ESPP in accordance with their terms on the date hereof and pursuant to an offering that has been commenced on or prior to the date hereof and (4) grant of Company RSUs to employees hired after the date hereof in a manner and amount consistent with past practice; provided, however, that (x) any grant of Company RSUs under this clause (4) may not contain any provision that would provide for acceleration of vesting upon (A) the consummation of the Merger or (B) termination of grantee’s employment with the Company or any Company Subsidiary after the consummation of the Merger, and (y) the number of shares of Company Common Stock issuable upon the vesting of Company RSUs granted under this clause (4) each month shall not exceed 10,000 shares (the “New Grant Cap”), and that any unused shares remaining at the conclusion of each month below the New Grant Cap shall be added to the New Grant Cap for the subsequent month, and provided further that the shares underlying any RSUs forfeited upon termination of employment of any employees of the Company or any of the Company Subsidiaries after the date of this Agreement shall also be added to the New Grant Cap;
     (iii) amend the Company Charter, Company By-laws or other comparable charter or organizational documents with respect to the Company Subsidiaries;
     (iv) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a portion of the assets of, or by any other manner, any equity interest in or business of any corporation, partnership, joint venture, association or other business organization or division thereof or (B) any assets that are material, individually or in the aggregate, to the Company and the Company Subsidiaries, taken as a whole, except (1) purchases of inventory and raw materials in the ordinary course of business consistent with prior practice and (2) capital expenditures permitted under clause (xiv) below;
     (v) enter into (A) any joint ventures or strategic partnerships, (B) any strategic alliances, other than in the ordinary course of business consistent with past practice, or (C) any arrangement that provides for the exclusivity of territory or otherwise restricts the Company’s and/or any Company Subsidiary’s ability to compete or to offer or sell any products or services;
     (vi) except as required to ensure that any Company Benefit Plan or Company Benefit Agreement is not then out of compliance with applicable Law, or as required pursuant to the terms of Company Benefit Plans and Company Benefit Agreements in effect on the date of this Agreement, (A) adopt, enter into, terminate or amend (I) any collective bargaining agreement or Company Benefit Plan or (II) any Company Benefit Agreement or other agreement, plan or policy involving the Company or any of the Company Subsidiaries and one or more

Company Participants, (B) increase in any manner the compensation, bonus or fringe or other benefits of, or pay any bonus of any kind or amount whatsoever to, any Company Participant, other than in the ordinary course of business consistent with past practice to employees who are not executive officers, in connection with promotions of such employees, (C) pay any benefit or amount not required under any Company Benefit Plan or Company Benefit Agreement or any other benefit plan or arrangement of the Company or any of the Company Subsidiaries as in effect on the date of this Agreement, other than in the ordinary course of business consistent with past practice to employees who are not executive officers within the meaning of the U.S. Federal securities laws, (D) grant or pay any severance or termination pay or increase in any manner the severance or termination pay of any Company Participants, (E) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement, Company Benefit Agreement or Company Benefit Plan (including the removal of existing restrictions in any Company Benefit Agreements, Company Benefit Plans or agreements or awards made thereunder), (F) amend or modify any Company Stock Option or Company RSU, (G) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Company Benefit Plan or Company Benefit Agreement, (H) take any action to accelerate the vesting or payment of any compensation or benefit under any Company Benefit Plan or Company Benefit Agreement or (I) materially change any actuarial or other assumption used to calculate funding obligations with respect to any Company Pension Plan or change the manner in which contributions to any Company Pension Plan are made or the basis on which such contributions are determined;
     (vii) make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company or revalue any of its assets, except insofar as may have been required by GAAP or a change in GAAP;
     (viii) sell, lease (as lessor) or otherwise dispose of or subject to any Lien (other than Liens described in clause (i) or (ii) of the definition of Permitted Liens) any material properties or assets, except sales of inventory in the ordinary course of business consistent with prior practice; or license any properties or assets other than in the ordinary course of business consistent with past practice;
     (ix) incur any indebtedness for borrowed money, except for short-term borrowings (not by Salvador or any subsidiary of Salvador) of less than $500,000 incurred in the ordinary course of business consistent with prior practice;
     (x) issue or sell any debt securities or warrants or options or calls or other rights to acquire any debt securities of the Company or any Company Subsidiary;
     (xi) guarantee any indebtedness or other obligations of LT Solar, Salvador, any subsidiary of Salvador or any other person;

     (xii) enter into any “keep well” or other agreement to maintain any financial statement condition of LT Solar, Salvador, any subsidiary of Salvador or any other person or enter into any arrangement having the economic effect of a guarantee;
     (xiii) (A) make any loans, advances or capital contributions to, or investments in, any person other than a wholly-owned Company Subsidiary or (B) make any loans, advances or capital contributions to, or investments in, Salvador or any subsidiary of Salvador other than cash capital contributions not in excess of $400,000 per month;
     (xiv) make or agree to make any capital expenditure or capital expenditures (A) that is in excess of $100,000 in respect of Salvador and its subsidiaries or (B) that is in excess of $500,000 per fiscal quarter, beginning with the fiscal quarter ending September 30, 2008, in respect of the Company and Company Subsidiaries other than Salvador and its subsidiaries;
     (xv) make or change any material Tax elections, settle or compromise any material Tax liability or refund, change any material method of accounting for Tax purposes or file any materially amended Tax Return;
     (xvi) (A) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) or litigation (whether or not commenced prior to the date of this Agreement), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with prior practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Filed Company SEC Documents or incurred after the date of such financial statements in the ordinary course of business consistent with prior practice, (B) cancel any material indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value or (C) except as provided in Section 5.02(a), waive the benefits of, or agree to modify in any manner, terminate, release any person from or knowingly fail to enforce any confidentiality, standstill or similar agreement to which the Company or any Company Subsidiary is a party or beneficiary;
     (xvii) (A) modify, amend or terminate any Company Material Contract or enter into any Contract which would have been a Company Material Contract had it been in existence on the date of this Agreement, in each case other than in the ordinary course of business consistent with past practice, or (B) modify, amend or terminate any LT Solar Contract or Salvador Contract or enter into any Contract that would have been a LT Solar Contract or Salvador Contract had it been in existence on the date of this Agreement;
     (xviii) subject to any action taken in accordance with Section 5.02, take any action or permit any of the Company Subsidiaries to take any action (or omit to take any action) the purpose of which is to impair in any material respect the Company’s ability to perform its obligations under this Agreement or prevent or materially impede, interfere with, hinder or delay the consummation of the Transactions;
     (xix) transfer or license to any person or otherwise extend, amend or modify any material rights to any Intellectual Property Rights of the Company and/or any Company Subsidiary, or enter into grants to transfer or license to any person future patent rights, other than in the ordinary course of business consistent with past practices, provided, however, that in no event shall the Company or any Company Subsidiary license on an exclusive basis or sell any Intellectual Property Rights of the Company or any Company Subsidiary (other than non-exclusive licenses of any Intellectual Property Rights of the Company or any Company Subsidiary in connection with the sale of the Company’s products in the ordinary course of business);
     (xx) form, establish or acquire any subsidiary; or
     (xxi) authorize any of, or commit or agree to take any of, the foregoing actions.
          (b) Other Actions. The Company and Parent shall not, and shall not permit any of their respective subsidiaries to, take any action that would, or that is reasonably expected to, result in any condition to the Merger set forth in Article VII not being satisfied, except as otherwise permitted by Section 5.02 or 8.01.
          (c) Advice of Changes. The Company shall promptly advise Parent orally and in writing of any change or event that has or is reasonably expected to have a Company Material Adverse Effect.
          SECTION 5.02. No Solicitation by the Company. (a) The Company shall not, nor shall it authorize or permit any Company Subsidiary to, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative (collectively, “Representatives”) of, the Company or any Company Subsidiary to, (i) directly or indirectly solicit, initiate or encourage the submission of, any Company Takeover Proposal (as defined in Section 5.02(e)), (ii) enter into any agreement with respect to any Company Takeover Proposal or (iii) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Company Takeover Proposal; provided, however, that prior to receipt of the Company Shareholder Approval, the Company and its Representatives may, to the extent required by the fiduciary obligations of the Company Board, as determined in good faith by it after consultation with outside counsel, in response to a Superior Company Proposal (as defined in Section 5.02(e)) or a Company Takeover Proposal that the Company Board reasonably believes may lead to a Superior Company Proposal and that in either case was not solicited by the Company and that did not otherwise result from a breach or a deemed breach of this Section 5.02(a), and subject to compliance with Section 5.02(c), (x) furnish information with respect to the Company to the person making such Superior Company Proposal and its Representatives pursuant to a confidentiality agreement that, except with respect to any standstill or similar provisions, is not less restrictive of the other party than the Confidentiality Agreement (as defined in Section 6.02) (it being understood and agreed that such confidentiality agreement need not contain any standstill or similar provisions) and (y) participate in discussions with such person and its representatives regarding any such Superior Company Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any person who is a director, officer or employee of the Company or any Company Subsidiary or any other Representative authorized to act on behalf of the Company or any Company Subsidiary, shall be deemed to be a breach of this Section 5.02(a) by the Company. The Company shall, and shall cause its Representatives to, cease immediately all discussions and negotiations regarding any proposal that constitutes, or may reasonably be expected to lead to, a Company Takeover Proposal. Notwithstanding any other provision of this Agreement (including the provisions of Section 5.01), the Company may, to the extent required by the fiduciary obligations of the Company Board, as determined in good faith by the Company Board after consultation with outside counsel, waive standstill provisions in effect with a third party in response to an unsolicited request from such third party for such a waiver, if (1) the Company Board immediately discloses to Parent the fact of the waiver and the identity of the third party, (2) the third party has first either made a Superior Company Proposal or has expressed to the Company an intention to make a Company Takeover Proposal that the Company Board determines in good faith after consultation with outside counsel and its financial advisor is reasonably likely to lead to a Superior Company Proposal and (3) the waiver is limited to making a Company Takeover Proposal.
          (b) Neither the Company Board nor any committee thereof shall (i) withdraw or modify in a manner adverse to Parent or Sub, or propose to withdraw or modify in a manner adverse to Parent or Sub, the approval by the Company Board of this Agreement or the Merger or the Company Board Recommendation (as defined in Section 6.01(c)), (ii) approve any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to any Company Takeover Proposal or (iii) approve or recommend, or publicly propose to approve or recommend, any Company Takeover Proposal. Notwithstanding the foregoing, if, prior to receipt of the Company Shareholder Approval the Company Board determines in good faith after consultation with outside counsel that it is necessary to do so in order to comply with their fiduciary obligations, the Company Board may withdraw or modify its recommendation that the Company’s shareholders give the Company Shareholder Approval.
          (c) The Company promptly shall advise Parent orally and in writing of any Company Takeover Proposal or any inquiry with respect to or that could lead to any Company Takeover Proposal, the identity of the person making any such Company Takeover Proposal or inquiry and the material terms of any such Company Takeover

Proposal or inquiry. The Company shall (i) keep Parent fully informed of the status (including any change to the details) of any such Company Takeover Proposal or inquiry and (ii) provide to Parent as soon as practicable after delivery thereof to the third party making such Company Takeover Proposal any nonpublic information relating to the Company that has not already been provided to Parent.
          (d) Nothing contained in this Section 5.02 shall prohibit the Company from making any required disclosure to the Company’s shareholders if, in the good faith judgment of the Company Board after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under applicable Law. Notwithstanding anything in this Section 5.02(d) or the last sentence of Section 5.02(b), but except as provided in Section 8.01(f), the Company Board may not take any action that would result in the Company’s shareholders no longer being legally capable under the CGCL of validly approving this Agreement.
          (e) For purposes of this Agreement:
          “Company Takeover Proposal” means (i) any proposal or offer for a merger, consolidation, dissolution, recapitalization or other business combination involving the Company, (ii) any proposal for the issuance by the Company of over 20% of its equity securities as consideration for the assets or securities of another person or (iii) any proposal or offer to acquire in any manner, directly or indirectly, over 20% of the equity securities or consolidated total assets of the Company, in each case other than the Transactions.
          “Superior Company Proposal” means any proposal made by a third party to acquire substantially all the equity securities or assets of the Company, pursuant to a tender or exchange offer, a merger, a consolidation, a liquidation or dissolution, a recapitalization, a sale of all or substantially all its assets or otherwise, (i) on terms which the Company Board determines in good faith to be more favorable to the holders of Company Common Stock than the Transactions, taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by Parent to amend the terms of the Transactions) and (ii) that is reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of such proposal.
ARTICLE VI
Additional Agreements
          SECTION 6.01. Preparation of the Company Proxy Statement; Shareholder Meeting. (a) As soon as practicable following the date of this Agreement, and in any event no later than three weeks after such date, the Company shall prepare and file with the SEC the Company Proxy Statement in preliminary form. The Company shall use its reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect thereto. The Company shall use its reasonable efforts to cause the Company Proxy Statement to be mailed to the Company’s shareholders as promptly as practicable after filing with the SEC and in any event, no later than two weeks after clearance by the SEC. The Company shall provide Parent a reasonable opportunity to review and comment on any filing of, or amendment or supplement to, the Company Proxy Statement by providing a draft to Parent of such documents a reasonable time prior to their filing. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Company Proxy Statement or for additional information and shall promptly supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Company Proxy Statement.
          (b) If prior to the Effective Time, any event occurs with respect to the Company or any Company Subsidiary, or any change occurs with respect to other information supplied by the Company for inclusion in the Company Proxy Statement which is required to be described in an amendment of, or a supplement to, the Company Proxy Statement the Company shall promptly notify Parent of such event, and the Company shall promptly file with the SEC any necessary amendment or supplement to the Company Proxy Statement, as required by Law, in disseminating the information contained in such amendment or supplement to the Company’s shareholders.
          (c) The Company shall, as promptly as practicable, duly call, give notice of, convene and hold a meeting of its shareholders (the “Shareholders Meeting”) for the purpose of seeking the Company Shareholder Approval. The Company shall, through the Company Board, recommend to its shareholders that they give the Company Shareholder Approval (the “Company Board Recommendation”) and shall include such recommendation in the Company Proxy Statement, except to the extent that the Company Board shall have withdrawn or modified the Company Board Recommendation as permitted by Section 5.02(b).
          (d) The Company’s obligations in this Section 6.01 (other than pursuant to the second sentence of Section 6.01(c)) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Company Takeover Proposal or (ii) the withdrawal or modification by the Company Board of its recommendation that the Company’s shareholders give the Company Shareholder Approval; provided, however, that the Company’s obligations in this Section 6.01 shall be suspended if the Company provides notice to Parent as permitted by Section 8.05(b) for so long as the Superior Company Proposal giving rise to such notice remains a Superior Company Proposal.
          SECTION 6.02. Access to Information; Confidentiality. To the extent permitted by applicable Law, the Company shall, and shall cause each Company Subsidiary to, afford to Parent and to the officers, employees, accountants, counsel, financial advisors, consultants and other representatives of Parent, reasonable access during normal business hours and upon reasonable prior notice during the Pre-Closing Period to all its properties, books, contracts, commitments, personnel and records, but only to the extent that such access does not unreasonably interfere with the business or operations of the Company or any Company Subsidiary and, during such period, the Company shall, and shall cause each Company Subsidiary to, make available promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of U.S. Federal or U.S. state securities laws and (b) all other information concerning its business, properties and personnel as Parent may reasonably request; provided, however, that the Company shall not be required to (or to cause any Company Subsidiary to) afford access or furnish such copies or other information if doing so would, or is reasonably expected to, subject the Company to liability under, or constitute a violation of, applicable Law or any confidentiality obligation to a third party. Without limiting the generality of the foregoing, the Company shall, within two Business Days of request therefor, provide to Parent the information described in Rule 14a-7(a)(2)(ii) under the Exchange Act and any information to which a holder of Company Common Stock would be entitled under Sections 1600 and 1601 of the CGCL (assuming such holder meets the requirements of such sections). All information exchanged pursuant to this Section 6.02 shall be subject to the amended and restated mutual non-disclosure agreement dated as of April 3, 2008 between the Company and Parent (the “Confidentiality Agreement”), and Parent shall cause its advisors and representatives who receive such information to agree to hold such information in confidence in accordance with the terms of the Confidentiality Agreement.
          SECTION 6.03. Reasonable Efforts; Notification. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other Transactions, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement. In connection with and without limiting the foregoing, the Company and the Company Board shall (i) take all action necessary and within its power to prevent a takeover statute or similar statute or regulation from becoming applicable to any Transaction or this Agreement and (ii) if any takeover statute or similar statute or regulation becomes applicable to any Transaction or this Agreement, take all action necessary and within its power to ensure that the Merger and the other

Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement.
          (b) The Company shall give prompt notice to Parent, and Parent or Sub shall give prompt notice to the Company, of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect, in each case such as would cause the condition set forth in Section 7.02(a) not to be satisfied or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case such as would cause the condition set forth in Section 7.02(b) not to be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.
          (c) Nothing in Section 6.03(a) shall require Parent to dispose of any of its assets or to limit its freedom of action with respect to any of its businesses, or to consent to any disposition of the Company’s assets or limits on the Company’s freedom of action with respect to any of its businesses, or to commit or agree to any of the foregoing, and nothing in Section 6.03(a) shall authorize the Company to commit or agree to any of the foregoing, to obtain any consents, approvals, permits or authorizations or to remove any impediments to the Merger relating to the HSR Act or other antitrust, competition, premerger notification or trade regulation law, regulation or order of any applicable jurisdiction (“Antitrust Laws”, which for the avoidance of doubt shall not include any Defense Review Laws) or to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding relating to Antitrust Laws, other than dispositions, limitations, consents, commitments or other actions in furtherance of the consummation of the Merger that, individually or in the aggregate, (i) have not had and are not reasonably expected to have a Parent Material Adverse Effect or a Company Material Adverse Effect or (ii) involve the disposition of, an agreement to hold separate (including by establishing a trust or otherwise), or other restrictions, limitations, consents or commitments with respect to, a portion of the flat panel display business of Parent or the Company that is not material to Parent and its subsidiaries, taken as a whole, in the case of actions that relate to Parent’s flat panel display business or to the Company and the Company Subsidiaries, taken as a whole, in the case of actions that relate to the Company’s flat panel display business.
          (d) To the extent necessary to obtain clearance from the Committee on Foreign Investment in the United States (“CFIUS”) (whether in the form of written advice from CFIUS that the Merger is not subject to its review, a determination by CFIUS not to undertake an investigation of the Merger, a recommendation by CFIUS, after investigation, that the President take no action with respect to the Merger, a determination by CFIUS, after investigation, that no action by the President with respect to the Merger is warranted, or a determination by the President to take no action with respect to the Merger), or to avoid an action or proceeding by, any Governmental Entity under any of (i) the Exon-Florio Amendment to the Defense Production Act of 1950, as amended, and related regulations (“Exon-Florio”); (ii) the regulations and/or other requirements of the National Industrial Security Program and/or the U.S. Department of Defense Security Service; or (iii) the Arms Export Control Act and International Traffic in Arms Regulations of the U.S. Department of State (collectively, “Defense Review Laws”), Parent shall take or commit to take some or all of the following actions: (A) (x) sell or arrange for sale of Salvador within a reasonable amount of time following the consummation of the Merger; (y) maintain and operate Salvador as a separate, ongoing business as a supplier of high-performance digital cameras, which will include maintaining the books, records, classified information and other controlled information regarding Salvador’s sales and customer information separate, distinct and apart from Parent and the Surviving Corporation’s other operations, including under a proxy arrangement or voting trust (other than to the extent that such information is necessary for Parent or the Surviving Corporation to comply with applicable Law); (z) ensure that restrictions satisfactory to the applicable Governmental Entities are placed on all classified or other controlled information held by Salvador in order to prevent such information from being communicated or delivered to Parent; or (B) take any other action that is not reasonably expected to have a material adverse effect on Salvador, excluding from this clause (B) any action with respect to any business or asset of Parent or the Company other than Salvador. For the avoidance of doubt, in determining whether any action taken under clause (B) is reasonably expected to have a material adverse effect on Salvador, the actions described in clauses (A)(x), (A)(y) and (A)(z) will be disregarded.
          (e) In connection with and without limiting the foregoing, (i) the Company and Parent shall submit a joint voluntary notice within 15 days following the date of this Agreement and thereafter any requested supplemental information (collectively, the “Joint Filing”) to CFIUS pursuant to 31 C.F.R. Part 800 with regard to the Merger, (ii) Parent shall take responsibility for preparation and submission of the Joint Filing, (iii) the Company hereby agrees to provide to Parent all requisite information and otherwise to assist Parent in a timely fashion in order for Parent to complete preparation and submission of the Joint Filing in accordance with this Section 6.03(e), to respond to any inquiries from CFIUS, any member agency of CFIUS or any other interested Governmental Entity in a timely fashion and to take all reasonable steps to cause CFIUS to conclude its review and, if undertaken, investigation, without referring the Merger to the President of the United States and (iv) each of Parent and the Company agrees to promptly notify the other of any communication from or with any of the Governmental Entities in connection with the review of the Merger under Exon-Florio listed in clause (iii), which notice will include copies of any written or electronic communication and the material content of any verbal communication, and to respond as promptly as practicable to any request for information from any of such Governmental Entities.
          (f) In connection with the foregoing, the Company shall submit within 15 days following the date of this Agreement to the Office of Defense Trade Controls a notification of the Transactions in substantially the form contemplated by the

International Traffic in Arms Regulations of the U.S. Department of State (22 C.F.R. Part 122.4(b)) (“ITAR”).
          (g) Nothing in this Section 6.03 shall require Parent to (i) give any consent under Section 5.01 to any action or omission by the Company, except for such consents as Parent may be required to grant pursuant to Section 6.03(c) or 6.03(d), or (ii) agree to amend or waive any provision of this Agreement.
          SECTION 6.04. Obligations of Sub. Parent shall cause Sub, or any direct or indirect subsidiary of Parent that may be substituted for Sub pursuant to Section 1.01, to timely perform its obligations under this Agreement.
          SECTION 6.05. Equity Awards. (a) As soon as practicable following the date of this Agreement, the Company Board (or, if appropriate, any committee administering the Company Stock Plans) shall adopt such resolutions or take such other actions as may be required to effect the following:
     (i) adjust the terms of all outstanding Company Stock Options to provide that, at the Effective Time, each Company Stock Option outstanding immediately prior to the Effective Time shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Company Stock Option, the number of ordinary shares, NIS 0.14 nominal (par) value per share, of Parent (the “Parent Ordinary Shares”), rounded down to the nearest whole share, determined by multiplying the number of shares of Company Common Stock subject to such Company Stock Option by the Exchange Ratio, at a price per share rounded up to the nearest whole cent equal to (A) the aggregate exercise price for the shares of Company Common Stock otherwise purchasable pursuant to such Company Stock Option divided by (B) the number of Parent Ordinary Shares deemed purchasable pursuant to such Company Stock Option (each, as so adjusted, an “Adjusted Option”); provided, however, that in the case of any option to which Section 421 of the Code applies by reason of its qualification under either Section 422 or 424 of the Code (“qualified stock options”), the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424(a) of the Code;
     (ii) adjust the terms of all outstanding Company RSUs to provide that, at the Effective Time, each Company RSU outstanding immediately prior to the Effective Time shall be deemed to constitute a restricted stock unit with respect to, on the same terms and conditions as were applicable under such Company RSU, the number of Parent Ordinary Shares, rounded down to the nearest whole share, determined by multiplying the number of shares of Company Common Stock subject to such Company RSU by the Exchange Ratio (each, as so adjusted, an “Adjusted RSU”);

     (iii) make such other changes to the Company Stock Plans as it deems appropriate to give effect to the Merger (subject to the approval of Parent, which shall not be unreasonably withheld);
     (iv) ensure that, after the Effective Time, no Company Stock Options, Company SARs or Company RSUs may be granted under any Company Stock Plan;
     (v) ensure the approval, for purposes of Rule 16b-3 under the Exchange Act, of the transactions contemplated by this Section 6.05 and any other dispositions of Company equity securities (including derivative securities) in connection with this Agreement by each individual who is a director or officer of the Company subject to Section 16 under the Exchange Act; and
     (vi) with respect to the ESPP, ensure that (A) participants may not increase their payroll deductions or purchase elections from those in effect on the date of this Agreement, (B) no offering period shall be commenced after the date of this Agreement, (C) each participant’s outstanding right to purchase shares of Company Common Stock under the ESPP shall terminate five Business Days prior to the day on which the Effective Time occurs, and all amounts allocated to each participant’s account under the ESPP as of such date shall thereupon be used to purchase from the Company whole shares of Company Common Stock at the applicable price determined under the terms of the ESPP for the then outstanding offering periods using such date as the final purchase date for each such offering period, and (D) the ESPP shall terminate immediately following such purchases of Company Common Stock.
          (b) At the Effective Time, and subject to compliance by the Company with Section 6.05(a), Parent shall assume all the obligations of the Company under the Adjusted Options and the Adjusted RSUs and the agreements evidencing the grants thereof. As soon as practicable after the Effective Time, Parent shall deliver to the holders of Adjusted Options and the Adjusted RSUs appropriate notices setting forth such holders’ rights pursuant to the respective Company Stock Plans, and the agreements evidencing the grants of such Adjusted Options and the Adjusted RSUs shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 6.05 after giving effect to the Merger).
          (c) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of Parent Ordinary Shares for delivery upon exercise of the Adjusted Options and the Adjusted RSUs assumed in accordance with this Section 6.05. As soon as reasonably practicable after the Effective Time (but in no event later than ten Business Days following the Effective Date), Parent shall either (i) prepare and file with the SEC a registration statement on Form S-8 (or another appropriate form) registering a number of shares of Parent Ordinary Shares equal to the number of shares subject to such Adjusted Options and the Adjusted RSUs or (ii) assume such Adjusted Options and the Adjusted RSUs (in a manner that maintains the contractual terms of such Adjusted Options and the

Adjusted RSUs as set forth above) under an existing equity incentive plan of Parent or any of its affiliates with respect to which a registration statement on Form S-8 (or another appropriate form) is currently effective. Any such registration statement shall be kept effective (and the current status of the prospectus or prospectuses required thereby shall be maintained) as long as any Adjusted Option or Adjusted RSU may remain outstanding.
          (d) In this Agreement:
          “Company RSU” means any restricted stock unit with respect to Company Common Stock granted under any Company Stock Plan or otherwise.
          “Company SAR” means any stock appreciation right linked to the price of Company Common Stock and granted under any Company Stock Plan.
          “Company Stock Option” means any option to purchase Company Common Stock granted under any Company Stock Plan or otherwise, excluding purchase rights under the ESPP.
          “Company Stock Plans” means the Company’s 2005 Equity Incentive Plan, 2006 Non-Employee Directors’ Stock Incentive Plan, 2005 Non-Employee Directors’ Stock Option Plan, 2001 Equity Incentive Plan, the Amended and Restated 1995 Stock Option Plan, 1987 Stock Option Plan, 2005 Employee Stock Purchase Plan (the “ESPP”) and the CR Technology, Inc. 1991 Stock Option Plan.
          “Exchange Ratio” means the quotient obtained by dividing the Company Common Stock Price by the average closing price per share of Parent Ordinary Shares on the NASDAQ on the five trading days immediately preceding the Closing Date.
          SECTION 6.06. Benefit Plans. (a) For a period of one year after the Effective Time, Parent shall provide or cause the Surviving Corporation to provide employee benefits and base salary to non-director employees of the Company and the Company Subsidiaries who remain in the employment of the Surviving Corporation and its subsidiaries (the “Continuing Employees”) that, taken as a whole, are comparable in the aggregate to the employee benefits and base salary provided to such employees immediately prior to the Effective Time; provided, however, that (i) neither Parent nor the Surviving Corporation nor any of their subsidiaries shall have any obligation to issue, or adopt any plans or arrangements providing for the issuance of, shares of capital stock, warrants, options, stock appreciation rights or other rights in respect of any shares of capital stock of any entity or any securities convertible or exchangeable into such shares pursuant to any such plans or arrangements and (ii) no plans or arrangements of the Company or any of the Company Subsidiaries providing for such issuance shall be taken into account in determining whether employee benefits are comparable in the aggregate.
          (b) With respect to any “employee benefit plan”, as defined in Section 3(3) of ERISA, maintained by Parent or any of its subsidiaries (each a “Parent

Subsidiary”) (including any severance plan), for all purposes, including determining eligibility to participate, level of benefits and vesting, service with the Company or any Company Subsidiary shall be treated as service with Parent or the Parent Subsidiaries; provided, however, that such service need not be recognized for purposes of any defined benefit pension plan or to the extent that such recognition would result in any duplication of benefits.
          (c) Parent shall waive, or cause to be waived, any pre-existing condition, waiting period or exclusion limitation under any welfare benefit plan maintained by Parent or any of its affiliates (other than the Company) in which Continuing Employees and their eligible dependents will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition, waiting period or exclusion limitation would have been applicable under the comparable Company welfare benefit plan immediately prior to the Effective Time. Parent shall recognize, or cause to be recognized, the dollar amount of all expenses incurred by each Continuing Employee (and his or her eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which they will be eligible to participate from and after the Effective Time.
          (d) The provisions of this Section 6.06 are solely for the benefit of the parties to this Agreement, and no Company Participant or any other individual associated therewith (including any beneficiary or dependent thereof) shall be regarded for any purpose as a third-party beneficiary of the Agreement, and no provision of this Section 6.06 shall create such rights in any such persons in respect of any benefits that may be provided, directly or indirectly, under any Company Benefit Plan or Company Benefit Agreement or any employee program or any plan or arrangement of Parent or any Parent Subsidiary. No provision of this Agreement shall constitute a limitation on the rights to amend, modify or terminate after the Effective Time any such plans or arrangements of Parent, the Surviving Corporation or any of their respective subsidiaries, and nothing herein shall be construed as an amendment to any Company Benefit Plan or Company Benefit Agreement for any purpose. No provision of this Section 6.06 shall require Parent to continue the employment of any employee of the Company or any Company Subsidiary for any specific period of time following the Effective Time.
          SECTION 6.07. Indemnification. (a) Parent and Sub agree that all rights to indemnification for acts or omissions occurring prior to the Effective Time now existing in favor of the current or former directors or officers of the Company and the Company Subsidiaries (the “Indemnified Persons”) as provided in their respective articles of incorporation, by-laws, other organizational documents or indemnification agreements existing as of the date of this Agreement shall survive the Merger and shall continue in full force and effect in accordance with their terms. Parent shall cause the Surviving Corporation to assume the obligations with respect to such rights to indemnification. In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger, (ii) transfers or conveys all or substantially all of its properties and other assets to any person, (iii) transfers any material portion of its assets in a single transaction or in a series of transactions or (iv) Parent takes any action to materially impair the financial ability of the Surviving Corporation to satisfy the obligations referred to in this Section 6.07, then, and in each such case, Parent shall either (A) guarantee, expressly assume, or shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation shall expressly assume, the obligations set forth in this Section 6.07 or (B) take such other action to insure that the ability of the Surviving Corporation to satisfy such obligations will not be diminished in any material respect. Parent shall (and shall cause the Surviving Corporation and its Subsidiaries to) cause the certificate of incorporation and By-laws (or other similar organizational documents) of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, advancement of expenses and exculpation that are at least as favorable to the Indemnified Persons as the indemnification, advancement of expenses and exculpation provisions contained in the certificate of incorporation and By-laws (or other similar organizational documents) of the Company immediately prior to the date of this Agreement, and such provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of individuals who were covered by such provisions, except as required by applicable Law.
          (b) Prior to the Effective Time, the Company shall purchase “tail” officers’ and directors’ liability insurance policies, which by their terms shall survive the Merger and shall provide each Indemnified Person with coverage for six years following the Effective Time on terms and conditions no less favorable than the Company’s existing directors’ and officers’ liability insurance (“Tail Policies”); provided, however, that the aggregate premium for such Tail Policies shall not be greater than 150% of the annual premium paid by the Company for such existing insurance (such 150% amount, the “Maximum Premium”), and provided, further, that if the Maximum Premium is not sufficient for such coverage, the Company shall spend up to that amount to purchase such lesser coverage as may be obtained with such amount. Parent and the Surviving Corporation shall comply with their respective obligations under the Tail Policies. The Company represents and warrants to Parent that the Maximum Premium is $615,600.
          (c) The provisions of this Section 6.07 are intended to be in addition to the rights otherwise available to the Indemnified Persons by law, charter, statute, by-law or agreement, and shall operate for the benefit of, and shall be enforceable by the Indemnified Persons, their heirs and their representatives as third-party beneficiaries.
          SECTION 6.08. Fees and Expenses.  (a) Except as provided below, all fees and expenses incurred in connection with the Merger and the other Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that expenses incurred in connection with filing, printing and mailing the Company Proxy Statement shall be paid by the Company.
          (b) The Company shall pay to Parent a fee of $9,000,000, if: (i) the Company terminates this Agreement pursuant to Section 8.01(f); (ii) Parent terminates this Agreement pursuant to Section 8.01(d); (iii) any person makes a Company Takeover Proposal that was publicly disclosed prior to the Shareholders Meeting, but not publicly withdrawn prior to the date of the Shareholders Meeting, and thereafter this Agreement is terminated pursuant to Section 8.01(b)(iii); or (iv) any person makes a Company Takeover Proposal that was not withdrawn on or before the Outside Date (as defined in Section 8.01(b)) and the Company Shareholder Approval is not obtained prior to termination of this Agreement; and, in the case of each of clauses (iii) and (iv), this Agreement is terminated (other than termination pursuant to Section 8.01(f)) and within 12 months of such termination the Company enters into a definitive agreement to consummate, or consummates, the transactions contemplated by a Company Takeover Proposal. Any fee due under this Section 6.08(b) shall be paid by wire transfer of same-day funds on the date of termination of this Agreement (except that in the case of termination pursuant to clauses (iii) and (iv) above such payment shall be made on the date of execution of such definitive agreement or, if earlier, consummation of such transactions).
          (c) Parent shall pay to the Company a fee of $9,000,000, if the Company terminates this Agreement pursuant to Section 8.01(g). Any fee due under this Section 6.08(c) shall be paid by wire transfer of same-day funds on the date of termination of this Agreement.
          (d) The Company shall reimburse Parent and Sub for their reasonable out-of-pocket expenses actually incurred in connection with this Agreement, the Merger and the other Transactions, up to a maximum reimbursement of $2,000,000, if this Agreement is terminated pursuant to Section 8.01(b)(iii) or 8.01(c) unless the Company is required to pay and actually pays to Parent a fee pursuant to Section 6.08(b) in connection with such termination. Any amounts paid pursuant to this Section 6.08(d) shall be credited against any fee subsequently payable under Section 6.08(b).
          SECTION 6.09. Public Announcements. Parent, Sub and the Company have agreed on the form of press release attached as Exhibit A to this Agreement which is to be issued upon signing of this Agreement. Parent and Sub, on the one hand, and the Company, on the other hand, shall otherwise consult with each other before issuing or permitting their respective affiliates to issue, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Merger and the other Transactions and shall not issue or permit their respective affiliates to issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange.
          SECTION 6.10. Certain Tax Matters. (a) During the period from the date of this Agreement to the Effective Time, (i) the Company and each Company Subsidiary shall timely file all Tax Returns (“Post-Signing Returns”) required to be filed by each such entity (after taking into account any extensions), and all Post-Signing Returns shall be complete and correct in all material respects and shall be prepared on a basis consistent with the past practice of the Company and (ii) the Company and each

Company Subsidiary shall promptly notify Parent of any suit, claim, action, investigation, proceeding or audit pending against or with respect to the Company or any Company Subsidiary in respect of any material Tax and will not settle or compromise any such suit, claim, action, investigation, proceeding or audit without Parent’s prior written consent, which consent shall not be unreasonably withheld or delayed.
          (b) The Company shall deliver to Parent at or prior to Closing a certificate, in form and substance satisfactory to Parent, duly executed and acknowledged, certifying that the Company has not been a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time during the five year period ending on the date of the Closing.
          SECTION 6.11. Financing. (a) Parent and Sub shall use their best efforts to satisfy all conditions applicable to Parent and Sub in the Financing Commitment and to consummate the Financing no later than the Outside Date. Solely in the event that any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Financing Commitment, Parent shall use its best efforts to obtain any such unavailable portion from alternative sources on comparable or more favorable terms to Parent (as determined in the reasonable good-faith judgment of Parent) as promptly as practicable following the occurrence of such event but in no event later than the Outside Date. Parent shall promptly provide the Company with the documentation evidencing any replacement or alternative sources of financing and shall give the Company prompt notice (but in any event within two Business Days) of any material breach by any party to the Financing Commitment or any termination of the Financing Commitment. Parent shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange for the Financing (or replacements thereof) and shall not permit any material amendment or modification to be made to, or any waiver of any material provision or remedy under, the Financing Commitment (or replacements thereof) without first consulting with the Company or, if such amendment would or would be reasonably expected to prevent, delay or hinder Parent’s and/or Sub’s ability to consummate the Transactions, without first obtaining the Company’s prior written consent. For the avoidance of doubt, if the Financing (or any replacement or alternative financing) has not been obtained, Parent and Sub shall continue to be obligated to consummate the Merger and the other Transactions on the terms contemplated by this Agreement and subject only to the satisfaction or waiver of the conditions set forth in Article VII and to Parent’s rights and obligations under Article VIII.
          (b) The Company shall and shall cause the Company Subsidiaries and their respective Representatives to provide all reasonable cooperation in connection with the Financing as may be reasonably requested by Parent, which cooperation shall include provision of such information regarding the Company as is reasonably requested by the Lender or other financial institution providing the Financing, review and consultation with respect to the preparation of all agreements, offering memoranda and other documentation (including review of schedules for completeness) required in connection with the Financing and attendance and participation at meetings by telephone and in person with respect to syndication and marketing as is reasonably requested by Parent; provided, however, that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and the Company Subsidiaries. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or the Company Subsidiaries in connection with such cooperation in response to any request that is not a customary request of a target company in a leveraged acquisition transaction.
ARTICLE VII
Conditions Precedent
          SECTION 7.01. Conditions to Each Party’s Obligation To Effect The Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:
          (a) Company Shareholder Approval. The Company shall have obtained the Company Shareholder Approval.
          (b) Governmental Approvals. Any waiting period (and any extension thereof) or consent applicable to the Merger under the HSR Act, the Monopoly Regulation and Fair Trade Act of South Korea, the Fair Trade Act of Taiwan, the Act Concerning Prohibition of Private Monopolization and Maintenance of Fair Trade (Law No. 54 of 1947) of Japan and, as applicable, the Regulation of the Merger and Acquisition of Domestic Enterprises by Foreign Investors of the People’s Republic of China or the Anti-Monopoly Law of the People’s Republic of China, shall have been terminated or shall have expired in the case of any waiting period, or shall have been obtained in the case of any consent. Any consents, approvals and filings under any other foreign Antitrust Law, the absence of which would prohibit the consummation of the Merger and is reasonably expected to have a Parent Material Adverse Effect or a Company Material Adverse Effect (disregarding clauses (i)(A) and (v) of the proviso to the definition thereof), shall have been obtained or made. All other authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity necessary for the consummation of the Merger shall have been obtained or filed or shall have occurred.
          (c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect.
          SECTION 7.02. Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger are further subject to the following conditions:

          (a) Representations and Warranties. The representations and warranties of the Company in this Agreement shall be true and correct, as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date), other than for such failures to be true and correct that, individually or in the aggregate, have not had and are not reasonably expected to have a Company Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect. For purposes of determining the satisfaction of this condition, the representations and warranties of the Company shall be deemed not qualified by any references therein to materiality generally or to whether or not any breach results or may result in a Company Material Adverse Effect.
          (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.
          (c) No Litigation. There shall not be pending or threatened any suit, action or proceeding by any Governmental Entity relating to Antitrust Laws, in each case that has a reasonable likelihood of success, (i) challenging the acquisition by Parent or Sub of any Company Common Stock and seeking to restrain or prohibit the consummation of the Merger or any other Transaction, (ii) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of their respective subsidiaries of any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries, or to compel the Company, Parent or any of their respective subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries, as a result of the Merger or any other Transaction, (iii) seeking to impose limitations on the ability of Parent to acquire or hold, or exercise full rights of ownership of, any shares of Company Common Stock, including the right to vote the Company Common Stock purchased by it on all matters properly presented to the shareholders of the Company, (iv) seeking to prohibit Parent or any of the Parent Subsidiaries from effectively controlling in any material respect the business or operations of the Company and the Company Subsidiaries or (v) which otherwise is reasonably likely to have a Company Material Adverse Effect (disregarding clauses (i)(A) and (v) of the proviso to the definition thereof).
          (d) Exon-Florio. The period of time for any review process by CFIUS (including, if deemed appropriate by CFIUS, any investigation) shall have expired or been terminated, and CFIUS shall have provided a written notice to the effect that: (a) the Transactions are not subject to Exon-Florio; (b) the review of the Transactions has concluded and there are no issues of national security sufficient to warrant investigation; or (c) an investigation has been conducted and CFIUS has recommended or determined that no action by the President is warranted; or the President shall have made a determination not to take any action with respect to the Transactions.
          (e) Absence of Company Material Adverse Effect. Except as disclosed in Section 7.02(e) or 3.08 of the Company Disclosure Letter, since the date of this Agreement there shall not have been any event, change, effect or development that, individually or in the aggregate, has had or is reasonably expected to have a Company Material Adverse Effect.
          (f) ITAR Filing. The Company shall have provided to the Office of Defense Trade Controls a notification of the Transactions in accordance with Section 6.03(f) and (i) 60 days shall have passed after the date that the Company provided such ITAR notice or (ii) the Office of Defense Trade Controls shall have not taken or threatened to take enforcement action against Parent in connection with the consummation of the Merger.
          (g) Resignation of Company Directors. Parent shall have received the written resignation, in a form reasonably acceptable to Parent, of each person who serves as a director of the Company immediately prior to the Effective Time.
          (h) Dissenters Rights. Demands for payment shall not have been filed with respect to 10% or more of the outstanding shares of Company Common Stock pursuant to Chapter 13 of the CGCL.
ARTICLE VIII
Termination, Amendment and Waiver
          SECTION 8.01. Termination. This Agreement may be terminated at any time prior to the Effective Time:
          (a) by mutual written consent of Parent, Sub and the Company;
          (b) by either Parent or the Company:
     (i) if the Merger is not consummated on or before December 26, 2008 (the “Outside Date”), unless the failure to consummate the Merger is the result of a material breach of this Agreement by the party seeking to terminate this Agreement; provided, however, that either Parent or the Company may elect to extend the term of this Agreement until not later than March 26, 2009, if the expiration of any waiting period or any consents, approvals or filings needed to satisfy the conditions set forth in Sections 7.01(b) and 7.02(d) shall not have occurred or been made or obtained, as the case may be, by the Outside Date;

     (ii) if any Governmental Entity issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or
     (iii) if, upon a vote at a duly held meeting, or postponement or adjournment thereof, to obtain the Company Shareholder Approval, the Company Shareholder Approval is not obtained;
          (c) by Parent, if the Company breaches or fails to perform in any material respect any of its covenants contained in this Agreement or any of the Company’s representations and warranties contained in this Agreement is or becomes untrue, which breach or failure to perform or untruth (i) would give rise to the failure of a condition set forth in Section 7.02(a) or 7.02(b), and (ii) cannot be or has not been cured within 30 days after the giving of written notice to the Company of such breach (provided that Parent is not then in material breach of any representation, warranty or covenant contained in this Agreement);
          (d) by Parent:
     (i) if the Company Board or any committee thereof withdraws or modifies, in a manner adverse to Parent or Sub, or proposes to withdraw or modify, in a manner adverse to Parent or Sub, the Company Board Recommendation or its approval of this Agreement or the Merger, fails to recommend to the Company’s shareholders that they give the Company Shareholder Approval or approves or recommends, or publicly proposes to approve or recommend, any Company Takeover Proposal; or
     (ii) if following the public announcement of any Company Takeover Proposal, the Company Board fails to reaffirm publicly and unconditionally the Company Board Recommendation to the Company’s shareholders that they give the Company Shareholder Approval within 20 days of Parent’s written request for such public reaffirmation, which public reaffirmation must also include the unconditional rejection of such Company Takeover Proposal;
          (e) by the Company, if Parent breaches or fails to perform in any material respect any of its covenants contained in this Agreement which breach or failure to perform cannot be or has not been cured within 30 days after the giving of written notice to Parent of such breach (provided that the Company is not then in material breach of any representation, warranty or covenant contained in this Agreement);
          (f) by the Company prior to receipt of the Company Shareholder Approval in accordance with Section 8.05(b); provided, however, that the Company shall have complied with all provisions thereof, including the notice provisions therein; and

          (g) by the Company in accordance with Section 8.05(c); provided, however, that the Company shall have complied with all provisions thereof, including the notice provisions therein.
          SECTION 8.02. Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than the last sentence of Section 6.02, Section 6.08, this Section 8.02 and Article IX, which provisions shall survive such termination; provided, however, that no such termination shall relieve any party hereto from any liability or damages resulting from the wilful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement. In the event that the fee provided for in Section 6.08(b) is payable and is actually paid by the Company to Parent, such payment shall constitute the exclusive remedy of Parent and Sub for breaches of this Agreement or other claims that relate to the Transactions. In the event that the fee provided for in Section 6.08(c) is payable and is actually paid by Parent to the Company, such payment shall constitute the exclusive remedy of the Company for breaches of this Agreement or other claims that relate to the Transactions.
          SECTION 8.03. Amendment. This Agreement may be amended by the parties at any time before or after receipt of the Company Shareholder Approval; provided, however, that (i) after receipt of the Company Shareholder Approval, there shall be made no amendment that by Law requires further approval by the shareholders of the Company or Parent without the further approval of such shareholders and (ii) except as provided above no amendment of this Agreement by the Company shall require the approval of the shareholders of the Company. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.
          SECTION 8.04. Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 8.03, waive compliance with any of the agreements or conditions contained in this Agreement. Subject to the proviso in Section 8.03, no extension or waiver by the Company shall require the approval of the shareholders of the Company. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights. Nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.
          SECTION 8.05. Procedure for Termination, Amendment, Extension or Waiver. (a) A termination of this Agreement pursuant to Section 8.01, an amendment of this Agreement pursuant to Section 8.03 or an extension or waiver pursuant to Section 8.04 shall, in order to be effective, require in the case of Parent, Sub or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors. Termination of this Agreement prior to the Effective Time shall not require the approval of the shareholders of the Company.
          (b) The Company may terminate this Agreement pursuant to Section 8.01(f) only if (i) the Company Board has received a Superior Company Proposal, (ii) in light of such Superior Company Proposal the Company Board shall have determined in good faith after consultation with outside counsel that it is necessary for the Company Board to withdraw its recommendation that the Company’s shareholders give the Company Shareholder Approval in order to comply with its fiduciary duty under applicable Law, (iii) the Company has notified Parent in writing of the determination described in clause (ii) above, (iv) after at least three Business Days following receipt by Parent of the notice referred to in clause (iii) above, and taking into account any revised proposal made by Parent since receipt of the notice referred to in clause (iii) above, such Superior Company Proposal remains a Superior Company Proposal and the Company Board has again made the determination referred to in clause (ii) above, (v) the Company has not breached Section 5.02 in any respect that lead to, facilitated or aided the making of such Superior Company Proposal, (vi) the Company pays the fee due under Section 6.08(b) simultaneously with or prior to such termination and (vii) the Company Board concurrently approves, and immediately thereafter the Company enters into, a definitive agreement providing for the implementation of such Superior Company Proposal.
          (c) The Company may terminate this Agreement pursuant to Section 8.01(g) only if (i) the condition set forth in Section 7.02(d) has not been waived by Parent or satisfied, (ii) all other conditions set forth in Article VII have been satisfied or waived on or prior to the Closing Date, except for any condition that by its nature cannot be satisfied until at or immediately prior to the Closing, (iii) the Company has notified Parent in writing that it intends to terminate this Agreement pursuant to Section 8.01(g) if the condition set forth in Section 7.02(d) is not waived by Parent or satisfied and (iv) after at least three Business Days following receipt by Parent of the notice referred to in clause (iii) above, the condition set forth in Section 7.02(d) has not been waived by Parent or satisfied.
ARTICLE IX
General Provisions
          SECTION 9.01. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.
          SECTION 9.02. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
          (a) if to Parent or Sub, to:
Orbotech Ltd.
Sanhedrin Boulevard, North Industrial Zone
P.O. Box 215
Yavne 81101, Israel
Fax: +972 (8) 942 3533
Attention: Arie Weisberg
                    President and Chief Operating Officer
with a copy to:
Tulchinsky Stern Marciano Cohen & Co.
Museum Tower 4
Berkowitz St.
Tel Aviv 64238, Israel
Fax: +972 (3) 607 5050
Attention: David Cohen
and
Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
Fax: +1-212-474-3700
Attention: Richard Hall
          (b) if to the Company, to
Photon Dynamics, Inc.
5970 Optical Court
San Jose, CA 95138
Fax: +1-408-226-9910
Attention: Jeffrey Hawthorne,
                    President and Chief Executive Officer
with a copy to:

Photon Dynamics, Inc.
5970 Optical Court
San Jose, CA 95138
Fax: +1-408-360-3559
Attention: Carl Straub
Davis Polk & Wardwell
1600 El Camino Real
Menlo Park, California 94025
Fax: +1-650-752-2111
Attention: William M. Kelly
          SECTION 9.03. Definitions. (a) For purposes of this Agreement:
          An “affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.
          A “Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by applicable Law to close.
          A “Company Material Adverse Effect” means (a) a material adverse effect on the Company and its Subsidiaries, taken as a whole, or (b) a material adverse effect on the ability of the Company to perform its obligations under this Agreement within a reasonable period of time or to consummate the Merger and the other Transactions within a reasonable period of time; provided, however, that for purposes of Article VII, none of the following occurring after the date of signing of this Agreement shall be deemed either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there has been or is reasonably expected to be, a Company Material Adverse Effect under clause (a) above: (i) any adverse effect arising from or otherwise relating to (A) the announcement, pendency or consummation of the Merger and the other Transactions; (B) general economic, business, financial or market conditions in any of the jurisdictions or regions in which the Company or any Company Subsidiary conducts business, to the extent that such conditions do not have a disproportionate effect on the Company or any Company Subsidiary or (C) any condition or event that generally affects any of the industries or industry sectors in which the Company or any Company Subsidiary operates, to the extent that such condition or event does not have a disproportionate effect on the Company or any Company Subsidiary; (ii) any adverse effect arising from or otherwise relating to fluctuations in the value of any currency; (iii) any adverse effect arising from or otherwise relating to any act of terrorism or war, any regional, national or international calamity, natural disaster or any other similar event, to the extent that such event does not result in material damage to any of the assets or facilities of the Company or any Company Subsidiary (for the avoidance of doubt, with such materiality measured in reference to the Company and the Company Subsidiaries taken as a whole); (iv) any adverse effect arising from any changes (after the date of this Agreement) in GAAP; (v) any adverse effect arising from the taking of any action that is expressly required by this Agreement, excluding from this clause (v) actions (including non-actions) required to be taken or not to be taken under Section 5.01; (vi) in and of itself, any failure of the Company to meet internal or analysts’ expectations or projections, excluding from this clause (vi) the events giving rise to such failure; or (vii) in and of itself, any decline in the Company’s stock price, excluding from this clause (vii) the events giving rise to such decline.
          A “material adverse effect” on a party means a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of such party and its subsidiaries, taken as a whole.
          A “Parent Material Adverse Effect” means a material adverse effect on the ability of Parent or Sub to perform its obligations under this Agreement within a reasonable period of time or a material adverse effect on the ability of Parent or Sub to consummate the Merger and the other Transactions within a reasonable period of time.
          A “person” means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.
          A “subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.
          (b) The following terms have the meanings set forth in the Sections set forth below:

Definition	Location
“409A Authorities”	3.11(k)
“Adjusted Option”	6.05(a)
“Adjusted RSU”	6.05(a)
“affiliate”	9.03(a)
“Agreement”	Preamble
“AJCA”	3.11(k)
“Antitrust Laws”	6.03(c)
“Business Day”	9.03(a)
“Certificates”	2.02(b)
“CFIUS”	6.03(d)
“CGCL”	1.01
“Closing”	1.02
“Closing Date”	1.02
“Code”	2.02(g)

Definition	Location
“Company”	Preamble
“Company Benefit Agreements”	3.08(iv)
“Company Benefit Plans”	3.10
“Company Board”	3.04(b)
“Company Board Recommendation”	6.01(c)
“Company By-laws”	3.01
“Company Charter”	3.01
“Company Common Stock”	Recitals
“Company Common Stock Price”	2.01(c)
“Company Commonly Controlled Entity”	3.10
“Company Disclosure Letter”	Article III
“Company Material Adverse Effect”	9.03(a)
“Company Material Contracts”	3.19(a)
“Company Nonqualified Deferred Compensation Plan”	3.11(k)
“Company Participant”	3.08(iv)
“Company Pension Plan”	3.11(a)
“Company Preferred Stock”	3.03(a)
“Company Proxy Statement”	3.05(b)
“Company RSU”	6.05(d)
“Company SAR”	6.05(d)
“Company SEC Documents”	3.06(a)
“Company Shareholder Approval”	3.04(c)
“Company Stock Option”	6.05(d)
“Company Stock Plans”	6.05(d)
“Company Subsidiaries”	3.01
“Company Takeover Proposal”	5.02(e)
“Company Welfare Plan”	3.11(a)
“Confidentiality Agreement”	6.02
“Consent”	3.05(b)
“Continuing Employees”	6.06(a)
“Contract”	3.05(a)
“Defense Review Laws”	6.03(d)
“Dissenting Shares”	2.01(d)
“Effective Time”	1.03
“Environmental Laws”	3.14(a)
“ERISA”	3.11(a)
“ESPP”	6.05(d)
“Exchange Act”	3.05(b)
“Exchange Fund”	2.02(a)
“Exchange Ratio”	6.05(d)
“Exon Florio”	6.03(d)
“Filed Company SEC Documents”	3.08
“Financing”	4.07

Definition	Location
“Financing Commitment”	4.07
“GAAP”	3.06(b)
“Grant Date”	3.03(a)
“Governmental Entity”	3.05(b)
“Hazardous Materials”	3.14(c)
“HSR Act”	3.05(b)
“Indemnified Persons”	6.07(a)
“Intellectual Property Rights”	3.17(i)
“IRS”	3.09(n)
“ITAR”	6.03(f)
“Joint Filing”	6.03(e)
“Judgment”	3.05(a)
“Law”	3.05(a)
“Leased Real Property”	3.15(b)
“Lender”	4.07
“Liens”	3.02(a)
“LT Solar”	3.19(a)
“LT Solar Contracts”	3.19(a)
“material adverse effect”	9.03(a)
“Maximum Premium”	6.07(b)
“Merger”	Recitals
“Merger Consideration”	2.01(c)(2)
“Merger Filing”	1.03
“NASDAQ”	3.05(b)
“New Grant Cap”	5.01(a)
“Open Source Materials”	3.17(b)
“Outside Date”	8.01(b)
“Owned Real Property”	3.15(b)
“Parachute Gross Up Payment”	3.11(i)
“Parent”	Preamble
“Parent Articles”	4.01
“Parent Board”	4.04(b)
“Parent Material Adverse Effect”	9.03(a)
“Parent Memorandum of Association”	4.01
“Parent Ordinary Shares”	6.05(a)
“Parent SEC Documents”	4.03(a)
“Parent Subsidiary”	6.06(b)
“Paying Agent”	2.02(a)
“Permitted Liens”	3.15(a)
“person”	9.03(a)
“Post-Signing Returns”	6.10(a)
“Pre-Closing Period”	5.01(a)
“Primary Company Executives”	3.11(i)

Definition	Location
“qualified stock options”	6.05(a)
“Real Property Leases”	3.15(b)
“Representatives”	5.02(a)
“Salvador”	3.16
“Salvador Contracts”	3.19(a)
“SEC”	3.05(b)
“Securities Act”	3.06(b)
“Shareholders Meeting”	6.01(c)
“Sub”	Preamble
“subsidiary”	9.03(a)
“Superior Company Proposal”	5.02(e)
“Surviving Corporation”	1.01
“Tail Policies”	6.07(b)
“Tax Authority”	3.09(n)
“Taxes”	3.09(n)
“Tax Returns”	3.09(n)
“Trade Secrets”	3.17(i)
“Transactions”	1.01
“Voting Company Debt”	3.03(b)
          SECTION 9.04. Interpretation; Company Disclosure Letter. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. Any matter disclosed in any section of the Company Disclosure Letter shall be deemed disclosed only for the purposes of the specific Sections of this Agreement to which such section relates.
          SECTION 9.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that Transactions are fulfilled to the extent possible.
          SECTION 9.06. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.
          SECTION 9.07. Entire Agreement; No Third-Party Beneficiaries. This Agreement, taken together with the Company Disclosure Letter and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the Transactions and (b) except for Section 6.07, are not intended to confer upon any person other than the parties any rights or remedies.
          SECTION 9.08. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent the laws of California are mandatorily applicable to the Merger.
          SECTION 9.09. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Sub of any of its obligations under this Agreement. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
          SECTION 9.10. Enforcement. The parties agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall in such event be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity. Any and all suits, legal actions or proceedings arising out of this Agreement shall be brought in the United States District Court for the Southern District of New York; provided, however, that if (and only after) such Court determines that it lacks subject matter jurisdiction over any such suit, legal action or proceeding, such suit, legal action or proceeding shall be brought in any New York state court sitting in the Borough of Manhattan. Each party hereto hereby submits to and accepts the exclusive jurisdiction of such courts for the purpose of such suits, legal actions or proceedings. In any such suit, legal action or proceeding, each party hereto waives personal service of any summons, complaint or other process and agrees that service thereof may be made by certified or registered mail directed to it at its address for notices pursuant to this Agreement. To the fullest extent permitted by Law, each party hereto hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any such suit, legal action or proceeding in any such court and hereby further waives any claim that any suit, legal action or proceeding brought in any such court has been brought in an inconvenient forum. Each party expressly waives any right to trial by jury with respect to any suit, legal action or proceeding arising out of or relating to this Agreement.

          IN WITNESS WHEREOF, Parent, Sub and the Company have duly executed this Agreement, all as of the date first written above.

ORBOTECH LTD.,

by /s/ Yochai Richter

Name: Yochai Richter
Title: Active Chairman of the Board of Directors

by /s/ Raanan Cohen
Name: Raanan Cohen
Title: Chief Executive Officer

PDI ACQUISITION, INC.,

by /s/ Yochai Richter
Name: Yochai Richter
Title: Active Chairman of the Board of Directors

by /s/ Raanan Cohen
Name: Raanan Cohen
Title: Assistant Secretary

PHOTON DYNAMICS, INC.,

by /s/ Jeffrey A. Hawthorne
Name: Jeffrey A. Hawthorne
Title: President and Chief Executive Officer

LIST OF OMITTED SCHEDULES CONTAINED IN THE COMPANY DISCLOSURE LETTER

Schedule Section	Description

Section 3.01	Organization, Standing and Power

Section 3.02	Company Subsidiaries; Equity Interests

Section 3.03	Capital Structure

Section 3.05	No Conflicts; Consents

Section 3.06	Company SEC Documents; Undisclosed Liabilities

Section 3.08	Absence of Certain Changes or Events

Section 3.09	Taxes

Section 3.11	Benefit Plans; Excess Parachute Payments

Section 3.12	Litigation

Section 3.13	Compliance with Applicable Laws

Section 3.14	Environmental Matters

Section 3.15	Title to Properties

Section 3.17	Intellectual Property

Section 3.19	Contracts; Debt Instruments

Section 5.01	Conduct of Business

ANNEX B
OPINION OF CREDIT SUISSE SECURITIES (USA) LLC
CONFIDENTIAL
June 26, 2008
Board of Directors
Photon Dynamics, Inc.
5970 Optical Court
San Jose, CA 95138
Members of the Board:
You have asked us to advise you with respect to the fairness to the holders of shares of common stock, no par value, (“Company Common Stock”) of Photon Dynamics, Inc. (the “Company”), from a financial point of view, of the Merger Consideration (as defined below) to be received by such holders pursuant to the terms of the Agreement and Plan of Merger and Reorganization dated as of June 26, 2008 (the “Merger Agreement”) among the Company, Orbotech Ltd. (the “Acquiror”) and PDI Acquisition, Inc., a wholly owned subsidiary of the Acquiror (the “Merger Sub”). The Merger Agreement provides for, among other things, the merger (the “Merger”) of the Company with the Merger Sub pursuant to which the Company will become a wholly owned subsidiary of the Acquiror and each outstanding share of Company Common Stock will be converted into the right to receive $15.60 in cash (the “Merger Consideration”).
In arriving at our opinion, we have reviewed the Merger Agreement and certain related agreements and certain publicly available business and financial information relating to the Company and the Acquiror. We also have reviewed certain other information relating to the Company, including financial forecasts relating to the Company, provided to or discussed with us by the Company, and have met with the management of the Company to discuss the business and prospects of the Company. We also have considered certain financial and stock market data of the Company, and we have compared that data with similar data for other publicly held companies in businesses we deemed similar to the business of the Company, and we have considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have been effected or announced. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that we deemed relevant.
In connection with our review, we have not independently verified any of the foregoing information and have assumed and relied on such information being complete and accurate in all material respects. With respect to the financial forecasts for the Company, the management of the Company has advised us, and we have assumed, that such financial forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company’s management as to the future financial performance of the Company. We also have assumed, with your consent, that in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company or the Merger and that the Merger will be consummated in accordance with the terms of the Merger Agreement, without waiver, modification or amendment of any material term, condition or agreement thereof. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluations or appraisals.
Our opinion addresses only the fairness, from a financial point of view, to the holders of Company Common Stock, of the Merger Consideration to be received in the Merger, and does not address any other aspect or implication of the Merger or any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise, including, without limitation, the fairness of the amount or nature of, or any other aspect relating to, any compensation to any officers, directors or employees of any party to the Merger, or class of such persons, relative to

B-1

the Merger Consideration or otherwise. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. The issuance of this opinion was approved by our authorized internal committee. Our opinion does not address the merits of the Merger as compared to alternative transactions or strategies that might be available to the Company, nor does it address the underlying decision of the Company to proceed with the Merger.
We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. We also became entitled to receive a fee upon the rendering of our opinion. In addition, the Company has agreed to indemnify us for certain liabilities and other items arising out of our engagement. We are a full service securities firm engaged in securities trading and brokerage activities, as well as providing investment banking and other financial services. In the ordinary course of business, we and our affiliates may acquire, hold or sell, for our and our affiliates’ own accounts and for the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of the Company, the Acquiror and any other company that may be involved in the Merger, as well as provide investment banking and other financial services to such companies.
It is understood that this letter is for the information of the Board of Directors of the Company in connection with its consideration of the Merger and does not constitute advice or a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the proposed Merger.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the holders of Company Common Stock in the Merger is fair, from a financial point of view, to such holders.

Very truly yours, /s/ Credit Suisse Securities (USA) LLC

B-2

ANNEX C
SECTIONS 1300 THROUGH 1313 OF THE CALIFORNIA GENERAL CORPORATION LAW
Section 1300.
     (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.
     (b) As used in this chapter, “dissenting shares” means shares which come within all of the following descriptions:
          (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or (B) listed on the National Market System of the NASDAQ Stock Market, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.
          (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.
          (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.
          (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.
     (c) As used in this chapter, “dissenting shareholder” means the recordholder of dissenting shares and includes a transferee of record.
Section 1301.
     (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, that corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of that approval, accompanied by a copy of Sections 1300, 1302, 1303, and 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder’s right under those sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.
     (b) Any shareholder who has a right to require the corporation to purchase the shareholder’s shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase shares shall make written demand upon the corporation for the purchase of those shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (A) or (B)

of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders’ meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.
     (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what that shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at that price.
Section 1302.
Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder’s certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.
Section 1303.
     (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.
     (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.
Section 1304.
     (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.
     (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.
     (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.
Section 1305.
     (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.
     (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.
     (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.
     (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.
     (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys’ fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).
Section 1306.
To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.
Section 1307.
Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.
Section 1308.
Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.
Section 1309.
Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:
     (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys’ fees.
     (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.
     (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

     (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder’s demand for purchase of the dissenting shares.
Section 1310.
If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.
Section 1311.
This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.
Section 1312.
     (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.
     (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder’s shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder’s shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days’ prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.
     (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.
Section 1313.
A conversion pursuant to Chapter 11.5 (commencing with Section 1150) shall be deemed to constitute a reorganization for purposes of applying the provisions of this chapter, in accordance with and to the extent provided in Section 1159.

SPECIAL MEETING OF SHAREHOLDERS
PROXY
OF
PHOTON DYNAMICS, INC.
     , 2008
This proxy is being solicited by the Board of Directors of Photon Dynamics, Inc.
          The undersigned, having read the Notice of Special Meeting of Shareholders and the Proxy Statement dated       , 2008, receipt of which are hereby acknowledged, hereby appoint(s) Jeffrey A. Hawthorne and James P. Moniz and each of them, with full power and authority to act without the other and with full power of substitution, as proxies to represent and vote, as directed herein, all shares the undersigned is entitled to vote at the special meeting of shareholders of Photon Dynamics, Inc. to be held at 9:00 a.m., local time, on     , 2008, at the offices of Photon Dynamics, at 5970 Optical Court, San Jose, California, and all continuations, adjournments or postponements thereof.
          You are encouraged to specify your choices by marking the appropriate boxes. This proxy will be voted as specified by you, but if no choice is specified, it will be voted FOR the proposal described on this proxy card. Please complete your voting selection, date, sign and mail your proxy card in the envelope provided as soon as possible.
          The Board of Directors unanimously recommends a vote FOR:
1.	Approval of the Agreement and Plan of Merger and Reorganization, dated as of June 26, 2008, among Orbotech Ltd., PDI Acquisition, Inc., a California corporation and an indirect wholly-owned subsidiary of Orbotech Ltd., and Photon Dynamics, Inc., and the principal terms of the merger contemplated by such merger agreement.

FOR ☐	AGAINST ☐	ABSTAIN ☐
(continued, and to be signed and dated, on reverse side)

          IN THEIR DISCRETION THE PROXIES ARE AUTHORIZED AND EMPOWERED TO VOTE UPON OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE SPECIAL MEETING AND ALL CONTINUATIONS, ADJOURNMENTS OR POSTPONEMENTS THEREOF, INCLUDING, IF SUBMITTED TO A VOTE OF THE SHAREHOLDERS, A MOTION TO ADJOURN THE SPECIAL MEETING TO ANOTHER TIME OR PLACE FOR THE PURPOSE OF SOLICITING ADDITIONAL PROXIES.
NAME(S):
DATE:

NOTE:	Please sign your name exactly as it appears on your stock certificate(s). Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, partnership or other entity, please sign in full.